    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1996
                                                     REGISTRATION NO. 333-4396
==============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                    ------


                               AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                    ------


                     COMMODORE APPLIED TECHNOLOGIES, INC.
            (Exact Name of registrant as specified in its charter)

            Delaware                                   4953                                 11-3312952
(State or other jurisdiction                 (Primary Standard Industrial                (I.R.S. Employer
of incorporation or organization)             Classification Code Number)              Identification Number)


                       150 East 58th Street, Suite 3400
                           New York, New York 10155
            telephone: (212) 308-5800; telecopier: (212) 753-0731
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                    ------
                              PAUL E. HANNESSON
                                  President
                     Commodore Applied Technologies, Inc.
                       150 East 58th Street, Suite 3400
                           New York, New York 10155
            telephone: (212) 308-5800; telecopier: (212) 753-0731
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    ------
                                  Copies to:

   STEPHEN A. WEISS, ESQ.                        LAWRENCE B. FISHER, ESQ.
  SPENCER G. FELDMAN, ESQ.                    Orrick, Herrington & Sutcliffe
Greenberg, Traurig, Hoffman,                         666 Fifth Avenue
   Lipoff, Rosen & Quentel                       New York, New York 10103
    153 East 53rd Street                         telephone: (212) 506-5000
  New York, New York 10022                      telecopier: (212) 506-5151
  telephone: (212) 801-9200
 telecopier: (212) 223-7161

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                    ------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
==============================================================================

                     COMMODORE APPLIED TECHNOLOGIES, INC.
                            CROSS REFERENCE SHEET
                  PURSUANT TO ITEM 501(B) OF REGULATION S-K

    Item
   Number                  Item Caption in Form S-1                               Location in Prospectus
 ----------   --------------------------------------------------   ----------------------------------------------------
1.           Forepart of the Registration Statement and Outside Front
             Cover Page of Prospectus ..............................    Outside Front Cover Page of Prospectus
2.           Inside Front and Outside Back Cover Pages of
             Prospectus ............................................    Inside Front Cover Page of Prospectus; Back Cover Page
                                                                        of Prospectus
3.           Summary Information, Risk Factors and Ratio of Earnings
             to Fixed Charges ......................................    Prospectus Summary; Risk Factors
4.           Use of Proceeds .......................................    Use of Proceeds
5.           Determination of Offering Price .......................    Outside Front Cover Page of Prospectus; Underwriting
6.           Dilution ..............................................    Dilution
7.           Selling Security Holders ..............................    Not applicable
8.           Plan of Distribution ..................................    Outside Front Cover Page of Prospectus; Underwriting
9.           Description of Securities to Be Registered ............    Prospectus Summary; Capitalization; Description of
                                                                        Securities
10.          Interests of Named Experts and Counsel ................    Legal Matters; Experts
11.          Information with Respect to the Registrant ............    Outside Front Cover Page of Prospectus; Prospectus Summary;
                                                                        Risk Factors; The Company; Use of Proceeds; Capitalization;
                                                                        Dividend Policy; Dilution; Selected Consolidated
                                                                        Financial Data; Management's Discussion and Analysis of
                                                                        Financial Condition and Results of Operations; Business;
                                                                        Management; Principal Stockholders; Certain
                                                                        Relationships and Related Transactions; Description of
                                                                        Securities; Shares Eligible for Future Sale; Consolidated
                                                                        Financial Statements; Outside Back Cover Page of Prospectus
12.          Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities ........................    Not applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED JUNE 25, 1996
PROSPECTUS
                     5,000,000 SHARES OF COMMON STOCK AND
             5,000,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS
                     COMMODORE APPLIED TECHNOLOGIES, INC.
                                    ------

   Commodore Applied Technologies, Inc., a Delaware corporation (the "Company"), hereby offers (the "Offering") 5,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), and 5,000,000 Redeemable Common Stock Purchase Warrants (the "Warrants"). The shares of Common Stock and the Warrants are sometimes hereinafter together referred to as the "Securities." Until the completion of this Offering, the shares of Common Stock and the Warrants offered hereby may only be purchased together on the basis of one share of Common Stock and one Warrant, but will trade separately immediately after the Offering. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at an initial exercise price of
$   per share [140% of the initial public offering price per share of Common
Stock], subject to adjustment, at any time commencing one year after the date of this Prospectus until five years after the date of this Prospectus. Commencing 18 months after the date of this Prospectus, the Warrants are subject to redemption by the Company, in whole but not in part, at $.01 per Warrant on 30 days' prior written notice provided that the average closing sale price of the Common Stock as reported on the American Stock Exchange (the "AMEX") equals or exceeds $18.00 per share (subject to adjustment under certain circumstances) for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Securities."

   Prior to this Offering, there has been no public market for the Securities and there can be no assurance that such a market will develop after the completion of this Offering or, if developed, that it will be sustained. It is currently anticipated that the initial public offering prices of the Common Stock and the Warrants will be $6.00 per share and $.10 per Warrant, respectively. For information regarding the factors considered in determining the initial public offering prices of the Securities and the terms of the Warrants, see "Risk Factors" and "Underwriting." The Common Stock and the Warrants have been approved for listing on the AMEX under the symbols "CXI" and "CXIW," respectively.


 THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK  AND IMMEDIATE
                   SUBSTANTIAL DILUTION. SEE "RISK FACTORS"
                     BEGINNING ON PAGE 7 AND "DILUTION."
                                    ------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================
                          Price to     Underwriting     Proceeds to
                           Public     Discounts (1)     Company (2)
- -----------------------------------------------------------------------------
Per Share ......        $              $                 $
- -----------------------------------------------------------------------------
Per Warrant  ...        $              $                 $
- -----------------------------------------------------------------------------
Total (3)  .....     $              $                 $
=============================================================================

                                             (see footnotes on following page)

   The Securities are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the Securities will be made against payment at the offices of National Securities Corporation, Seattle, Washington, on or
about          , 1996.

                       NATIONAL SECURITIES CORPORATION

                The date of this Prospectus is         , 1996

- ------

(1) Does not include additional compensation payable to National Securities Corporation, the representative of the several Underwriters (the "Representative"), in the form of a non-accountable expense allowance. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with the Underwriters and other compensation payable to the Representative.


(2) Before deducting estimated expenses of $475,000 payable by the Company, excluding the non-accountable expense allowance payable to the Representative.


(3) The Company has granted to the Underwriters an option exercisable within 45 days after the date of this Prospectus to purchase up to 750,000 additional shares of Common Stock and/or up to 750,000 additional Warrants upon the same terms and conditions as set forth above, solely to cover over-allotments, if any (the "Over-allotment Option"). If such Over-allotment Option is exercised in full, the total Price to Public,
    Underwriting Discounts and Proceeds to the Company will be $    , $
    and $    , respectively. See "Underwriting."
                                    ------

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OR WARRANTS OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

   The Company intends to furnish its stockholders with annual reports containing financial statements audited and reported upon by its independent certified public accountants after the end of each fiscal year, and make available such other periodic reports as the Company may deem to be appropriate or as may be required by law.

                              PROSPECTUS SUMMARY

   The following summary is qualified by, and must be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all share and per share information in this Prospectus does not give effect to (i) any exercise of the Underwriters' Over-allotment Option, (ii) the issuance of up to 5,000,000 shares of Common Stock upon exercise of the Warrants, (iii) the issuance of up to 500,000 shares of Common Stock and 500,000 Warrants upon exercise of the Representative's Warrants, (iv) the issuance of up to 500,000 shares of Common Stock upon exercise of Warrants underlying the Representative's Warrants, (v) the issuance of up to 1,352,500 shares of Common Stock upon exercise of stock options outstanding as of the date of this Prospectus, and (vi) the issuance of up to 647,500 additional shares of Common Stock reserved for issuance upon exercise of additional stock options that may be granted under the Company's 1996 Stock Option Plan. As used herein, the term "Company" refers to Commodore Applied Technologies, Inc. and its subsidiaries. See "Executive Compensation -- Stock Options" and "Underwriting."

                                 THE COMPANY

   Commodore Applied Technologies, Inc. is an environmental technology company which has developed and intends to commercialize its patented process known as AGENT 313.(TR) Based on the results of its extensive testing, the Company believes that AGENT 313 is capable of effectively treating and decontaminating soils and other materials, including sludges, sediments, oils and other hydrocarbon liquids, metals and porous and non-porous structures and surfaces, by destroying polychlorinated biphenyls ("PCBs"), pesticides, dioxins, chlorinated substances, chemical and biological phosphates and other toxic contaminants to an extent sufficient to satisfy current federal environmental guidelines. The Company also believes that, based on the results of its additional tests, AGENT 313 is capable of neutralizing chemical weapons materials and warfare agents and of concentrating certain radioactive wastes for more effective disposal. Tests of AGENT 313 have been conducted since 1989 and have been financed to date by the Company principally from borrowings and investments from its stockholders. AGENT 313 is based upon solvated electron chemistry, in which solvents such as anhydrous liquid ammonia are mixed with various active metals to produce a solvated electron solution.

   On March 15, 1996, the United States Environmental Protection Agency ("EPA") issued to the Company a Nationwide Permit for PCB Disposal, which allows the Company to use AGENT 313 on-site to treat PCB-contaminated soils and metallic surfaces. In order to obtain such permit, the Company underwent a monitored evaluation by the EPA and was successful in demonstrating that AGENT 313 was capable of treating PCB-contaminated materials to residual PCB levels at or below regulatory-required limits. Based on the EPA's listing of national operating permits, the Company believes that it possesses the only non-thermal PCB treatment technology for multiple applications currently permitted under the EPA's Alternate Destruction Technology Program.

   On April 3, 1996, the Company was selected by the U.S. Department of Commerce as one of nine companies to participate in the Rapid Commercialization Initiative ("RCI"), which is a component of the Clinton Administration's efforts to streamline the commercialization process for new environmental technologies, and to build cooperative interactions between business and government to bring environmental technologies to market more rapidly and efficiently. Under the RCI, the Company intends to form "working partnerships" with the EPA and other governmental agencies for the purpose of developing and implementing policies and strategies for the commercialization of AGENT 313. Although there is no funding through the RCI, it is expected that under the program the EPA and other governmental agencies will provide permitting and siting assistance to facilitate and expedite the issuance of permits for site specific demonstrations of AGENT 313 and verification assistance to certify and publish the on-site test results of the demonstrations.

   Most of the other available environmental treatment and disposal methods for toxic substances involve safety risks with respect to air pollution and transportation of hazardous materials. In addition, these other methods may not produce a permanent solution, as certain of these processes result in large volumes of residual waste which may require further treatment prior to disposal. A number of these methods are also encountering increased public resistance and added regulatory oversight.

   According to the Environmental Business Journal, the global market for environmental products and services was approximately $420 billion in 1995 and is expected to reach $500 billion annually by the year 2000. Additionally, the treaty adopted by the Chemical Weapons Convention of 1993, which has been ratified by 49 nations to date, mandates the worldwide destruction of all chemical weapon stocks within ten years after final approval of the treaty by a total of 65 nations. While neither the United States nor Russia has yet ratified the treaty, the United States Senate Foreign Relations Committee recommended Senate ratification on April 25, 1996, and the ratification vote of the full Senate is expected to occur in late spring or early summer 1996. In reports released by the United States Department of Defense, the United States military and other government agencies have estimated that approximately $12 billion will be spent over the next ten years for the destruction of domestic stockpile and non-stockpile chemical weapons and chemical warfare agents.

   The Company's business strategy is to establish collaborative joint working and marketing arrangements with established engineering and environmental service organizations. The Company intends to enter into these relationships (i) in projects involving specific applications throughout the marketplace or in projects involving specific industries, or (ii) as licensing arrangements with third parties. The Company is currently negotiating potential working arrangements with several companies, including Teledyne Brown Engineering, Inc., a subsidiary of Teledyne Inc. ("Teledyne Brown"), and Sverdrup Corporation ("Sverdrup"), and is bidding, in collaboration with such companies, for certain decontamination projects. See "Business."

   Although the Company believes that it will be able to enter into one or more definitive agreements with collaborative partners and be awarded contracts to use AGENT 313 in decontamination projects, there can be no assurance that any of these discussions will result in collaborative agreements or contract awards. Even if such contracts are awarded, AGENT 313 has never been utilized on a large-scale basis, and there is no assurance that AGENT 313 will perform successfully on a large-scale commercial basis or that it will be profitable to the Company. There can also be no assurance that AGENT 313 will not be superseded by other competing technologies. See "Risk Factors."

                              THE CAPITALIZATION

   Unless otherwise indicated, this Prospectus gives effect to the following transactions:


   (a) on March 29, 1996, the Company's sole stockholder, Commodore Environmental Services, Inc. ("Commodore"), in exchange for the issuance of 15,000,000 shares of Common Stock, capitalized the Company by (i) contributing 90.05% of the outstanding common stock of Commodore Laboratories, Inc. ("Commodore Labs"), and 100% of the outstanding capital stock of four related subsidiaries of Commodore to the Company, (ii) assigning all right, title and interest in its contracts, assets and properties relating to AGENT 313 to the Company, and (iii) contributing to the Company $3,000,000 of a promissory note payable by the Company to Commodore in the outstanding amount of $8,925,426 as of December 31, 1995, representing loans and advances made to or for the benefit of the Company to fund the development of AGENT 313 (the "Commodore Funding Note"); and

   (b) upon completion of this Offering, (i) Commodore will acquire the remaining 9.95% of the outstanding shares of common stock of Commodore Labs from Albert E. Abel, the Company's Senior Vice President and Chief Scientist, for $3,000,000 and contribute such shares to the Company for no additional consideration, and the Company will, from the net proceeds of this Offering, settle all outstanding obligations for compensation payable to Mr. Abel and for amounts receivable by the Company from Mr. Abel in the approximate net amount of $120,000, (ii) $4,000,000 of the Commodore Funding Note will be converted into a new five-year 8% promissory note to be issued by the Company to Commodore (the "New Commodore Note"), and (iii) the balance of the Commodore Funding Note in the amount of $1,925,426 will be repaid by the Company from the net proceeds of the Offering (collectively, the "Offering Transactions").

   See "Use of Proceeds," "Capitalization" and "Certain Relationships and Related Transactions -- Organization and Capitalization of the Company."

                                 THE OFFERING

Securities Offered ............  5,000,000 shares of Common Stock and
                                 5,000,000 Warrants.


Terms of Warrants..............  Each Warrant entitles the holder thereof to purchase, at any time commencing one year after the date of this Prospectus until five years after the date of this Prospectus, one share of Common Stock at a price of $ per share [140% of the initial public offering price per share of Common Stock], subject to adjustment. Commencing 18 months after the date of this Prospectus, the Warrants are subject to redemption by the Company, in whole but not in part, at $.01 per Warrant on 30 days' prior written notice provided that the average closing sale price of the Common Stock as reported on the AMEX equals or exceeds $18.00 per share, subject to adjustment, for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Securities."


Common Stock outstanding prior
  to the Offering..............  15,000,000 shares of Common Stock.

Securities to be outstanding
  after the Offering...........  20,000,000 shares of Common Stock and
                                 5,000,000 Warrants.

Use of Proceeds................  The Company intends to apply the net proceeds of this Offering to fund proposed collaborative ventures; additional research and development costs; lease and equip an additional facility; repayment of an outstanding bank line of credit and intercompany indebtedness; collateralization of a bank loan of Commodore; and for working capital and general corporate purposes. In the event and to the extent that the Over-allotment Option is exercised, Commodore has the right to require the application of any net proceeds from the Over-allotment Option to the prepayment of all or a portion of the New Commodore Note. See "Use of Proceeds."


AMEX Symbols:

  Common Stock ................  CXI

  Warrants ....................  CXIW


                                 RISK FACTORS

   An investment in the Securities offered hereby involves a high degree of risk and should be made only by investors who can afford the loss of their entire investment. Such risk factors include, among others, limited operating history, historical net losses and continued expected future losses, going concern disclosure in independent auditor's report, no assurance of collaborative agreements, licenses or project contracts, risk of environmental liability, potential need for additional financing, control by principal stockholder, potential conflicts of interest, broad discretion in application of proceeds, benefits to related parties and no assurance of public trading market. See "Risk Factors" beginning on page 7.

                            SUMMARY FINANCIAL DATA

   The summary financial data included in the following table as of December 31, 1995, for the years ended December 31, 1993, 1994 and 1995 and for the period January 1, 1994 (date of commencement of development stage) to December 31, 1995 are derived from the Consolidated Financial Statements appearing elsewhere herein. The summary financial data for the years ended December 31, 1993, 1992 and 1991 are those of Commodore Laboratories, Inc. and Subsidiary, which is the predecessor of the Company, and are therefore not comparable to the summary financial data of the Company for subsequent periods. The summary financial data as of March 31, 1996, for the three months ended March 31, 1995 and 1996 and for the period January 1, 1994 (date of commencement of development stage) to March 31, 1996 are unaudited and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. Financial data for the three months ended March 31, 1996 are not necessarily indicative of the results of operations to be expected for the entire year. The summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto appearing elsewhere herein.

Consolidated Statement of Operations(4):

                                                       Year Ended December 31,
                          -------------------------------------------------------------------------------
                              1991            1992            1993             1994              1995
                          -------------   ------------    -------------   ---------------   -------------
                              Commodore Laboratories, Inc.
Revenue:                         (Predecessor Company)
   Research and
     development
     projects  ........     $  67,655       $145,000       $ 154,489      $       116        $         0
                          -------------   ------------    -------------   ---------------    ------------
Costs and expenses:
   Research and
     development  .....        38,425         17,600         170,992          380,387           1,815,231
   General and
     administrative  ..       194,066        185,024         173,292        1,368,938           1,772,909
   Write-off of original
     in process
     technology  ......                                                     2,423,662
                          -------------   ------------    -------------   ---------------     ------------
Loss from operations  .      (164,836)       (57,624)       (189,795)      (4,172,871)         (3,588,140)
Interest income  ......         6,604          6,564           6,546            6,546               6,528
Interest expense  .....       (17,107)       (14,779)       (290,386)         (550,542)          (274,369)
                          -------------   ------------    -------------   ---------------   --------------
Net loss  .............     $ (175,339)     $ (65,839)     $ (473,635)    $ (4,716,867)      $ (3,855,981)
                          =============   ============    =============   ===============   ==============
Net loss per share(1) .                                                   $       (.31)      $       (.26)
                                                                          ===============     ============
Pro forma net loss per
   share (1)(2) .......                                                                      $       (.23)
                                                                                              ============
   ============
Cash dividends paid  ..              0              0               0                0                  0




                                                     January 1, 1994
                                                        (Date of
                                                      Commencement
                                                       of Develop-
                           Three Months Ended         ment Stage) to
                              March 31,                   March 31,
                         ------------------------------------------------
                              1995           1996               1996
                          -----------     ------------       -----------

Revenue:
   Research and
     development
     projects  ........     $       0      $        0        $       116
                          -----------     ------------       -----------
Costs and expenses:
   Research and
     development  .....       396,786         368,422          2,564,040
   General and
     administrative  ..       358,627         364,493          3,506,340
   Write-off of original
     in process
     technology  ......                                        2,423,662
                          -----------     ------------       -----------
Loss from operations  .     (755,413)        (732,915)        (8,493,926)
Interest income  ......        1,632            1,654             14,728
Interest expense  .....      (58,821)        (190,370)        (1,015,281)
                          -----------     ------------       ------------
Net loss  .............   $ (812,602)       $(921,631)       $(9,494,479)
                          ===========    =============       ============
Net loss per share(1) .   $     (.05)       $    (.06)
                          ============   ============
Pro forma net loss per
   share (1)(2) .......                       $  (.05)
                                         ============
Cash dividends paid  ..           0                 0                  0


CONSOLIDATED BALANCE SHEET DATA(4):


                                  December 31, 1995           March 31, 1996
                                                     -------------------------------
                                                                             As
                                                          Actual        Adjusted(3)
                                                      --------------    -------------
Working capital (deficit)  ....      $(9,629,210)      $(7,627,818)     $22,042,182
Total assets  .................        1,090,593         1,174,313       24,939,991
Total liabilities  ............        9,632,964         7,638,315        4,733,993
Stockholders' equity (deficit) .      (8,542,371)       (6,483,374)      20,186,626



- ------
(1) Net loss per share is calculated on the basis of 15,000,000 shares of Common Stock being outstanding for each period presented. See Note 2 of Notes to Consolidated Financial Statements.

(2) Reflects the net loss per share after giving effect to the repayment of an outstanding bank line of credit and a portion of the Commodore Funding
    Note in the aggregate amount of $3,925,000 effective January 1, 1995, elimination of interest expense on the $3,000,000 portion of the Commodore Funding Note converted to equity and repayment of $120,000 of notes payable, from the net proceeds of this Offering. The number of shares outstanding used in the calculation of pro forma loss per share was adjusted to include the number of shares offered hereby required to repay the foregoing $4,045,000 of debt. See "Use of Proceeds."

(3) Gives effect on an as adjusted basis to (i) the Offering Transactions and
    (ii) the sale by the Company of the Securities offered hereby at an assumed initial public offering price of $6.00 per share and $.10 per Warrant and the initial application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Certain Relationships and Related Transactions."

(4) The summary financial data for the years ended December 31, 1993, 1992 and 1991 are those of Commodore Laboratories, Inc. (formerly A.L. Sandpiper Corporation) and Subsidiary, which is the predecessor of the Company, and the summary financial data for subsequent periods reflect the cost of the acquisition of Commodore Labs pushed down from Commodore.

                                 RISK FACTORS


   An investment in the Securities offered hereby involves a high degree of risk and should be made only by investors who can afford the loss of their entire investment. Prospective investors should carefully review and consider the risk factors described below.

LIMITED OPERATING HISTORY; NET LOSSES; FUTURE LOSSES; INITIAL
COMMERCIALIZATION STAGE; GOING CONCERN DISCLOSURE IN INDEPENDENT AUDITORS'
REPORT

   The Company's limited operating history has consisted primarily of development of AGENT 313 and remediation equipment, conducting laboratory tests, and planning on-site tests and demonstrations. The Company is subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of market acceptance, failure to establish business relationships, and competitive disadvantages as against larger and more established companies. At December 31, 1995 and March 31, 1996, the Company had an accumulated stockholders' deficit of $(8,542,371) and $(6,483,374), respectively, and a working capital deficit of $(9,629,210) and $(7,627,818), respectively. Additionally, as of March 31, 1996, the Company had outstanding indebtedness in an aggregate principal amount of $5,925,426 at an interest rate of 8% per annum, all of which is owed to Commodore, the Company's sole stockholder, pursuant to the Commodore Funding Note, and an additional $978,896, which represented advances to the Company made by Commodore in the three months ended March 31, 1996, which were repaid by the Company subsequent to its obtaining a line of credit provided by a commercial bank in April 1996.


   The Company anticipates that it will continue to incur significant operating losses through 1996 and may incur additional losses thereafter, depending upon its ability to consummate collaborative working arrangements or licenses with third parties and the operation and financial success of any decontamination projects which the Company and its potential working partners may be awarded. The Company has had no meaningful revenues to date, and there can be no assurance as to when or whether it will be able to commercialize AGENT 313. AGENT 313 has never been utilized on a large-scale basis, and there can be no assurance that AGENT 313 will perform successfully on a large-scale commercial basis or that it will be profitable to the Company. The Company's ability to operate its business successfully will depend on a variety of factors, many of which are outside the Company's control, including: competition, cost and availability of raw material supplies, changes in governmental initiatives and requirements, changes in EPA and other regulatory requirements, and the costs associated with equipment repair and maintenance. The report of the independent auditors with respect to the Company's consolidated financial statements included in this Prospectus includes a "going concern" qualification, indicating that the Company's significant losses and deficits in working capital and stockholders' equity raise substantial doubt about the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and Consolidated Financial Statements.

NO ASSURANCE OF COLLABORATIVE AGREEMENTS, LICENSES OR PROJECT CONTRACTS


   The Company's business strategy is based upon entering into collaborative joint working arrangements with established engineering and environmental companies, or formal joint venture agreements relative to the application of AGENT 313 as an enabling technology for specified industries or markets. Neither the Company nor any of its prospective collaborative joint ventures have been awarded any project contracts. There is no assurance that the Company will enter into definitive joint project arrangements or joint venture collaborative agreements with its prospective working partners or others, or that such agreements, if entered into, will be on terms and conditions that are sufficiently attractive to the Company to enable it to generate profits.


   In the event the Company is unable to enter into commercially attractive collaborative working arrangements for one or more commercial or industrial remediation projects, in order to produce revenues for the Company, it may be necessary to license AGENT 313 to unaffiliated third parties. There is no assurance that the Company will be able to enter into such license arrangements or that such licenses will produce any income to the Company. See "Business." Even if the Company is able to complete one or more joint working arrangements, there is no assurance that the Company and its working partners will be awarded contracts to perform decontamination or remediation projects. Even if such contracts are awarded, there is no assurance that these contracts will be profitable to the Company. In addition, any project contract which may be awarded to the Company and/or any of its joint working partners may be curtailed, delayed, redirected or eliminated at any time. Problems experienced on any specific project, or delays in the implementation and funding of projects, could materially adversely affect the Company's business and financial condition.

UNCERTAINTY OF MARKET ACCEPTANCE

   Many prospective users of AGENT 313 have already committed substantial resources to other forms of environmental remediation technology, including incineration, plasma arc, vitrification, molten metal, molten salt, chemical neutralization, catalytic electrochemical oxidation and supercritical wet oxidation. The Company's growth and future financial performance will depend on demonstrating to prospective collaborative partners and users the advantages of AGENT 313 over alternative technologies. There can be no assurance that the Company and its prospective collaborative partners will be successful in this effort. See "Business -- Commercialization and Marketing Strategy." It is also anticipated that the market for decontamination of hazardous materials will continue to decline over an extended period, as past environmental degradation is corrected, and as the private and public sectors limit further pollution through the prohibition on the production and use of a broad range of hazardous materials and through the modification and improved efficiency of varied manufacturing processes. See "Business -- Market Overview."

DEPENDENCE ON JOINT WORKING PARTNERS


   The Company believes that its collaborative joint working arrangements will limit the Company's participation in decontamination projects to technical support and the formulation of AGENT 313. The Company may be required to bear a portion of the operational costs of such collaborative efforts. Accordingly, the profitability of each remediation project and the Company's financial success may be largely dependent upon the abilities and financial resources of its working partners. See "Business -- Collaborative Working Arrangements."


RISK OF ENVIRONMENTAL LIABILITY

   The Company's operations are subject to numerous federal, state and local laws and regulations relating to the storage, handling, emission, transportation and discharge of hazardous waste materials, and the use of specialized technical equipment in the processing of such materials. There is always the risk that such materials might be mishandled, or that there might be equipment or technology failures, which could result in significant claims for personal injury, property damage, and clean-up or remediation. Any such claims against the Company could have a material adverse effect on the Company. In addition, in the event that off-site treatment, storage or disposal facilities utilized by the Company for final disposition of waste products from AGENT 313 are targeted for investigation and cleanup under applicable environmental laws, the Company could incur liability as a generator of such materials or by virtue of having arranged for their transportation and disposal. The Company may be required to obtain environmental liability insurance in the future in amounts greater than those it currently maintains as AGENT 313 is commercialized. There can be no assurance that such insurance will provide coverage against all claims, and claims may be made against the Company (even if covered by the Company's insurance policy) for amounts substantially in excess of applicable policy limits. Any such event could have a material adverse effect on the Company. See "Business -- Environmental Matters."

POTENTIAL NEED FOR ADDITIONAL FINANCING


   The Company's future capital requirements could vary significantly and will depend on certain factors, many of which are not within the Company's control. These include the existence and terms of any collaborative arrangements; the ongoing development and testing of AGENT 313 as a remediation and industrial waste management technology; the nature and timing of remediation and clean-up projects and permits required; and the availability of financing.

   The Company may not be able to enter into favorable business collaborations and might thus be required to bid upon projects for its own account. If such bids were successful, the Company would be required to make significant expenditures on personnel and capital equipment which would require significant financing in amounts substantially in excess of the net proceeds of this Offering. In addition, the Company's lack of operational experience and limited capital resources could make it difficult, if not highly unlikely, to successfully bid on major reclamation or clean-up projects. In such event, the Company's business development could be limited to remediation of smaller commercial and industrial sites with significantly lower potential for profit.

   In addition, the expansion of the Company's business will require the commitment of significant capital resources toward the hiring of technical and operational support personnel and the building of equipment to be used both for on-site test demonstrations and the remediation of contaminated elements. In the event the Company is presented with one or more significant reclamation or clean-up projects, individually or in conjunction with collaborative working partners, it may require additional capital to take advantage of such opportunities. There can be no assurance that such financing will be available or, if available, that it will be on favorable terms. If adequate financing is not available, the Company may be required to delay, scale back or eliminate certain of its research and development programs, to relinquish rights to certain of its technologies, or to license third parties to commercialize technologies that the Company would otherwise seek to develop itself. To the extent the Company raises additional capital by issuing equity securities, investors in this Offering will be diluted. See "Use of Proceeds" and "Management's Discussion and Analysis of Results of Operations -- Liquidity and Capital Resources."


COMPETITION AND TECHNOLOGICAL ALTERNATIVES


   The Company anticipates that AGENT 313's primary market will be for hazardous and toxic waste and industrial by-products treatment and disposal, and the destruction or neutralization of chemical weapons materials and warfare agents, and the concentration of radioactive wastes. The Company has had limited experience in marketing AGENT 313 and has a small sales and marketing organization, whereas other participants in both the private and public sectors include several large domestic and international companies and numerous small companies, many of whom have substantially greater financial and other resources and more manufacturing, marketing and sales experience than the Company. Any one or more of the Company's competitors or other enterprises not presently known to the Company may develop technologies which are superior to AGENT 313 or other technologies utilized by the Company. To the extent that the Company's competitors are able to offer more cost-effective remediation alternatives, the Company's ability to compete could be materially and adversely affected. See "Business."

UNPREDICTABILITY OF PATENT PROTECTION AND PROPRIETARY TECHNOLOGY

   The Company currently has seven United States patents and one Canadian patent relating to its AGENT 313 technology and related technologies, and has five United States patent applications pending, as well as a number of foreign applications. The Company's success depends, in part, on its ability to obtain additional patents, protect the patents which it owns, maintain trade secrecy protection and operate without infringing on the proprietary rights of third parties. The patents currently owned by the Company are improvement patents which are more difficult to monitor for infringement than those that would be contained in a patent covering a pioneering invention or technology. There can be no assurance that any of the Company's pending patent applications will be approved, that the Company will develop additional proprietary technology that is patentable, that any patents issued to the Company will provide the Company with competitive advantages or will not be challenged by third parties or that the patents of others will not have an adverse effect on the Company's ability to conduct its business. Furthermore, there can be no assurance that others will not independently develop similar or superior technologies, duplicate any of the Company's AGENT 313 processes, or design around the patented AGENT 313 process. It is possible that the Company may need to acquire licenses to, or to contest the validity of, issued or pending patents of third parties relating to AGENT
313. There can be no assurance that any license acquired under such patents would be made available to the Company on acceptable terms, if at all, or that the Company would prevail in any such contest. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on its patents or in bringing patent suits against other parties.

   In addition to patent protection, the Company also relies on trade secrets, proprietary know-how and technology which it seeks to protect, in part, by confidentiality agreements with its prospective working partners and collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others. See "Business -- Intellectual Property."


DEPENDENCE ON KEY MANAGEMENT AND OTHER PERSONNEL

   The Company is dependent on the efforts of its senior management and scientific staff, including Paul E. Hannesson, President and Chief Executive Officer, Neil L. Drobny, Executive Vice President, Commercial Operations, Carl O. Magnell, Executive Vice President, Governmental Operations, Vincent Valeri, Senior Vice President and Chief Engineer, and Albert E. Abel, Senior Vice President and Chief Scientist. The proceeds of key man life insurance policies on the lives of such individuals may not be adequate to compensate the Company for the loss of any of such individuals. The loss of the services of any one or more of such persons may have a material adverse effect on the Company. See "Executive Compensation -- Employment Agreements."

   The Company's future success will depend in large part upon its ability to attract and retain skilled scientific, management, operational and marketing personnel. The Company faces competition for hiring such personnel from other companies, government entities and other organizations. There can be no assurance that the Company will continue to be successful in attracting and retaining such personnel. See "Management."

GOVERNMENT REGULATION AND MAINTENANCE OF NATIONWIDE PERMIT


   The Company's remediation activities will need to comply with a number of state and local laws and regulations in the areas of safety, health and environmental controls, which may require the Company, its prospective working partners or its customers to obtain permits to utilize AGENT 313 and related equipment on contaminated sites. The Company may therefore be required to conduct demonstrations to assure government agencies that AGENT 313 and its by-products do not pose additional or alternate environmental risks. There is no assurance that such demonstrations, if successful, will not be more costly or time-consuming than anticipated, or that permits which may be required will be issued. In addition, the Company's Nationwide Permit issued by the EPA contains numerous conditions for maintaining the Nationwide Permit, including notification of all job sites, periodic reporting to the EPA as to activities at the job sites, prior notification to and approval by the EPA with respect to any single-site centralized remediation facility that the Company may seek to establish and certain restrictions on the disposal of by-products from the use of AGENT 313, and there can be no assurance that the Company will be able to comply with such conditions in order to maintain and/or obtain renewal of the Nationwide Permit. Further, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended, or are interpreted or enforced differently, the Company, its prospective working partners and/or its customers may be required to meet stricter standards of operation and/or obtain additional operating permits or approvals. There can be no assurance that the Company will meet all of the applicable regulatory requirements. Failure to obtain such permits, or otherwise to comply with such regulatory requirements, could have a material adverse effect on the Company and its operations. See "Business -- Environmental Matters."

CONTROL BY PRINCIPAL STOCKHOLDER

   Commodore is currently the sole stockholder of the Company and, after completion of this Offering, will own 75% of the outstanding Common Stock of the Company (72.3% if the Underwriters' Over-allotment Option is exercised in full). Accordingly, events or circumstances having an adverse effect on Commodore could have an adverse effect on the market prices of the Securities.

   Bentley J. Blum, the Chairman of the Board of the Company, beneficially owns, directly and through entities controlled by him, approximately 75.0% of the outstanding common stock of Commodore. Paul E. Hannesson, the President and Chief Executive Officer of the Company and a director of Commodore, beneficially owns approximately 9.7% of the outstanding Commodore common stock. Accordingly, through his ownership or control of a controlling stock interest in Commodore, Mr. Blum will be able to control the voting of Commodore's shares at all meetings of stockholders of the Company and, because the Common Stock does not have cumulative voting rights, will be able to determine the outcome of the election of all of the Company's directors and determine corporate and stockholder action on other matters. Messrs. Blum and Hannesson are brothers-in-law. See "Management" and "Principal Stockholders."

POTENTIAL CONFLICTS OF INTEREST

   The Company owns all of the patents and technology related to AGENT 313. However, the Company has granted to Commodore and subsidiaries of Commodore a license, for the life of all patents now or hereafter owned by the Company, to exploit AGENT 313 in all domestic and international commercial and industrial applications, in connection with the destruction of CFCs and other ozone-depleting substances (the "CFC Business"). Commodore is currently exploiting and intends to exploit, through subsidiary corporations and third parties, other than the Company, the development of its CFC Business. Investors in the Securities offered hereby will not realize any benefits derived by Commodore from the development of the CFC Business. In addition, certain of the corporations with whom the Company is discussing working arrangements are also considering similar arrangements with Commodore with respect to the CFC Business.

   These arrangements present the possibility of significant conflicts between the interests of stockholders of the Company and of Commodore, including Messrs. Blum and Hannesson. Such potential conflicts include issues related to decisions which may have to be made with prospective working partners regarding the expenditure of funds and efforts between projects in which the Company is involved and those allocated only to Commodore and its other subsidiaries. See "Certain Relationships and Related Transactions -- Licenses of AGENT 313 Technology."

   It is expected that Mr. Hannesson and other executive officers of the Company will devote substantially all of their working time to the Company. However, it is expected that Mr. Blum will devote only approximately 20% of his working time to the Company, and that the balance of Mr. Blum's working time may be devoted to other business and investment activities. In addition, the members of the Company's Advisory Board are involved in other endeavors. These individuals serve as consultants to the Company, and certain Advisory Board members have consulting relationships with other companies. Accordingly, these individuals will be able to devote only a portion of their time to the Company's business and continued research activities. See "Management" and "Business -- Advisory Board."

BROAD DISCRETION IN APPLICATION OF PROCEEDS


   Approximately 19.7% of the net proceeds of this Offering has been allocated for working capital and general corporate purposes. In addition, approximately 45.0% of the net proceeds of this Offering has been allocated for proposed collaborative ventures for which the Company has no binding agreements as of the date of this Prospectus. Accordingly, the Company will have broad discretion as to the application of a significant portion of the net proceeds of this Offering. See "Use of Proceeds."


BENEFITS TO RELATED PARTIES

   Prior to this Offering, Commodore, directly and through loans and equity investments made by its principal stockholders, including Bentley J. Blum, the Chairman and principal stockholder of Commodore who is also Chairman of the Board of the Company, financed all of the development efforts of the Company. In addition to a $4,000,000 bank loan obtained by Commodore (the proceeds of which were lent by Commodore to finance the Company's operations), through December 31, 1995, Commodore had provided approximately $4,925,426 of additional funds to the development of the Company and AGENT
313. Commodore has provided additional advances to the Company of $978,896 in the three months ended March 31, 1996, which were repaid by the Company subsequent to its obtaining a line of credit provided by a commercial bank in April 1996. Upon completion of this Offering, $4,000,000 of the Commodore Funding Note will be converted into the New Commodore Note, which bears interest at 8% per annum and matures on the fifth anniversary of the date of completion of this Offering, and the balance of the Commodore Funding Note in the amount of $1,925,426 will be repaid to Commodore from a portion of the net proceeds of this Offering. Commodore will, in turn, apply $656,000 of amounts paid to it by the Company to retire debt owed by it to Kraft Capital Corporation ("Kraft"), a corporation wholly-owned by Mr. Blum. In addition, Mr. Blum has personally guaranteed a $2,000,000 line of credit from a commercial bank. The Company will apply $2,000,000 of the net proceeds of this Offering to repay such line of credit (at which time Mr. Blum's personal guarantee may be released), and will apply $1,000,000 of the net proceeds of this Offering to provide cash collateral for the $4,000,000 Commodore bank loan described above. In addition, in the event and to the extent that the Over-allotment Option is exercised, Commodore will have the right to require the application of any net proceeds therefrom to the prepayment of the New Commodore Note. Accordingly, the Company's stockholder and its affiliate will directly benefit from the sale of the Securities offered hereby. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Relationships and Related Transactions."

NO DIVIDENDS

   The Company has never paid any dividends on its Common Stock, and has no plans to pay dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

POTENTIAL ADVERSE EFFECT ON MARKET PRICE OF SECURITIES FROM FUTURE SALES OF COMMON STOCK

   Future sales of Common Stock by Commodore or other stockholders (including option holders) under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), or through the exercise of the Warrants or outstanding registration rights granted to the holders of the Representative's Warrants, could have an adverse effect on the market prices of the Securities. The Company and Commodore, as well as all holders of outstanding securities exercisable for or convertible into Common Stock, have agreed not to, directly or indirectly, issue, agree or offer to sell, sell, transfer, assign, distribute, grant an option for purchase or sale of, pledge, hypothecate or otherwise encumber or dispose of any beneficial interest in such securities for a period of 24 months following the date of this Prospectus without the prior written consent of the Representative. Sales of substantial amounts of Common Stock or the perception that such sales could occur could adversely affect prevailing market prices for the Securities. See "Shares Eligible For Future Sale."

POTENTIAL ADVERSE EFFECT ON MARKET PRICE OF SECURITIES AS A RESULT OF COMMODORE COMMON STOCK PRICE


   As of the date of this Prospectus, there are an aggregate of approximately 57,349,000 shares of common stock of Commodore issued and outstanding, of which approximately 16,000,000 shares are publicly held. Commodore's common stock trades in the over-the-counter market on the Electronic Bulletin Board of the National Association of Securities Dealers, Inc. On June 24, 1996, the closing bid price of such Commodore common stock was $.875 per share. The prevailing per share trading price of Commodore common stock may have a direct impact on the future trading price of the Common Stock, especially since the approximately $50,180,000 market capitalization of Commodore at June 24, 1996 is less than the approximately $90,000,000 market value of Commodore's interest in the Company (based on an assumed $6.00 initial public offering price of the Common Stock in this Offering). In addition, potential negative developments affecting Commodore which may be unrelated to the Company's business may adversely affect the market value of the Securities.


NO ASSURANCE OF PUBLIC TRADING MARKET; ARBITRARY DETERMINATION OF PUBLIC OFFERING PRICE; POSSIBLE VOLATILITY OF COMMON STOCK AND WARRANT PRICES

   Prior to this Offering, there has been no public market for the Common Stock or the Warrants, and there can be no assurance that an active trading market for any of the Securities will develop or, if developed, be sustained after the Offering. The initial public offering prices of the Securities offered hereby and the terms of the Warrants have been arbitrarily determined by negotiations between the Company and the Representative, and do not necessarily bear any relationship to the Company's assets, book value, results of operations or any other generally accepted criteria of value. See "Underwriting."

   The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performances of specific companies. Announcements of new technologies and changing policies and regulations of the federal government and state governments and other external factors, as well as potential fluctuations in the Company's financial results, may have a significant impact on the prices of the Securities.

DILUTION


   Purchasers of shares of Common Stock in this Offering will experience an immediate and substantial dilution of $5.00 per share, or approximately 83.3%, in the net tangible book value of the shares of Common Stock purchased by them in this Offering. Additional dilution to future net tangible book value per share may occur upon exercise of outstanding stock options and warrants (including the Warrants and the Representative's Warrants) and may occur, in addition, if the Company issues additional equity securities in the future. Commodore acquired its shares of Common Stock for cash consideration which was substantially less than the public offering price of the shares of Common Stock offered hereby. As a result, new investors will bear substantially all of the risks inherent in an investment in the Company. See "Dilution" and "Certain Relationships and Related Transactions."


CERTAIN ANTI-TAKEOVER PROVISIONS AND POTENTIAL ADVERSE EFFECT ON MARKET PRICE OF SECURITIES FROM ISSUANCE OF PREFERRED STOCK

   The Company's Certificate of Incorporation and By-laws contain certain provisions that could have the effect of delaying or preventing a change of control of the Company, which could limit the ability of security holders to dispose of their Common Stock and/or Warrants in such transactions. The Certificate of Incorporation authorizes the Board of Directors to issue one or more series of preferred stock without stockholder approval. Such preferred stock could have voting and conversion rights that adversely affect the voting power of the holders of Common Stock, or could result in one or more classes of outstanding securities that would have dividend, liquidation or other rights superior to those of the Common Stock. Issuance of such preferred stock may have an adverse effect on the then prevailing market price of the Common Stock and Warrants. Additionally, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Section 203 could have the effect of delaying or preventing a change of control of the Company. See "Description of Securities."

SPECULATIVE NATURE OF THE WARRANTS; POSSIBLE REDEMPTION OF WARRANTS

   The Warrants do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price for a limited period of time. Specifically, commencing one year after the date of this Prospectus, holders of the Warrants may exercise their right to
acquire Common Stock and pay an exercise price of $    per share [140% of the
initial offering price per share of Common Stock], subject to adjustment upon the occurrence of certain dilutive events, until five years after the date of this Prospectus, after which date any unexercised Warrants will expire and have no further value. Moreover, following the completion of this Offering, the market value of the Warrants is uncertain and there can be no assurance that the market value of the Warrants will equal or exceed their initial public offering price. There can be no assurance that the market price of the Common Stock will ever equal or exceed the exercise price of the Warrants, and consequently, whether it will ever be profitable for holders of the Warrants to exercise the Warrants.


   Commencing 18 months after the date of this Prospectus, the Warrants are subject to redemption at $0.01 per Warrant on 30 days' prior written notice provided that the average closing sale price of the Common Stock as reported on the AMEX equals or exceeds $18.00 per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. If the Warrants are redeemed, holders of the Warrants will lose their rights to exercise the Warrants after the expiration of the 30-day notice period. Upon receipt of a notice of redemption, holders would be required to: (i) exercise the

Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, (ii) sell the Warrants at the then-prevailing market price, if any, when they might otherwise wish to hold the Warrants, or (iii) accept the redemption price which is likely to be substantially less than the market value of the Warrants at the time of redemption. In the event that holders of the Warrants elect not to exercise their Warrants upon notice of redemption, the unexercised Warrants will be redeemed prior to exercise, and the holders thereof will lose the benefit of the appreciated market price of the Warrants, if any, and/or the difference between the market price of the underlying Common Stock as of such date and the exercise price of such Warrants, as well as any possible future price appreciation in the Common Stock. See "Description of Securities -- Warrants."

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE
WARRANTS


   The Warrants are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants and such shares have been registered, qualified or deemed to be exempt under the securities or "blue sky" laws of the state of residence of the exercising holder of the Warrants. There can be no assurance that the Company will be able to have all of the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants. The value of the Warrants may be greatly reduced if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the states in which the holders of the Warrants reside. Until completion of this Offering, the Common Stock and the Warrants may only be purchased together on the basis of one share of Common Stock and one Warrant, but the Warrants will be separately tradeable immediately after this Offering. In the event investors purchase the Warrants in the secondary market or move to a jurisdiction in which the shares underlying the Warrants are not registered or qualified during the period that the Warrants are exercisable, the Company will be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares are qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions, and holders of the Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities -- Warrants."


LACK OF UNDERWRITING HISTORY


   The Representative has participated in only seven public offerings as an underwriter in the last five years. In evaluating an investment in the Company, prospective investors in the Securities offered hereby should consider the Representative's limited experience. See "Underwriting."


                                 THE COMPANY

   The Company is an environmental technology company which has developed and intends to commercialize its patented process known as AGENT 313.(TM) Based on the results of its extensive testing, the Company believes that AGENT 313 is capable of effectively treating and decontaminating soils and other materials, including sludges, sediments, oils and other hydrocarbon liquids, metals and porous and non-porous structures and surfaces, by destroying PCBs, pesticides, dioxins, chlorinated substances, chemical and biological phosphates and other toxic contaminants to an extent sufficient to satisfy current federal environmental guidelines. The Company also believes that, based on the results of its additional tests, AGENT 313 is capable of neutralizing chemical weapons materials and warfare agents and of concentrating certain radioactive wastes for more effective disposal. Tests of AGENT 313 have been conducted since 1989 and have been financed to date by the Company principally from borrowings and investments from its stockholders. AGENT 313 is based upon solvated electron chemistry, in which solvents such as anhydrous liquid ammonia are mixed with various active metals to produce a solvated electron solution.

   The Company was incorporated in the State of Delaware in March 1996. The principal executive offices of the Company are located at 150 East 58th Street, Suite 3400, New York, New York 10155, and its telephone number is
(212) 308-5800.

                               USE OF PROCEEDS


   The net proceeds to the Company from the sale of the Securities offered hereby (assuming an initial public offering price of $6.00 per share and $.10 per Warrant), after deduction of underwriting discounts and other estimated offering expenses, are estimated to be approximately $26,670,000 (approximately $30,740,000 if the Underwriters' Over-allotment Option is exercised in full). The Company intends to utilize such net proceeds as follows:


                                                                          Approximate
                                                        Approximate      Percentage of
                                                       Dollar Amount     Net Proceeds
                                                      ---------------   ---------------
Funding of proposed collaborative ventures (1)  ...     $12,000,000           45.0%
Additional research and development costs (2)  ....       2,500,000            9.4
Leasing and equipping of additional facility (3)  .       2,000,000            7.5
Repayment of outstanding line of credit (4)  ......       2,000,000            7.5
Repayment of intercompany indebtedness (5)  .......       1,925,000            7.2
Collateralization of bank loan (6)  ...............       1,000,000            3.7
Working capital and general corporate purposes (7) .      5,245,000           19.7
                                                      ---------------   ---------------
          Total  ..................................     $26,670,000          100.0%
                                                      ===============   ===============

- ------
(1) Expenditures in respect of collaborative ventures will include salaries and benefits of personnel, equipment design and procurement costs, costs of leasing or otherwise obtaining additional operating facilities, analytical and other testing costs, professional fees, and insurance and administrative expenses. In each venture, personnel expenses may be expected to account for at least 50% of the costs of each collaborative venture, and equipment costs are likely to constitute the next largest component of expenditures. As of the date of this Prospectus, the Company has not determined the amount of net proceeds of this Offering to be applied to any of the proposed collaborative ventures because the Company is currently in negotiations with such proposed venture partners involving, among other issues, the level of its proposed funding commitment. See "Risk Factors -- No Assurance of Collaborative Agreements, Licenses or Project Contracts" and "Business -- Collaborative Working Arrangements."

(2) Includes the hiring of additional personnel and the costs associated with conducting additional tests and demonstrations of AGENT 313.

(3) Consists of costs anticipated to be incurred in connection with leasing a new facility of approximately 50,000 square feet, and purchasing the equipment necessary to conduct additional testing and assembly of certain demonstration and production equipment to be used with AGENT 313 on specified decontamination projects. No such facility has to date been identified. See "Business -- Properties."


(4) Represents a line of credit bearing interest at the prime rate (8.25% as of June 24, 1996) provided by a commercial bank to the Company in April 1996 and expiring on July 31, 1996, which is personally guaranteed by Bentley J. Blum, the Chairman of the Board of the Company and Commodore, and the principal stockholder of Commodore. The Company will utilize $2,000,000 of the net proceeds of this Offering to repay such line of credit, and Mr. Blum's guarantee may be released upon payment of the line of credit. The line of credit had been used by the Company to repay advances made by Commodore to the Company in 1996 and for working capital purposes. See "Certain Relationships and Related Transactions -- Organization and Capitalization of the Company."


(5) Represents the balance of advances made by Commodore to the Company under the Commodore Funding Note, after giving effect to the contribution of $3,000,000 under the Commodore Funding Note as part of Commodore's capital contribution to the Company, and the conversion of $4,000,000 under the Commodore Funding Note into the New Commodore Note. Such advances were used for the development and commercialization of AGENT 313, including equipment and salaries of personnel. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Relationships and Related Transactions -- Organization and Capitalization of the Company."

(6) Represents cash collateral required to be provided by the Company in connection with an 8.5% loan made by a commercial bank to Commodore in December 1993, which requires monthly interest payments and is due as to principal and accrued interest on December 31, 1998. The Company has agreed to provide $1,000,000 of cash collateral in support of such loan. Upon delivery of such cash collateral, separate collateral provided by Commodore may be released. See "Certain Relationships and Related Transactions." Absent any default by Commodore and foreclosure on such collateral, such funds are expected to be released to the Company when the Commodore loan is repaid.

(7) Working capital and general corporate purposes includes amounts required to pay officers' salaries, professional fees, ongoing public reporting costs, office-related expenses and other corporate expenses, including interest and overhead. The net amount of approximately $120,000 will be paid by the Company to Albert E. Abel, the Company's Senior Vice President and Chief Scientist, in settlement of all outstanding obligations for accrued compensation payable to Mr. Abel and for amounts receivable by the Company from him. See "Certain Relationships and Related Transactions." Subject to Commodore's right to require prepayment of the New Commodore Note from the net proceeds from any exercise of the Over-allotment Option, the additional net proceeds received from the exercise of the Over-allotment Option, if any, will be used for working capital and general corporate purposes.

   The Company believes that the net proceeds of this Offering will be sufficient to meet its cash, operational and liquidity requirements for a minimum of 12 months after the date of this Prospectus. While the initial allocation of the net proceeds of this Offering represents the Company's best estimates of their use, the amounts actually expended for these purposes may vary significantly from the specific allocation of the net proceeds set forth above, depending on numerous factors, including changes in the general economic and/or regulatory climate, and the progress and development of potential collaborative working arrangements. However, there can be no assurance that the net proceeds of the Offering will satisfy the Company's requirements for any particular period of time. The Company anticipates that, after 12 months from the receipt of the net proceeds of this Offering, additional funding may be needed. No assurance can be given that such additional financing will be available on terms acceptable to the Company, if at all. See "Risk Factors -- Potential Need for Additional Financing." Pending specific allocation of the net proceeds of this Offering, the net proceeds will be invested in short- term, investment grade, interest-bearing obligations.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company (a) as of March 31, 1996, and (b) as adjusted giving effect to (i) the Offering Transactions and (ii) the sale by the Company of the Securities offered hereby (at an assumed initial public offering price of $6.00 per share and $.10 per Warrant) and the initial application of the estimated net proceeds therefrom. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Securities." This table should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto which are included elsewhere in this Prospectus.

                                                                                   March 31, 1996
                                                                          -------------------------------
                                                                               Actual        As Adjusted
                                                                           --------------   -------------
Short-term debt:
     Note payable to principal stockholder (Commodore Funding Note)  ...    $ 5,925,426      $         0
                                                                           ==============   =============
     Amount due to principal stockholder(1)  ...........................        978,896                0
                                                                           ==============   =============
Long-term debt:
     Note payable to principal stockholder (New Commodore Note)  .......    $         0      $ 4,000,000
                                                                           --------------   -------------


Stockholders' equity:
     Preferred stock, $.001 par value; authorized 5,000,000 shares; no shares
        issued and outstanding; no shares issued and outstanding, as adjusted          --             --
     Common stock, $.001 par value; authorized 50,000,000 shares; 15,000,000 shares issued and outstanding; 20,000,000 shares issued and
        outstanding, as adjusted .......................................         15,000           20,000
     Additional paid-in capital  .......................................      2,996,105       29,661,105
     Accumulated deficit  ..............................................     (9,494,479)      (9,494,479)
                                                                           --------------   -------------
Total stockholders' equity (deficit)  ..................................    $(6,483,374)     $20,186,626
                                                                           --------------   -------------
          Total capitalization  ........................................    $(6,483,374)     $24,186,626
                                                                           ==============   =============

- ------
(1) Represents additional advances to the Company made by Commodore in the three months ended March 31, 1996, which were repaid by the Company subsequent to its obtaining a line of credit provided by a commercial bank in April 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                               DIVIDEND POLICY

   The Company has never declared or paid cash dividends, and does not intend to pay any dividends in the foreseeable future on its shares of Common Stock. Earnings of the Company, if any, are expected to be retained for use in expanding the Company's business. The payment of dividends is within the discretion of the Board of Directors of the Company and will depend upon the Company's earnings, if any, capital requirements, financial condition and such other factors as are considered to be relevant by the Board of Directors from time to time.

                                   DILUTION


   At March 31, 1996, the Company's negative net tangible book value was $(6,659,006), or $(.44) per share of Common Stock. The net tangible book value of the Company is the tangible assets less total liabilities. After giving effect to the sale by the Company of the Securities offered hereby (assuming an initial public offering price of $6.00 per share and $.10 per Warrant) and the initial application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of March 31, 1996 would have been approximately $20,010,994, or $1.00 per share. This represents an increase in net tangible book value per share of $1.44 to the Company's existing stockholders and an immediate dilution of $5.00 per share to new stockholders purchasing shares of Common Stock in this Offering. The following table illustrates this dilution on a per share basis:

   Assumed initial public offering price per share  ....................      $6.00
        Negative net tangible book value per share before the Offering $(.44)
        Increase per share attributable to payments by new
          stockholders  .......................................     1.44
                                                                    -----
   Pro forma net tangible book value per share after the Offering  .....       1.00
                                                                             -------
   Dilution per share to new stockholders  .............................      $5.00
                                                                             =======


   In the event the Underwriters' Over-allotment Option is exercised in full, the net tangible book value per share at March 31, 1996 would have been approximately $24,082,744 and the dilution of net tangible book value per share to new stockholders would have been approximately $4.84. See "Underwriting."


   The following table sets forth the number of shares of Common Stock purchased from the Company by its existing stockholder, the number of shares of Common Stock to be purchased by investors in this Offering at an assumed initial public offering price of $6.00 per share, the total consideration paid and to be paid to the Company, and the average price paid per share.

                                                                                  Average Price
                            Shares Purchased           Total Consideration          per Share
                       -------------------------   ---------------------------   ---------------
                           Number       Percent        Amount        Percent
                        ------------   ---------    --------------   ---------
New investors  ......     5,000,000       25.0%      $30,000,000(1)    84.7%          $6.00
Existing stockholder .   15,000,000       75.0         5,433,662(2)    15.3           $ .36
                        ------------   ---------    --------------   ---------
    Total  ..........    20,000,000      100.0%      $35,433,662      100.0%
                        ============   =========    ==============   =========

- ------
(1) Attributes no value to the Warrants.

(2) See "Certain Relationships and Related Transactions -- Organization and Capitalization of the Company" and Note 1 of Notes to Consolidated Financial Statements.

                           SELECTED FINANCIAL DATA


   The selected financial data included in the following table as of December 31, 1995, for the years ended December 31, 1993, 1994 and 1995 and for the period January 1, 1994 (date of commencement of development stage) to December 31, 1995 are derived from the Consolidated Financial Statements appearing elsewhere herein. The selected financial data at and for the years ended December 31, 1993, 1992 and 1991 are those of Commodore Laboratories, Inc. and Subsidiary, which is the predecessor of the Company, and is therefore not comparable to the selected financial data of the Company for subsequent periods. The selected financial data as of March 31, 1996, for the three months ended March 31, 1995 and 1996 and for the period January 1, 1994 (date of commencement of development stage) to March 31, 1996 are unaudited and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. Financial data for the three months ended March 31, 1996 are not necessarily indicative of the results of operations to be expected for the entire year. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Result of Operations" and the Consolidated Financial Statements and notes thereto appearing elsewhere herein.

CONSOLIDATED STATEMENT OF OPERATIONS(3):



                                         Year Ended December 31,
                            --------------------------------------------------
                                 1991              1992              1993
                             -------------     ------------      -------------
                                       Commodore Laboratories, Inc.
                                          (Predecessor Company)
                            --------------------------------------------------
Revenue:
   Research and
     development
     projects  ........       $  67,655          $145,000         $ 154,489
                             -------------     ------------      -------------
Costs and expenses:
   Research and
     development  .....          38,425            17,600           170,992
   General and
     administrative  ..         194,066           185,024           173,292
   Write-off of
     original in
     process
     technology  ......
                             -------------     ------------      -------------
Loss from operations  .        (164,836)          (57,624)         (189,795)
Interest income  ......           6,604             6,564             6,546
                             -------------     ------------      -------------
Interest expense  .....         (17,107)          (14,779)         (290,386)
Net loss  .............       $ (175,339)        $ (65,839)       $ (473,635)
                             =============     ============      =============
Net loss per share(1)
Pro forma net loss per
   share(1)(2) ........
Cash dividends paid  ..               0                 0                 0

                                                                                             January 1, 1994
                                                                                                (Date of
                                                                                              Commencement
                                                                                               of Develop-
                                                                   Three Months Ended        ment Stage) to
                                      March 31,                         March 31,
                         ----------------------------------
                               1994              1995             1995           1996             1996
                          ---------------   ---------------    ------------   ------------   ---------------

Revenue:
   Research and
     development
     projects  ........     $       116       $         0       $       0      $       0       $       116
                          ---------------   ---------------    ------------   ------------   ---------------
Costs and expenses:
   Research and
     development  .....         380,387         1,815,231         396,786        368,422         2,564,040
   General and
     administrative  ..       1,368,938         1,772,909         358,627        364,493         3,506,340
   Write-off of
     original in
     process
     technology  ......       2,423,662                                                          2,423,662
                          ---------------   ---------------    ------------   ------------   ---------------
Loss from operations  .      (4,172,871)       (3,588,140)       (755,413)      (732,915)       (8,493,926)
Interest income  ......           6,546             6,528           1,632          1,654            14,728
                          ---------------   ---------------    ------------   ------------   ---------------
Interest expense  .....        (550,542)         (274,369)        (58,821)      (190,370)       (1,015,281)



                                                                                             January 1, 1994
                                                                                                (Date of
                                                                                              Commencement
                                                                                               of Develop-
                                                                   Three Months Ended        ment Stage) to
                                                                       March 31,               March 31,
                                                                   -------------------
                               1994              1995             1995           1996             1996
                          ---------------   ---------------    ------------   ------------   ---------------

Net loss  .............   $ (4,716,867)     $ (3,855,981)     $(812,602)     $(921,631)       $(9,494,479)
                          ===============   ===============    ============   ============    ===============
Net loss per share(1)     $       (.31)     $       (.26)     $    (.05)     $    (.06)
                          ===============   ===============    ============   ============
Pro forma net loss per
   share(1)(2) ........                     $       (.23)                    $    (.05)
                          ===============   ===============
Cash dividends paid  ..              0                 0              0              0                   0


CONSOLIDATED BALANCE SHEET DATA(3):

                                                  December 31,
                                   -------------------------------------------
                                       1991           1992           1993
                                   ------------    ------------   ------------
                                          Commodore Laboratories, Inc.
                                              (Predecessor Company)
                                   -------------------------------------------
Working capital (deficit)  .....    $(290,066)      $(351,301)    $1,138,503
Total assets  ..................       87,214          95,355        330,148
Total liabilities  .............      406,216         480,196      1,188,624
Stockholders' equity (deficit)       (319,002)       (384,841)      (858,476)




                                     March 31,
                                   --------------
                                        1994             1995             1996
 -------------------------------   --------------   --------------    --------------

Working capital (deficit)  .....    $(5,449,969)     $(9,629,210)      $(7,627,818)
Total assets  ..................        855,478        1,090,593         1,174,313
Total liabilities  .............      5,541,868        9,632,964         7,638,315
Stockholders' equity (deficit)       (4,686,390)      (8,542,371)       (6,483,374)


- ------
(1) Net loss is calculated on the basis of 15,000,000 shares of Common Stock being outstanding for each period presented. See Note 2 of Notes to Consolidated Financial Statements.

(2) Reflects the net loss per share after giving effect to the repayment of an outstanding bank line of credit and a portion of the Commodore Funding
    Note in the aggregate amount of $3,925,000 effective January 1, 1995, elimination of interest expense on the $3,000,000 portion of the Commodore Funding Note converted to equity and repayment of $120,000 of notes payable, from the net proceeds of this Offering. The number of shares outstanding used in the calculation of pro forma net loss per share was adjusted to include the number of shares offered hereby required to repay the foregoing $4,045,000 of debt. See "Use of Proceeds."

(3) The selected financial data at and for the years ended December 31, 1993, 1992 and 1991 are those of Commodore Laboratories, Inc. (formerly, A.L. Sandpiper Corporation) and Subsidiary, which is the predecessor of the Company, and the selected financial data for subsequent periods reflect the cost of the acquisition of Commodore Labs pushed down from Commodore.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

   The Company is a development stage company that, since Commodore's acquisition of Commodore Labs in December 1993, has not generated material revenues or any profits, and is involved in research and development activities directed towards the commercialization of its patented process known as AGENT 313.(TR)

RESULTS OF OPERATIONS

 THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31,
1995


   For the three months ended March 31, 1996, the Company incurred research and development costs of $368,422, as compared to research and development costs of $396,786 for the three months ended March 31, 1995.

   Research and development costs include salaries, wages and other related costs of personnel engaged in research and development activities, contract services and materials, test equipment and rent for facilities involved in research and development activities. Research and development costs are expensed when incurred, except that those costs related to the design or construction of an asset having an economic useful life are capitalized, and then depreciated over the estimated useful life of the asset.

   Research and development costs decreased for the three months ended March 31, 1996 as compared to the three months ended March 31, 1995 primarily due to the reduction in the use of independent consultants in the continued development of AGENT 313. The decrease in these costs was partially offset by the hiring of additional technical and operational personnel to develop the AGENT 313 process.

   General and administrative expenses for the three months ended March 31, 1996 were $364,493, as compared to $358,627 for the three months ended March 31, 1995.

   Interest expense for the three months ended March 31, 1996 was $190,370, as compared to $58,821 for the three months ended March 31, 1995. Interest charges result from indebtedness to Commodore for advances made to the Company. Interest expense increased due to the increased outstanding balance due to Commodore throughout the three months ended March 31, 1996 as compared to the three months ended March 31, 1995.
 Year ended December 31, 1995 compared to year ended December 31, 1994

   During the year ended December 31, 1995, the Company incurred research and development costs of $1,815,231, as compared to research and development costs of $380,387 for the year ended December 31, 1994. Research and development costs increased in 1995 as compared to 1994 primarily due to the hiring of additional personnel and a significant increase in testing of the AGENT 313 process. In the year ended December 31, 1994, the Company devoted a significant portion of its financial resources towards the construction of a pilot-scale commercial AGENT 313 processing system. Approximately $620,000 was incurred on this project which included the costs of materials, design and construction, all of which was capitalized as research equipment.

   General and administrative expenses for the year ended December 31, 1995 were $1,772,909, as compared to $1,368,938 for the year ended December 31, 1994. In 1995, general and administrative expenses increased by $404,000, due primarily to increases in salaries, insurance expense, travel and related activities and bad debt expense as compared to 1994. Certain of these expenses were allocated from Commodore, as among its subsidiaries, based on utilization of resources.

   In the year ended December 31, 1995, the Company incurred approximately $274,369 of interest expense, which related to intercompany interest charges from Commodore for advances made to the Company, as compared to $550,542 of interest expense in the year ended December 31, 1994, which related to intercompany interest charges. In 1994, the Company incurred a financing fee of $384,000 in connection with bank financing obtained by Commodore to be utilized by the Company, which did not recur in 1995. Without taking into account the financing fee of $384,000, interest expense increased by $107,827 from 1994 to 1995 due to the increase in advances from Commodore throughout 1995.

 YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993


   Effective January 1, 1994, the Company became a development stage company and did not generate material revenues in the year ended December 31, 1994, compared to revenues of $154,489 in the year ended December 31, 1993. Operations for the year ended December 31, 1993 arose from the historical financial statements of Commodore Labs, while the operations for the year ended December 31, 1994 reflect the cost of the acquisition of Commodore Labs pushed down from Commodore. The revenues in 1993 were primarily attributable to services performed for CFC Technologies, Inc., a 90.05%-owned subsidiary of Commodore ("CFC Technologies"), in connection with research and development projects.


   During the year ended December 31, 1994, the Company incurred research and development costs of $380,387, compared to research and development costs of $170,992 for the year ended December 31, 1993. In 1994, the Company began hiring additional personnel and independent consultants to further the continued development of its AGENT 313 process and to construct a pilot-scale commercial AGENT 313 processing system. Commodore acquired the Company in December 1993. At that time, Commodore made the funds available to the Company to increase the activity associated with the research and development of its AGENT 313 technology.

   General and administrative expenses for the year ended December 31, 1994 were $1,368,938, as compared to $173,292 for the year ended December 31, 1993. In 1994, the Company incurred approximately $1,196,000 in general and administrative expenses attributable primarily to salaries and wages, travel, professional fees, rent, consulting fees and office expenses, certain of which were allocated from Commodore.

   At the time the Company became a development stage company, it expensed in process technology of $2,423,662, which was obtained as part of the acquisition of Commodore Labs by Commodore.

   In the year ended December 31, 1994, the Company incurred $550,542 of interest expense as compared to $290,386 in the year ended December 31, 1993. In 1994, the Company incurred a financing fee of $384,000 in connection with bank financing obtained by Commodore and utilized by the Company, as compared to $288,000 in 1993. The remaining interest expense in 1994 related to intercompany interest charges from Commodore for advances made to the Company.

LIQUIDITY AND CAPITAL RESOURCES

   The Company has financed its operations to date principally from borrowings and investments from its stockholders. For the three months ended March 31, 1996, the Company purchased equipment for $35,747 and incurred patent filing and maintenance costs of $14,423. During the last three fiscal years, the Company has purchased or constructed equipment totalling $940,474 and has incurred patent filing and maintenance costs of $199,875. Commodore has provided additional advances to the Company of $978,896 in the three months ended March 31, 1996, which were repaid by the Company subsequent to its obtaining a line of credit provided by a commercial bank in April 1996. At December 31, 1995, the Company had indebtedness of $5,925,426 to Commodore under the Commodore Funding Note.

   In the three months ended March 31, 1996, the Company has incurred a loss of $921,631. The Company has sustained losses in each of the fiscal years ended December 31, 1993, 1994 and 1995 of $(473,635), $(4,716,867) and
$(3,855,981), respectively. At December 31, 1995 and March 31, 1996, the Company had a working capital deficit of $(9,629,210) and $(7,627,818), respectively, and an accumulated stockholders' deficit of $(8,542,371) and $(6,483,374), respectively. These factors create an uncertainty about the Company's ability to continue as a going concern. The Company has received significant advances in working capital from its sole stockholder which has allowed it to continue its operations. There can be no assurance that it will continue to receive such financial assistance.

   In March 1996, Commodore capitalized the Company by contributing to the Company, among other things, $3,000,000 of the Commodore Funding Note. Upon completion of this Offering, $1,925,426 of the net proceeds will be paid to Commodore and the balance of $4,000,000 will be converted into the New Commodore Note. See "Use of Proceeds" and "Certain Relationships and Related Transactions."

   In April 1996, Bentley J. Blum, the Chairman of the Board of Directors of both Commodore and the Company and the principal stockholder of Commodore, personally guaranteed a $2,000,000 line of credit to the

Company from a commercial bank. The line of credit expires on July 31, 1996. It is expected that the entire line of credit will have been borrowed prior to the completion of this Offering and, upon completion of this Offering, the Company will apply $2,000,000 of the net proceeds to repay such line of credit, whereupon Mr. Blum's personal guarantee may be released. See "Use of Proceeds" and "Risk Factors -- Benefits to Related Parties."


   The Company believes that the net proceeds of this Offering will be sufficient to meet its cash, operation and liquidity requirements for a minimum of 12 months after the date of this Prospectus.

   The Company has allocated $12,000,000 of the net proceeds of this Offering for the funding of proposed collaborative ventures. These costs include, but are not limited to, salaries and benefits of personnel, equipment design and procurement costs, cost of leasing or otherwise obtaining additional operating facilities, analytical and other testing costs, professional fees, insurance, marketing and other administrative expenses. As of the date of this Prospectus, the Company has not determined the amount of net proceeds of this Offering to be applied to any of the proposed collaborative ventures because the Company is currently in negotiations with such proposed venture partners involving, among other issues, the level of its proposed funding commitment. See "Use of Proceeds" and "Business -- Collaborative Working Arrangements."

   After this Offering, the Company intends to lease approximately 50,000 square feet of space for testing, additional research and development, equipment demonstration and assembly, and executive and administrative offices, however no specific site has to date been identified by the Company. It is anticipated that $2,000,000 will be required with respect to leasing such facility and equipment costs. The Company is continuing to further the research and development of its AGENT 313 technology through additional testing and demonstrations which will require the hiring of additional personnel and additional research and development costs. See "Use of Proceeds" and "Business -- Properties."

RECENT PRONOUNCEMENTS OF THE FINANCIAL ACCOUNTING STANDARDS BOARD

   The Financial Accounting Standards Board has issued Statements of Financial Accounting Standard Statement No. 121, "Accounting for Long Lived Assets" and No. 123 "Accounting and Disclosure of Stock-Based Compensation." Statement No. 121 is effective for years beginning after December 15, 1995. The effect of adoption of Statement No. 121 will not have a material effect on the Company's financial statements. Statement No 123 is effective for years beginning after December 15, 1995. The effect of adoption of Statement No. 123 is not expected to have a material effect on the Company's financial statements as the Company has adopted only the disclosure requirements of Statement No. 123.

NET OPERATING LOSSES

   The Company has net operating loss carryforwards of approximately $6,970,000 which expire in the years 2000 through 2010. The amount of net operating loss carryforward that can be used in any one year will be limited by the applicable tax laws which are in effect at the time such carryforward can be utilized. A valuation allowance of $2,915,000 has been established to offset any benefit from the net operating loss carryforward as it cannot be determined when or if the Company will be able to utilize the net operating losses.

                                   BUSINESS

GENERAL


   The Company is an environmental technology company which has developed and intends to commercialize its patented process known as AGENT 313.(TM) Based on the results of its extensive testing, the Company believes that AGENT 313 is capable of effectively treating and decontaminating soils and other materials, including sludges, sediments, oils and other hydrocarbon liquids, metals, clothing and porous and non-porous structures and surfaces, by destroying PCBs, pesticides, dioxins, chlorinated substances, chemical and biological phosphates and other toxic contaminants to an extent sufficient to satisfy current federal environmental guidelines. The Company also believes that, based on the results of its additional tests, AGENT 313 is capable of neutralizing chemical weapons materials and warfare agents and of concentrating certain radioactive wastes for more effective disposal. Tests of AGENT 313 have been conducted since 1989 and have been financed to date by the Company principally from borrowings and investments from its stockholders. AGENT 313 is based upon solvated electron chemistry, in which solvents such as anhydrous liquid ammonia are mixed with various active metals to produce a solvated electron solution.


   On March 15, 1996, the EPA issued to the Company a Nationwide Permit for PCB Disposal, which allows the Company to use AGENT 313 on-site to treat PCB-contaminated soils and metallic surfaces. In order to obtain such permit, the Company underwent a monitored evaluation by the EPA and was successful in demonstrating that AGENT 313 was capable of treating PCB-contaminated materials to residual PCB levels at or below regulatory-required limits. Based on the EPA's listing of national operating permits, the Company believes that it possesses the only non-thermal PCB treatment technology for multiple applications currently permitted under the EPA's Alternate Destruction Technology Program.

   On April 3, 1996, the Company was selected by the U.S. Department of Commerce as one of nine companies to participate in the RCI, which is a component of the Clinton Administration's efforts to streamline the commercialization process for new environmental technologies, and to build cooperative interactions between business and government to bring environmental technologies to market more rapidly and efficiently. Under the RCI, the Company intends to form "working partnerships" with the EPA and other governmental agencies for the purpose of developing and implementing policies and strategies for the commercialization of AGENT 313. Although there is no funding through the RCI, it is expected that under the program the EPA and other governmental agencies will provide permitting and siting assistance to facilitate and expedite the issuance of permits for site specific demonstrations of AGENT 313 and verification assistance to certify and publish the on-site test results of the demonstrations.


   Most of the other available environmental treatment and disposal methods for toxic substances involve safety risks with respect to air pollution and transportation of hazardous materials. In addition, these other methods may not produce a permanent solution, as certain of these processes result in large volumes of residual waste which may require further treatment prior to disposal. A number of these methods are also encountering increased public resistance and added regulatory oversight.

   The Company's business strategy is to establish collaborative joint working and marketing arrangements with established engineering and environmental service organizations. The Company intends to enter into these relationships (i) in projects involving specific applications throughout the marketplace, or in projects involving specific industries, or (ii) as licensing arrangements with third parties. The Company is currently negotiating potential working arrangements with several companies, including Teledyne Brown and Sverdrup, and is bidding, in collaboration with such companies, for certain decontamination projects. See "-- Commercialization and Marketing Strategy" and "-- Collaborative Working Arrangements."

   Although the Company believes that it will be able to enter into one or more definitive agreements with collaborative partners and be awarded contracts to use AGENT 313 in decontamination projects, there can be no assurance that any of these discussions will result in collaborative agreements or contract awards. Even if such contracts are awarded, AGENT 313 has never been utilized on a large-scale basis, and there is no assurance that AGENT 313 will perform successfully on a large-scale commercial basis or that it will be profitable to the Company. There can also be no assurance that AGENT 313 will not be superseded by other competing technologies. See "Risk Factors" and "-- Collaborative Working Arrangements."

MARKET OVERVIEW

   Currently, the most common methods of treatment and disposal of hazardous and non-hazardous wastes and industrial by-products include landfilling, deep-well injection, chemical and biological treatment and incineration. Most of the current treatment and disposal methods entail air pollution and transportation risks. In addition, they may not provide a permanent solution. Certain of these treatment and disposal methods result in large volumes of residual waste which may require further treatment prior to disposal. As a result, a number of these methods are encountering increased public resistance and added regulatory oversight.


   According to the Environmental Business Journal (August 8, 1995), the global market for environmental products and services was approximately $420 billion in 1995 and is expected to reach $500 billion per year by 2000.


   The Chemical Weapons Convention of 1993 has, as of the date of this Prospectus, been ratified by 49 nations, and, when ratified by a total of 65 nations, will commit its signatories to destroy all chemical weapons stocks over a ten-year period. While neither the United States nor Russia has yet ratified the treaty, the United States Senate Foreign Relations Committee recommended Senate ratification on April 25, 1996, and the ratification vote of the full Senate is expected to occur in late spring or early summer 1996. In reports released by the United States Department of Defense, the United States military and other government agencies have estimated that approximately $12 billion will be spent over the next ten years for the destruction of domestic stockpile and non-stockpile chemical weapons and chemical warfare agents.

   As with any new technology or process, there will be initial resistance to the use of AGENT 313 on a large scale, especially in connection with a strong vested interest on the part of the United States military (based on substantial expenditures and commitments previously made) to use incineration for the destruction of weapons. In addition, other prospective projects for the Company have already been committed to other forms of destruction technology, including incineration, plasma arc, vitrification, molten metal, molten salt, chemical neutralization, biological treatment, catalytic electrochemical oxidation and supercritical wet oxidation. The Company and its collaborative partners will attempt to overcome such competition by introducing AGENT 313 in smaller clean-up projects and through feasibility studies demonstrating its applicability to larger projects, such as the clean-up of a portion of the New Bedford, Massachusetts harbor.

   It may also be anticipated that, over an extended period, the market for decontamination of hazardous materials will continue to decline as past environmental degradation is corrected, and as the private and public sectors limit further pollution through the prohibition on the production and use of a broad range of hazardous materials and through the modification and improved efficiency of varied manufacturing processes. See "Risk Factors -- Uncertainty of Market Acceptance."

SOLVATED ELECTRON CHEMISTRY

   The liquid solutions resulting from solvated electron chemical reactions are one of the most powerful reducing agents known, and accordingly represent one of the most powerful dehalogenating agents available in modern chemistry. Occasionally referred to as dissolving metal solutions, solvated electron solutions are formed by dissolving alkali or alkaline-earth metals, such as sodium, calcium, lithium and potassium, in anhydrous liquid ammonia or other solvents. The solutions, which form rapidly when the metal enters the solvent, turn a deep blue coloration and register an electrical conductivity approaching that of liquid metals, which in turn releases free electrons. As an example, when contaminated soil containing halogenated organic compounds (such as PCBs) is placed in a solvated electron solution, a chlorine atom is exchanged for a hydrogen atom. The chlorine atoms combine with calcium or sodium ions to form a simple salt, turning the molecule into a harmless biphenyl.

   Although it has been believed that solvated electron chemistry could theoretically treat halogenated compounds, practical applications were thought unattainable due to offsetting or competing chemical reactions in soil and other elements from non-hazardous elements such as iron, other metallic oxides, water and carbon dioxide. However, testing conducted by the Company has demonstrated that these other reactions do not interfere with the AGENT 313 process and that AGENT 313 can be effective in the treatment of halogenated compounds.

AGENT 313

   AGENT 313 technology mixes anhydrous liquid ammonia and/or other solvents with reactive metals and contaminated elements to effect the selective destruction or neutralization of halogenated organic compounds (such as PCBs, pesticides and dioxins). The Company has demonstrated that AGENT 313 can achieve consistently high levels of contaminant destruction when working with PCBs, dioxins and pesticides. AGENT 313 has treated soils containing up to 10,000 parts-per-million (ppm) of contaminants, and oils containing up to 250,000 ppm, leaving residual soils and oils with contamination levels of less than 1 ppm. In addition, AGENT 313 has been successfully applied to other PCB-contaminated surfaces such as concrete. No hazardous or toxic residues have resulted from the use of AGENT 313, nor have there been any toxic emissions into the air, water, soils or other surfaces to date. By example, most contaminated soils treated with AGENT 313 can be used subsequently for planting or for any other use for which non-contaminated soils are appropriate.

   The AGENT 313 process consists of tanks, pumps and piping to handle anhydrous ammonia and other solvents in liquid and vapor forms, and reactor vessels for holding contaminated materials and for the introduction of solvating solutions. The system can be transported to field sites and configured in numerous sizes.

   The AGENT 313 process requires placing the contaminated materials into a reactor where they are mixed with a solvent and charged with a base metal. The chemical reaction produces metal salts such as calcium chloride, calcium hydroxide, and non-halogenated inert organics. The ammonia within the reactor is then removed to a discharge tank. The materials are removed, sampled for residual traces of PCB or other halogenated organic compounds, and placed in storage for disposal. In many cases, the decontaminated soil and metals can be replaced in their original location, recycled or reused. The solvents do not enter the chemical reaction, but merely serve as the solute for the solvated electron solution.

EPA NATIONWIDE PERMIT AND TESTING RESULTS

   In order to treat PCBs within the United States on all non-Superfund sites, the treating entity must obtain a permit from the EPA. Most EPA permits granted to date for PCB destruction are solely for single-site incineration treatment centers. In August 1995, the Company demonstrated AGENT 313 to the EPA in order to obtain the Nationwide Permit. In March 1996, the EPA issued the Nationwide Permit to the Company. The Nationwide Permit allows the Company to use AGENT 313 on-site to treat PCB-contaminated soil at any location in the United States. In addition to soil treatment, the Nationwide Permit allows the Company to treat PCB- contaminated metallic surfaces. The Nationwide Permit only covers the destruction of PCBs in soils and on metallic surfaces.

   Based on currently published lists of EPA national operating permits, the Company believes that it possesses the only non-thermal PCB treatment technology for multiple applications permitted under the EPA's Alternate Destruction Technology Program. EPA regulations governing permitting have been in effect for more than 15 years, and according to the latest EPA published list of non-thermal destructive processes, only seven companies have met EPA's stringent requirements for commercial operation. Of these, only the Company is permitted to remediate PCB-contaminated soils and metallic surfaces. The EPA's Alternative Destruction Technology Program is designed to encourage remediation technologies as an alternative to incineration.

   The Nationwide Permit states that, among other matters, AGENT 313 treats soils and metallic surfaces highly contaminated with PCBs to levels which render the PCBs to an unregulated status of less than 2 ppm under the Toxic Substances Control Act ("TSCA"), and treats various metallic materials whose surfaces are highly contaminated with PCBs to TSCA unregulated status (less than 10 micrograms per 100 square centimeters).

   The Nationwide Permit became effective on March 15, 1996, expires on March 15, 2001, and may be renewed subject to providing any requested additional information to the EPA at the time of renewal. The Nationwide Permit imposes certain continuing obligations on the Company, including notification of all job sites, periodic reporting to the EPA as to activities at the job sites, prior notification to and approval by the EPA with respect to any single-site centralized remediation facility that the Company may seek to establish, and certain restrictions on the disposal of AGENT 313 by-products. The Nationwide Permit further specifies that the Company must continue to comply with all otherwise applicable federal, state and local laws regarding the handling and disposition of hazardous substances.

   In order to obtain the Nationwide Permit, the Company demonstrated AGENT 313 to the EPA. In these tests, AGENT 313 successfully treated PCB-contaminated soil and metallic surfaces to levels substantially below those required by current regulations (generally phrased in terms of parts per million (ppm) or micrograms (|gmg) per 100 square centimeters (cm(2)).

   The results of the August 1995 test are summarized below:

                                                PCB Level
                           --------------------------------------------------
Material                   Before Treatment                 After Treatment
 ------------------         ---------------------          -------------------
Soils                      1,200 ppm                      less than 1 ppm
                             900 ppm                      less than 1 ppm
                           1,050 ppm                      less than 1 ppm
Metal Surfaces             24,000 |gmg/100 cm(2)          4.1 |gmg/100 cm(2)
                           26,000 |gmg/100 cm(2)          1.1 |gmg/100 cm(2)
                           22,000 |gmg/100 cm(2)          3.8 |gmg/100 cm(2)


   In September 1995, the Company received a national research and development permit from the EPA for experimentation with PCBs. In more than 1,000 tests using AGENT 313, levels of PCB contamination exceeding 6,000 ppm were reduced to levels approaching non-detectable, with the destruction process occurring in a matter of minutes. The following table is a summary of the results of those tests.

                                                 PCB Level
                               -----------------------------------------------
Soil Type/Material              Before Treatment            After Treatment
 ----------------------        --------------------        -------------------
                                    High PCBs
                               --------------------
Clay                                        290 ppm       less than 1 ppm
Organic                                     660 ppm       less than 1 ppm
Sandy                                     6,200 ppm       less than 1 ppm
Oil                                     250,000 ppm       less than 1 ppm
                                    Low PCBs
                               --------------------
Clay                                         29 ppm       less than 1 ppm
Organic                                      83 ppm       less than 1 ppm
Sandy                                       130 ppm       less than 1 ppm


   These tests were conducted on limited quantities of contaminated material, and there can be no assurance that AGENT 313 will be able to replicate any of these test results on a large-scale commercial basis or on any specific project. See "Risk Factors -- Limited Operating History; Net Losses; Future Losses; Initial Commercialization Stage; Going Concern Disclosure in Independent Auditors' Report."

   In September 1995 and December 1995, the Company retained Geomet Technologies, Inc. ("Geomet"), an independent surety laboratory licensed by the United States government to conduct tests on live chemical warfare agents. Geomet conducted two series of laboratory tests on AGENT 313's ability to neutralize chemical weapons materials and warfare agents. Such tests, conducted on a small scale, demonstrated destruction efficiencies of more than 99.99999% on nerve agents and chemical mustards. Such tests are not necessarily indicative of results that would be obtained from testing on a larger scale. The Company is continuing to test AGENT 313 on chemical weapons by-products, as well as on larger quantities of these chemical weapons materials.


COMPETITIVE AND OPERATIONAL ASPECTS OF AGENT 313


   Substantially all existing systems in use for the destruction of PCBs and other halogenated compounds involve incineration or other thermal approaches, and either require the permanent installation of highly complex and expensive incinerators and waste disposal equipment at the affected site, or the removal of contaminated materials to off-site facilities. The Company believes that AGENT 313 represents an approach to resolving serious environmental remediation issues, without the safety risks of air pollution and transportation of hazardous materials. The Company believes that AGENT 313 is more effective than incineration and other destruction methods for toxic substances in that:

   o AGENT 313 does not emit toxic fumes into the atmosphere, as is sometimes the case with thermal or incineration methods;

   o AGENT 313 is portable and can be moved directly to the contaminated site, thereby reducing the risk of off-site contamination.

   o AGENT 313 equipment can be customized and configured to address various treatment applications;

   o AGENT 313 has been shown to neutralize or destroy all chemical weapons material and warfare agents in the United States stockpile, and Lewisite (the primary chemical weapons material and warfare agent of the former Soviet Union), in tests conducted by an independent surety laboratory;

   o AGENT 313's reaction time is substantially less than that of alternative processes, such as thermal desorption and chemical treatment.

   o AGENT 313 equipment may be able to be installed and operated inside industrial plant facilities to treat hazardous wastes on line as a continuation of the manufacturing process; and

   o AGENT 313 when used to treat soils, yields nitrogen-enriched soils that can be reused on-site, avoiding replacement and the post-treatment costs of off-site disposal.

   The Company believes that AGENT 313 is the only technology currently available which possesses all of these features and is capable of treating a wide variety of contaminants.

   However, the Company also believes that AGENT 313 may have the following disadvantages:

   o like incineration and other destruction methods, AGENT 313 destroys the organic content of soil, creating a need to reblend the soil with organic matter to restore its ability to support vegetative growth;

   o the handling of ammonia and active metals such as calcium and sodium, in connection with the operation of AGENT 313, requires special training in materials handling and safety procedures which may be unfamiliar to some personnel;

   o the requirement of AGENT 313 to operate within a vessel at an average pressure of 150 pounds per square inch adds to the processing time of contaminated materials and to the engineering complexity of the system; and

   o the Company will be required to overcome the widespread use of incineration and other destruction methods for treating PCBs and related contaminants in its marketing of AGENT 313.


COMMERCIALIZATION AND MARKETING STRATEGY

   The Company's strategy is to use AGENT 313 on a select number of industrial, municipal and governmental clean-up and related projects through one or more collaborative working arrangements with well-recognized participants in the industry. Subject to domestic acceptance of AGENT 313, the Company will seek, through similar joint working arrangements, to penetrate international markets.

   The Company's proposed joint ventures or joint working and marketing arrangements will be designed either for specified individual projects, or specific industries or market segments.

   The Company will seek to enter into joint ventures or working arrangements which obligate the Company's collaborative partner to (i) purchase the capital equipment (which the Company currently estimates will represent approximately 10% of the cost of each project), (ii) be responsible for handling transportation of the equipment to and from the site, (iii) be responsible for removal of the treated soil or other material, and (iv) be responsible for labor and project supervision. The Company will be primarily responsible for (i) technical and marketing support and personnel, (ii) creating and monitoring the formulations and specifications of AGENT 313, including the mixture of liquid ammonia and other fluids with sodium, calcium or other reactive metals, and (iii) designing and monitoring the performance of the operating equipment.

   It is contemplated that control of each collaborative venture will be shared between the Company and its collaborative partner, and the Company will thus account for its investment using the equity method, in which the Company will only include in its financial statements the Company's allocable share of the net income or net loss of the venture.

   In addition to, or as an alternative to, collaborative joint working agreements with strategic partners, the Company may elect or need (if commercially attractive collaborative joint working agreements are not entered into) to license AGENT 313 to unaffiliated third parties who will either be owners or operators of contaminated sites or engaged by such owners or operators to remediate such sites. The Company's strategy would be to limit the number and scope of any licenses it negotiates and to require the payment of both initial cash royalties and minimum periodic royalties in connection with such licenses. Although the Company has not as yet sought to negotiate any such licenses, the Company would expect that royalties will be based upon a percentage or fixed amount payable on measured amounts of contaminated materials treated using AGENT 313.

   There can be no assurance that the Company will be successful in consummating any collaborative joint working arrangements that could prove profitable to the Company, or that it will be able to enter into any license agreements that generate any revenues. See "Risk Factors -- No Assurance of Collaborative Agreements, Licenses or Project Contracts" and "--
Collaborative Working Arrangements."

COLLABORATIVE WORKING ARRANGEMENTS

   As of the date of this Prospectus, the Company has entered into non-binding agreements with Teledyne Brown to use AGENT 313 to destroy chemical warfare agents, and with Resources Conservation Company, a subsidiary of Ionics Inc. ("RCC"), Sverdrup Corporation and Groundwater Technology, Inc. for various uses and applications of AGENT 313 for PCB-decontamination. However, neither the Company nor any of such joint working arrangements has consummated any definitive collaborative joint ventures or been awarded any specific decontamination projects. The Company is currently in various stages of formalizing the collaborative working arrangements described below.

   Proposed Teledyne Brown Joint Venture


   The Company has entered into a non-binding memorandum of understanding with Teledyne Brown, pursuant to which it is contemplated that the Company and Teledyne Brown (or one of its affiliates) will form a joint venture to market AGENT 313 to United States government military agencies as the enabling technology for a non-thermal method for the destruction of chemical weapon materials, projectiles and warfare agents. Teledyne Brown will also license AGENT 313 from the Company on a limited basis in connection with an existing agreement between Teledyne Brown and the United States military dedicated toward non-stockpile chemical decontamination projects on certain "small burial" sites located in various locations throughout the United States. Small burial sites are defined as those containing less than 100 chemical agent items, such as munitions, rockets, bombs and storage containers.


   The proposed joint venture contemplates the initial establishment of a small-scale pilot plant to be dedicated to specific small burial sites. Depending on the success achieved by AGENT 313 on these small sites, the proposed venture contemplates bidding on large burial contracts to decontaminate government stockpile chemical decontamination sites which contain 1,000 or more chemical agent items. International marketing activities would also be undertaken at this stage of the venture.


   The memorandum of understanding contemplates that the joint venture will be 50% owned by the Company and 50% owned by Teledyne Brown, and will maintain a small management, sales, financial and administrative staff, with Teledyne Brown and the Company performing the essential activities of the joint venture under subcontracts with the joint venture. It is currently anticipated that the Company's role will concentrate on engineering and site operations related to the AGENT 313 process and related equipment. Teledyne Brown will be primarily responsible for site development, facilities engineering, facilities construction and maintenance, utility connections, materials recovery, transportation, waste management and transport and site decommissioning. In addition, the Company and Teledyne Brown will jointly coordinate the engineering, construction, installation and decommissioning of the AGENT 313 process controls and monitoring instrumentation. As of the date of this Prospectus, the Company has not determined the amount of net proceeds of this Offering to be applied to this venture.

   New Bedford Harbor Project

   The New Bedford, Massachusetts harbor and waterfront area contains some of the highest concentrations of PCBs in the nation and, in 1982, this 18,000-acre site was placed on the EPA's Superfund national priorities list. The contaminated sediments and sludges from this site were to be disposed of by incineration. However, public and political opposition related to the risks associated with incineration has caused the EPA to halt these plans.

   Ebasco Services, Inc. ("Ebasco"), a subsidiary of Foster Wheeler Corp. and general contractor on the New Bedford Harbor Project to the EPA, sought out non-thermal methods for on-site destruction or neutralization of these PCBs. In February 1996, Ebasco awarded a contract to RCC to perform tests and conduct a feasibility study utilizing the RCC dewatering system to remove liquids from the sediments and sludges in conjunction with AGENT 313 as the enabling PCB-destruction technology.

   In addition, the Company believes that, sufficient water removal can be achieved to enable AGENT 313 to be utilized as a single PCB destruction mechanism, by mixing various levels of ammonia with the contaminated sediments, and by incorporating a specialized filtering process. Accordingly, in March 1996, in response to another request by Ebasco for the New Bedford Harbor Project, the Company, Sverdrup and TriRex Consulting Company, an environmental project management company ("TriRex"), submitted a proposal for a competing feasibility study under which AGENT 313 would represent the stand-alone technology for the destruction of PCBs at the site, with Sverdrup providing equipment and TriRex providing monitoring services.


   These separate competing feasibility studies involving AGENT 313 represent two of three options currently being considered for the New Bedford Harbor project. In the event that AGENT 313, either in conjunction with the RCC or with Sverdrup and TriRex, is selected as the preferred technology, the Company estimates that follow-up work will involve a contract to eliminate PCBs from approximately 15,000 cubic yards of contaminated sediments, which the EPA estimates as representing approximately 45% of the PCB contaminated material. The balance of the PCB contaminated material is spread over the 18,000-acre site.


   The Company and its proposed working partners have not, as yet, been awarded a follow-up contract with respect to the New Bedford Harbor project, and there can be no assurance that any such contract will be awarded, or if awarded, that it will be on terms which are profitable to the Company. There can also be no assurance that AGENT 313 will be successful in performing on a large-scale basis, as would be contemplated by a follow-up agreement. In the event that AGENT 313 proves unable to duplicate on a large-scale basis the success achieved in the laboratory and in demonstration projects, the business prospects of the Company would be materially and adversely affected. As of the date of this Prospectus, the Company has not determined the amount of net proceeds of this Offering to be applied to this project.

   Proposed Sverdrup Joint Venture

   The Company and Sverdrup have entered into a non-binding memorandum of understanding to establish one or more joint ventures or related arrangements to utilize AGENT 313 as the enabling technology for the decontamination of PCBs and other toxic substances on a variety of Superfund sites and military installations. The Company has conducted extensive discussions with Sverdrup whereby AGENT 313 would be marketed through Sverdrup primarily to governmental agencies such as the EPA for clean-up of Superfund and other sites, and branches of the United States armed forces. In addition to collaboration on the New Bedford Harbor project, the Company and Sverdrup have also jointly responded to a request for proposal from the Department of the Navy in respect of an alternative method of decontaminating various naval installations in the United States.

   It is contemplated that under the terms of the proposed joint venture, the Company and Sverdrup will form a limited liability company or similar business entity to be equally owned by the companies. The proposed joint venture contemplates a five-person Board of Directors, with two representatives of each of the Company and Sverdrup and one independent director; provided that the vote of 66 2/3 % of the directors will be required for certain significant actions, including (i) sales or offerings of interests by the joint venture company; (ii) accepting any fixed-price bids on projects in excess of an amount to be determined; (iii) accepting any bids with potential maximum non-indemnified liability in excess of an amount to be determined; (iv) borrowing by the joint venture company in excess of an amount to be determined; and (v) certain international activities. In addition, it is contemplated that the proposed joint venture agreement will restrict any sales by either the Company or Sverdrup of their interests in the joint venture company for a time period to be determined, without the approval of the other company, and will contain certain "buy/sell" agreements in the event of any permitted sales of a joint venturer's equity. As of the date of this Prospectus, the Company has not determined the amount of net proceeds of this Offering to be applied to this venture.

   Sharp & Associates

   The Company has entered into a non-binding memorandum of understanding with Sharp & Associates, Inc., a Columbus, Ohio-based consulting and remediation company ("Sharp"), to explore the applicability of AGENT 313 to the remediation of dioxin-contaminated soils. The memorandum of understanding contemplates that the Company and Sharp will contact owners of dioxin-contaminated sites with proposals to demonstrate the applicability of AGENT 313 at such sites. As of the date of this Prospectus, the Company has not determined the amount of net proceeds of this Offering to be applied to this project.

   Proposed ESEERCO Project

   The Company has submitted a proposal in association with Groundwater Technology, Inc. to the Empire State Electric Energy Research Corporation ("ESEERCO"), a trade association of New York State utilities, to demonstrate AGENT 313's effectiveness in the clean-up of PCB contamination at electric utility sites in New York State. The initial phase of the proposal involves the testing of AGENT 313 on sample materials from various sites at the Company's laboratory. If the results of the tests are favorable, the Company would then do a larger scale on-site demonstration. As of the date of this Prospectus, the Company has not determined the amount of net proceeds of this Offering to be applied to this project.

   Although the Company believes that it will enter into definitive joint working agreements with one or more collaborative partners, there can be no assurance that any of these discussions will result in any actual joint ventures or related agreements, or, even if such agreements are executed, that the Company and its prospective collaborators will be awarded any decontamination projects that will ultimately result in revenues and earnings for the Company. There is also no assurance that AGENT 313 will ultimately prove to be commercially viable, or that it will not be superseded by other competing technologies. See "Risk Factors."

INTELLECTUAL PROPERTY

   The Company has seven United States patents which issued between 1987 and 1996, and which relate to AGENT 313, electrochemistry of halogenated organic compounds, separation and destruction of CFCs and decontamination of soils containing mercury and radioactive metals. The Company also has one Canadian patent relating to its AGENT 313 technology and is in the process of prosecuting one patent in Japan on such technology. The Company has filed five additional United States patent applications relating to separation and destruction of CFCs and removal of heavy metals from soil. In November 1995, the Company filed a provisional patent application relating to the destruction of chemical warfare agents. The Company is pursuing foreign patent protection where it deems appropriate.

   To protect its trade secrets and the unpatented proprietary information in its development activities, the Company's employees, consultants and contractors are required to enter into agreements providing for the confidentiality and the Company's ownership of such trade secrets and other unpatented proprietary information originated by them while in the employ of the Company.

   There can be no assurance that any patents will issue on any of the pending patent applications, nor can there be any assurance that any of the Company's confidential non-disclosure agreements will provide meaningful protection of the Company's confidential or proprietary information in the case of unauthorized use or disclosure. In addition, there can be no assurance that the Company will not incur significant costs and expenses, including the cost of litigation in the future, to defend its rights under such patents, licenses and non-disclosure agreements. See "Risk Factors -- Unpredictability of Patent Protection and Proprietary Technology."

LICENSE TO COMMODORE

   The Company has granted to Commodore and its subsidiaries (other than the Company and its subsidiaries) the exclusive world-wide right with the right to sublicense, to make, use, sell and exploit, for itself or jointly with other third parties, in all domestic and international markets and for all applications, all of the inventions and technology under all patents, discoveries, technology and other intellectual property now or hereafter owned or otherwise possessed by the Company in connection with AGENT 313; provided that such license expressly limits the licensees' rights to the licensed patents and technology to the destruction of CFCs and other ozone-depleting substances. It is contemplated that, following the Offering, the Company's subsidiaries, Commodore Labs (which serves as the Company's research laboratory) and Commodore Technologies, Inc. (which manufactures and designs the Company's equipment), will furnish certain personnel and equipment to Commodore in respect of the CFC Business. See "Risk Factors -- Conflicts of Interest" and "Certain Relationships and Related Transactions."


COMPETITION

   The hazardous and non-hazardous waste and industrial by-products treatment and disposal market is characterized by several large domestic and international companies and numerous small companies, many of whom, including Molten Metal Technology, Inc. and ELI Eco Logic, Inc., have substantially greater financial and other resources than the Company. Although the Company believes that it possesses the only Nationwide Permit for destroying PCBs, any one or more of the Company's competitors or other enterprises not presently known may develop technologies which are superior to the technologies utilized by the Company. To the extent that the Company's competitors are able to offer comparable services at lower prices or of higher quality, or more cost- effective remediation alternatives, the Company's ability to compete effectively could be adversely affected.

   The domestic and international governmental public sector of the market is dominated by many large multinational corporations who are presently engaged in providing incineration and other conventional technologies in decontaminating chemical weapons and warfare agents, concentration of nuclear wastes and the decontamination of military vessels and other hardware. These competitors include Raytheon Corporation (the current general contractor for the Johnston Atoll incinerator), EG&G, Inc. (the general contractor for the Tooele army depot), Mason and Hanger (the general contractor for the Newport News naval facility), Waste Management Corporation (a bidder for domestic "large burial" stockpile weapons decontamination), and others, including Browning-Ferris Industries, Inc., Jacobs Engineering, Inc., Fluor Daniel Corporation and Lockheed Martin Marietta Corporation. All of these corporations have substantially greater financial, personnel and other resources than those to be possessed by the Company after giving effect to this Offering. In addition, many prospective users of AGENT 313 have already committed substantial resources to other forms of environmental remediation technology, including incineration, plasma arc, vitrification, molten metal, molten salt, chemical neutralization, catalytic electrochemical oxidation and supercritical wet oxidation.

   The Company believes that its ability to compete in both the commercial private and governmental public sectors is dependent upon AGENT 313 being a superior, more cost-effective method to achieve decontamination of a variety of materials. In the event that the Company is unable to demonstrate that AGENT 313 is a viable, cost-effective alternative to other decontamination processes on a commercial scale, the Company will not be able to successfully compete with other companies active in the environmental remediation industry.

RESEARCH AND DEVELOPMENT


   Research and development activities with respect to AGENT 313 are ongoing and utilize the Company's internal technical staff as well as independent consultants retained by the Company. All such activities are Company-sponsored. Research and development expenditures for the Company were $368,422, $1,815,231, $380,387 and $170,992 for the three months ended March
31, 1996 and each of the years ended December 31, 1995, 1994 and 1993, respectively.


ENVIRONMENTAL MATTERS

   Environmental Laws and Regulations Creating a Need for AGENT 313

   Environmental protection laws have been enacted and amended in response to public concern over the environment. The Company's operations are subject to these evolving laws and the implementing regulations. The Company believes that compliance with these laws and regulations is the reason a market exists for the Company's services.

   The environmental legislation and policies which the Company believes are applicable to AGENT 313 in the United States primarily include the Toxic Substances Control Act ("TSCA"), and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, ("CERCLA") as amended by Superfund Amendments and Reauthorization Act of 1986 ("SARA"), and may include on a case by case basis, the Clean Air Act of 1970, as amended (the "Clean Air Act"). These laws regulate the management and disposal of toxic and hazardous substances, provide for the protection of land and groundwater resources, and control the discharge of pollutants into the air. Many of these laws have international counterparts, particularly in Europe and elsewhere in North America.

   TSCA regulates the manufacture, distribution, and sale of chemical substances, and requires testing of new chemicals and new uses of known chemicals that may present an unreasonable risk of injury to health or the environment. The EPA, through TSCA, has adopted comprehensive regulations for PCB's and other halogenated substances, as part of a vast regulatory program covering thousands of chemicals.

   CERCLA and subsequent amendments under SARA (often referred to collectively as Superfund) impose strict, retroactive liability upon persons who generated, transported or arranged for the transportation of hazardous substances or owned or operated the vessels or facilities at which such substances were disposed. CERCLA provides for the investigation and remediation of hazardous substance sites and mandates that any hazardous substances remaining on-site must meet certain regulatory requirements, with a preference for innovative technology. These program regulations may create an incentive to utilize environmental-friendly technologies such as AGENT 313, which destroy targeted wastes without creating additional residual waste product. Moreover, to the extent hazardous substances are effectively destroyed, potential liability can be eliminated or significantly reduced.

   The Clean Air Act empowered the EPA to establish and enforce ambient air quality standards and limitations on emissions of air pollutants from specific facilities. In 1987, the EPA began to enforce stricter standards for incineration emissions. With more stringent regulations on waste reduction technologies, the Company believes that AGENT 313 could obtain a desired market share since, in most cases, it produces little or no air emissions.

   U.S. Environmental Laws and Regulations Affecting the Use of AGENT 313

   CERCLA imposes strict, joint and several liability upon owners or operators of facilities when a release or threatened release of a hazardous substance has occurred, upon parties who generated hazardous substances that were released at such facilities and upon parties who arranged for the transportation of hazardous substances to and from such facilities. The Company's plans to own and operate AGENT 313 at on-site installations expose the Company to potential liability under CERCLA for releases of hazardous substances at those sites. In the event that off-site treatment, storage or disposal facilities utilized by the Company for final disposition of residues from AGENT 313 are targeted for investigation and cleanup under CERCLA, the Company could incur liability as a generator of such materials or by virtue of having arranged for their transportation and disposal.

   In light of such potential liability, the Company has designed AGENT 313 to attempt to minimize the potential for release of hazardous substances into the environment. In addition, the Company has developed plans to manage the risk of CERCLA liability, including training of operators, use of operational controls and structuring of its relationships with the entities responsible for the handling of waste materials and by-products. The Company also maintains insurance with respect to environmental claims, although there can be no assurance that such insurance will be adequate.

   The Clean Air Act Amendments of 1990 impose strict requirements upon owners and operators of facilities that discharge pollutants into the environment. These amendments may require that certain air emission control technology be installed on the AGENT 313 systems in the event that there is any discharge of non-recovered gases into the environment. Such additional air emission controls can be costly and require an air permit to construct and operate.

   New and Proposed Legislative Initiatives

   On April 3, 1996, the Company was selected by the U.S. Department of Commerce as one of nine companies to participate in the RCI, which is a component of the Clinton Administration's efforts to streamline the commercialization process for new environmental technologies, and to build cooperative interactions between business and government to bring environmental technologies to market more rapidly and efficiently. Under the RCI, the Company intends to form "working partnerships" with the EPA and other governmental agencies for the purpose of developing and implementing policies and strategies for the commercialization of AGENT 313. Although there is no funding through the RCI, it is expected that the EPA and other governmental agencies will provide permitting and siting assistance under the program to facilitate and expedite the issuance of permits for site specific demonstrations of AGENT 313, as well as assistance to certify and publish the on-site test results of such demonstrations.


   Effective March 18, 1996, the EPA lifted a ban dating to 1980 on the import of waste materials containing certain high concentrations of PCBs. The new regulations are expected to make disposal capacity in the United States available to waste generators in Mexico and Canada, where PCB waste disposal capacity is less available. The EPA has estimated that these regulations may create an additional market for United States-based PCB disposers, such as the Company, of between $50,000,000 and $100,000,000 per year for the next five years. The Company believes it is one of six companies holding a PCB disposal permit and the only company not using incinerators, monitored landfills or thermal processes.

   Environmental Permitting Implications

   The Company possesses a Nationwide Permit issued by the EPA under the Alternative Destruction Technology Program that allows the Company to use AGENT 313 on-site to treat PCB-contaminated soils and metallic surfaces. The Nationwide Permit contains numerous conditions for maintaining the Nationwide Permit and there can be no assurance that the Company will be able to comply with such conditions to maintain and/or secure renewal of the Nationwide Permit. In addition, if new environmental legislation or regulations are amended, or are interpreted or enforced differently, the Company may be required to meet stricter standards of operation and/or obtain additional operating permits or approvals. Failure to obtain such permits or otherwise comply with such regulatory requirements, could have a material adverse effect on the Company and its operations. See "-- EPA Nationwide Permit and Testing Results."


   Environmental Liability Insurance

   The Company maintains environmental liability insurance with limits of $1,000,000 per occurrence and $1,000,000 in the aggregate. The Company may be required to obtain environmental liability insurance in the future in amounts greater than those it currently maintains as AGENT 313 is commercialized.

EMPLOYEES

   As of March 31, 1996, the Company had 17 full-time employees. The Company believes that it has been successful in attracting experienced and capable process development, operations and management personnel. All of the Company's employees have entered into agreements with the Company requiring them not to disclose the Company's proprietary information, assigning to the Company all rights to inventions made during their employment, and prohibiting them from competing with the Company. The Company's employees are not represented by any labor union. The Company believes that relations with its employees are satisfactory.

PROPERTIES


   The Company leases approximately 7,000 square feet of space in Columbus, Ohio from an unaffiliated third party under a lease expiring on September 30, 1996, which the Company uses as its laboratory and offices. The Company also leases approximately 10,000 square feet of space in Marengo, Ohio (approximately 30 miles north of Columbus, Ohio) from an unaffiliated third party under a lease expiring in August 1996 with a one-year renewal option, which the Company uses as its equipment and AGENT 313 demonstration and testing facilities. In the event that the Company does not extend or renew such leases, the Company believes that there are comparable facilities available in the same geographic area at lease rates comparable to those currently paid by the Company.


   The Company's principal executive offices are located in approximately 2,000 square feet of office space in New York, New York, which also serves as the principal executive offices of Commodore and of Bentley J. Blum and Paul E. Hannesson, the Chairman and the President and Chief Executive Officer of each of the Company and Commodore, respectively. The Company also maintains administrative offices in approximately 2,000 square feet of space in Great Neck, New York, which also serves as Commodore's main administrative offices. The Company pays $2,500 per month, on a month-to-month basis, representing 50% of the total current monthly occupancy costs for the two offices. See "Certain Relationships and Related Transactions -- Offices."

   After this Offering, the Company intends to lease approximately 50,000 square feet of space for testing, additional research and development, equipment demonstration and assembly, and executive and administrative offices, however no specific site has to date been identified by the Company. See "Use of Proceeds." Upon commencement of its occupancy at such facility, the Company will terminate its month-to-month lease together with Commodore and may elect to terminate its other existing leases in Columbus and Marengo, Ohio.

LEGAL PROCEEDINGS

   There are no pending material legal proceedings to which the Company or its properties is subject.

ADVISORY BOARD

   The Company has established an Advisory Board comprised of four members with experience in the areas of environmental science and international business. The Advisory Board will meet periodically with the Company's Board of Directors and management to discuss matters relating to the Company's business activities, including formulating programs to establish ventures with international governments for the use of AGENT 313 to destroy chemical weapons materials and warfare agents, and establishing commercial business alliances and working projects with corporations and government agencies on an international basis. Members of the Advisory Board will be reimbursed by the Company for out-of-pocket expenses incurred in serving on the Advisory Board.

   Some of the members of the Advisory Board may serve as consultants to the Company under consulting agreements for which they will receive compensation. To the Company's knowledge, none of its Advisory Board members or other consultants has any conflict of interest between their obligations to the Company and their obligations to others.

   The members of the Company's Advisory Board and their primary professional or academic affiliations are listed below.

   Noel Brown, Ph.D. -- Dr. Brown serves as President of The Friends of the United Nations, a non- governmental organization committed to supporting the United Nations and explaining its activities to citizens' organizations worldwide. Dr. Brown was formerly the regional director of the United Nations Environment Programme for North America. His career at the U.N. includes service as Political Affairs Officer in the Department of Political and Security Council Affairs prior to heading the North American office of the United Nations Environment Programme. He has represented the United Nations Environment Programme at such conferences as the United Nations Conference on Science and Technology in Vienna and the United Nations Conference on the Law of the Sea in Geneva. He holds a Ph.D. in International Law and Relations from Yale University and a diploma from Hague Academy of International Law.


   Olivier Giscard D'Estaing -- A former Minister of the French Parliament, Mr. D'Estaing is the former chairman of the European Center for International Cooperation and currently serves as Chairman of The European League for Economic Cooperation and Chairman of a United Nations committee working on international economic matters. Mr. D'Estaing is the founder and Deputy Chairman of the European Institute of Business Administration. He is currently a member of the Board of Directors of IBM France, Generali France and Societe Internationale de Technologie. He previously served on the international boards of directors of Rockwell International Corporation, Purolator Corporation, S.C. Johnson, Inc. and Corning Glass Corporation. Mr. D'Estaing holds a law degree from Paris University and an M.B.A. from Harvard University.


   Misha Krakowsky -- Since 1995, Mr. Krakowsky has been Managing Director and Chief Executive Officer of Allied Pacific Group, Ltd., a business and investment company based in Hong Kong which focuses on infrastructure projects and privatization opportunities involving state-owned enterprises in China and throughout

Southeast Asia. He is also currently Vice Chairman of Dongfeng Trump Commercial Vehicle Co., Ltd. and Chairman of CHX International, Ltd., both Sino-foreign joint ventures; a director of The Hong Kong Israeli Chamber of Commerce; and Managing Director of Century International Investment Ltd., a Sino-American investment and merchant banking company. Mr. Krakowsky was, for approximately 12 years prior to forming Allied Pacific Group, Ltd., the Managing Director of The Eisenberg Group of Companies, one of the largest investment conglomerates in The People's Republic of China. He also served as Vice Chairman of North United Toys Co., Ltd., a joint venture between The Eisenberg Group and a large Chinese industrial company. Mr. Krakowsky holds an M.B.A. from New York University.

   Edward L. Rowny -- Dr. Rowny is currently head of International Negotiating Consultants, Inc., a consulting firm that advises government officials and the private sector on military affairs and in establishing businesses in Japan, Poland and certain of the Russian Republics. He previously served as Special Advisor to the President and Secretary of State for arms control matters in both the Reagan and Bush administrations. Following a military career which included assignments in Africa, Europe and Asia during World War II and the Korean Conflict, Dr. Rowny retired in 1979 from the military with the rank of Lieutenant General. From 1973 to 1979, he served as Joint Chiefs of Staff Representative to the SALT II talks in Geneva, and was appointed an ambassador in 1981 by President Reagan to head the Delegation to the Strategic Arms Reduction Talks. Dr. Rowny is a graduate of Johns Hopkins University and the United States Military Academy, and holds a Masters degree in Engineering and International Relations from Yale University and a Ph.D. in International Studies from American University.

                                  MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

   The names and ages of the executive officers, key employees and directors of the Company, and their positions with the Company, are as follows:


 Name                           Age   Position
 ---------------------------   -----   ---------------------------------------------------------------
Bentley J. Blum                   55  Chairman of the Board of Directors
Paul E. Hannesson                 55  President, Chief Executive Officer and Director
Albert E. Abel                    53  Senior Vice President and Chief Scientist
Neil L. Drobny, P.E., Ph.D.       55  Executive Vice President, Commercial Operations (1)
Carl O. Magnell, P.E.             55  Executive Vice President, Governmental Operations (1)
Vincent Valeri, P.E.              60  Senior Vice President and Chief Engineer (1)
Gerry D. Getman, Ph.D.            48  Vice President and Director of Research and Development
Andrew P. Oddi                    35  Vice President of Finance, Chief Financial Officer and Secretary
Kenneth L. Adelman, Ph.D.         49  Director (1)
Herbert A. Cohen                  62  Director (1)
David L. Mitchell                 74  Director (1)


- ------
(1) Positions will be assumed upon completion of this Offering.

   BENTLEY J. BLUM has been Chairman of the Board of Directors of the Company and Commodore Labs since 1993. Mr. Blum has been Chairman of the Board of Directors of Commodore since 1984. For more than 15 years, Mr. Blum has been actively engaged in real estate acquisitions and currently is the sole stockholder and director of a number of corporations which hold real estate interests, oil drilling interests and other corporate interests. Mr. Blum is a director of Lanxide Corporation, a research and development company developing metal and ceramic materials; Federal Resources Corporation, a company formerly engaged in manufacturing, retail distribution and natural resources development; Specialty Retail Services, Inc., a former distributor of professional beauty products; and North Valley Development Corp., an inactive real estate development company. Mr. Blum is the controlling stockholder of Commodore. Mr. Blum is the brother-in-law of Paul E. Hannesson, the President and Chief Executive Officer and a director of the Company.

   PAUL E. HANNESSON has been President and Chief Executive Officer and a director of the Company since March 1996. Mr. Hannesson has also been President and Chief Executive Officer and a director of Commodore since February 1993. Upon completion of this Offering, Mr. Hannesson will resign from Commodore. Mr. Hannesson was a private investor and business consultant from 1990 to 1993, and was also an officer and director of Specialty Retail Services, Inc. from 1989 to August 1991. He currently serves as Chairman of the Board of Lanxide Corporation, where he also serves on its Compensation Committee. Mr. Hannesson is the brother-in- law of Bentley J. Blum, the Chairman of the Board of Directors of the Company and Commodore.


   ALBERT E. ABEL founded Commodore Labs (formerly A.L. Sandpiper Corporation), an environmental technology company, in 1980 and was a Vice President and one of its principal stockholders until its sale to Commodore in 1993. Mr. Abel has been the President of Commodore Labs since December 1993, and has been a Senior Vice President and Chief Scientist of the Company since March 1996.


   NEIL L. DROBNY, P.E., Ph.D. has served as a Vice President of Commodore since June 1995 and, upon completion of this Offering, Mr. Drobny will resign from his office at Commodore to become Executive Vice President, Commercial Operations of the Company. From October 1994 to May 1995, Dr. Drobny served as a private consultant for Commodore. From 1981 to October 1994, Dr. Drobny served as President and a principal stockholder of ERM-Midwest, Inc., an environmental consulting firm that is now part of ERM, Inc., an interna-tional environmental consulting group. He also founded and served as President of ERM/EnviroClean-Midwest, Inc., an affiliated remediation company, from 1989 to October 1993. From 1966 to 1981, Dr. Drobny held numerous positions ranging from Project Engineer to Director of Business Development of Battelle Memorial Institute, an international contract research organization. Dr. Drobny received his Ph.D. in Civil Engineering from Ohio State University in 1971.

   CARL O. MAGNELL, P.E. has served as a Vice President of Commodore since September 1995, and upon completion of this Offering, Mr. Magnell will resign his office at Commodore to become Executive Vice President, Governmental Operations of the Company. From 1992 to 1995, Mr. Magnell served as Director of Research for Civil Engineering Research Foundation (an industry-sponsored engineering research group), and from 1964 to 1992, Mr. Magnell served in various engineering capacities with the U.S. Army Corps of Engineers. Mr. Magnell holds a B.S. degree from the United States Military Academy, and an M.S. in Civil Engineering and Political Science from the Massachusetts Institute of Technology.

   VINCENT VALERI, P.E. has supervised equipment development for AGENT 313 with Commodore Labs since November 1994, and will serve as Senior Vice President and Chief Engineer of the Company upon completion of this Offering. From July 1993 to November 1994, he was a private consultant for Commodore. From 1992 to July 1993, Mr. Valeri served as Vice President of Manufacturing at Moen, Inc., a manufacturer of faucets and plumbing parts, and for five years prior thereto was Vice President and a co-founder of General Management Technologies, Inc., a management consulting firm. From 1965 to 1987, Mr. Valeri served in various capacities with Westinghouse Electric Corporation, and was Director and General Manager of its Factory Automation Systems Division from 1984 to 1987.


   GERRY D. GETMAN, Ph.D. joined Commodore Labs on March 1, 1996 as Vice President and Director of Research and Development and will serve in the same capacity for the Company upon completion of this Offering. Prior to joining Commodore Labs, he was employed by Calgon Corporation from 1991 to 1995 as Director of Research. From January to March 1996, he was a private consultant for Commodore. From 1982 to 1991, Dr. Getman served in various capacities at Calgon including ISO 9000 Director, Quality Assurance Director, and Analytical Laboratory Manager. From 1975 to 1981, he was employed by Velsicol Chemical Corporation in several capacities including Manager of Analytical Research. Dr. Getman received his Ph.D. in chemistry from Rensselear Polytechnic Institute.


   ANDREW P. ODDI is currently Vice President of Finance, Chief Financial Officer and Secretary of the Company and has served as Vice President of Finance and Chief Financial Officer of Commodore and its subsidiaries since 1987. From 1982 to 1987, he was employed as an auditor with Ernst & Young, independent accountants.

   KENNETH L. ADELMAN, Ph.D. has agreed to join the Board of Directors of the Company upon the completion of this Offering. Since 1987, Dr. Adelman has been an independent consultant on international issues to various corporations, including Lockheed Martin Marietta Corporation and Loral Corporation. Previously, Dr. Adelman held positions of responsibility in arms control during most of the Reagan Administration. From 1983 to the end of 1987, he was Director of the United States Arms Control and Disarmament Agency. Dr. Adelman was a Professor at Georgetown University and a writer for Washingtonian Magazine from 1987 to 1991. Dr. Adelman accompanied President Reagan on summits with Mikhail Gorbachev, and negotiated with Soviet diplomats on nuclear and chemical weapons control issues, from 1985 to 1987. He also headed the United States team on annual arms control discussions with top-level officials of the People's Republic of China from 1983 through 1986. From 1981 to 1983, he served as Deputy United States Representative to the United Nations with the rank of Ambassador Extraordinary and Plenipotentiary. Dr. Adelman holds M.A. and Ph.D. degrees from Georgetown University.


   HERBERT A. COHEN has agreed to join the Board of Directors of the Company upon the completion of this Offering. For the past three decades Mr. Cohen has been a practicing negotiator acting in an advisory capacity in hostage negotiations and crisis management. He has been an advisor to Presidents Carter and Reagan in the Iranian hostage crisis, the government's response to the skyjacking of TWA Flight 847 and the seizure of the Achille Lauro. Mr. Cohen's clients have included large corporations and government agencies such as the Department of State, the Federal Bureau of Investigation, the Conference of Mayors, the Bureau of Land Man-agement, Lands and Natural Resources Division in Conjunction with the EPA, and the United States Department of Justice. In addition, Mr. Cohen was an advisor and consultant to the Strategic Arms Reduction Talks negotiating team. Mr. Cohen holds a law degree from New York University School of Law, and has lectured at numerous academic institutions.

   DAVID L. MITCHELL has agreed to join the Board of Directors of the Company upon the completion of this Offering. For the past thirteen years, Mr. Mitchell has been President and co-founder of Mitchell & Associates, Inc., a banking firm providing financial advisory services in connection with corporate mergers, acquisitions and divestitures. Prior to forming Mitchell & Associates in 1982, Mr. Mitchell was a Managing Director of Shearson/American Express Inc. from 1979 to 1982, a Managing Director of First Boston Corporation from 1976 to 1978, and a Managing Director of the investment banking firm of S.G. Warburg & Company from 1965 to 1976. Mr. Mitchell holds a bachelor's degree from Yale University.

   The Company's Board of Directors has an Audit Committee, a Compensation Committee, and a Stock Option Committee. The responsibilities of the Audit Committee (which, upon completion of this Offering, will consist of Mr. Mitchell as Chairman, and Mr. Cohen) include recommending to the Board of Directors the firm of independent accountants to be retained by the Company, reviewing with the Company's independent accountants the scope and results of their audits, and reviewing with the independent accountants and management the Company's accounting and reporting principles, policies and practices, as well as the Company's accounting, financial and operating controls and staff. The Compensation Committee (which, upon completion of this Offering, will consist of Mr. Cohen, as Chairman, and Messrs. Mitchell and Hannesson) has responsibility for establishing and reviewing employee compensation. The Stock Option Committee (which, upon completion of this Offering, will consist of Mr. Adelman, as Chairman, and Messrs. Mitchell and Blum) has responsibility for administering and interpreting the Company's 1996 Stock Option Plan (the "Plan"), and determining the recipients, amounts, and other terms (subject to the requirements of the Plan) of options which may be granted under the Plan from time to time.

   Non-management directors of the Company will receive directors' fees of $500 per meeting for attendance at Board of Directors meetings, and are reimbursed for actual expenses incurred in respect of such attendance. The Company does not intend to separately compensate employees for serving as directors.


   The Company has agreed for a period of five years after the date of this Prospectus, if requested by the Representative, to use its best efforts to nominate for election to the Company's Board of Directors one person designated by the Representative. In the event the Representative elects not to exercise such right, the Representative may designate a person to receive all notices of meetings of the Company's Board of Directors and all other correspondence and communications sent by the Company to its Board of Directors and to attend all such meetings of the Company's Board of Directors. The Company has agreed to reimburse designees of the Representative for their out-of-pocket expenses incurred in connection with their attendance of meetings of the Company's Board of Directors. No person has yet been designated by the Representative to be nominated for election to the Company's Board of Directors. See "Underwriting."

                            EXECUTIVE COMPENSATION

   The following table sets forth the amount of all compensation paid by Commodore and/or its affiliates and allocated to the Company's operations for services rendered during each of 1993, 1994 and 1995 to the person serving as the Company's current Chief Executive Officer and to each of the Company's four most highly compensated executive officers other than the Chief Executive Officer whose total salary and bonus compensation exceeded $100,000 during any such year.

                          SUMMARY COMPENSATION TABLE


                                                  Annual Compensation
                                       ----------------------------------------
Name and                                                             Other
Principal                     Fiscal                                 Annual           All Other
Position                       Year     Salary($)    Bonus($)   Compensation($)    Compensation($)
 -------------------------   --------   ----------    --------   ---------------   ---------------
Paul E. Hannesson                1995     $186,476          $0        $96,000(1)                $0
President and Chief              1994      186,476           0         24,000(1)                 0
Executive Officer                1993      165,000           0                 0                 0

Neil L. Drobny                   1995       75,000           0                 0         81,995(2)
Executive Vice President,        1994            0           0                 0                 0
Commercial Operations            1993            0           0                 0                 0

Albert E. Abel                   1995      114,577      12,500                 0                 0
Senior Vice President            1994      104,666      12,500                 0                 0
and Chief Scientist              1993       41,667           0                 0                 0

Vincent Valeri                   1995      140,000      20,000                 0                 0
Senior Vice President            1994       11,666           0                 0                 0
and Chief Engineer               1993            0           0                 0                 0

Andrew P. Oddi                   1995      100,000           0                 0                 0
Vice President and               1994       90,000      15,000                 0                 0
Chief Financial Officer          1993       90,000           0                 0                 0

- ------
(1) Represents amounts paid to Mr. Hannesson as an allowance for living expenses in the New York metropolitan area.

(2) Represents consulting fees paid to Dr. Drobny prior to his full-time employment.

EMPLOYMENT AGREEMENTS


   Upon completion of this Offering, the Company will enter into a two-year employment agreement with Paul E. Hannesson under which he shall devote substantially all of his business and professional time to the Company and its business development. Under such agreement, Mr. Hannesson shall receive an annual salary of $335,000 per annum. Mr. Hannesson's duties and employment as President and Chief Executive Officer of Commodore will terminate as of the date of this Prospectus.


   Upon completion of this Offering, the Company will assume and amend an employment agreement entered into between Commodore and Neil L. Drobny, effective June 1995 and expiring May 1997. Under such agreement, as amended, Dr. Drobny receives an annual salary of $180,000 through May 1997. The Company has an option to extend Dr. Drobny's agreement through May 1998 at an annual salary of $180,000.

   Upon completion of this Offering, the Company will assume and amend an employment agreement entered into between Commodore and Carl O. Magnell, effective September 1995 and expiring September 1997. Under such agreement, as amended, Mr. Magnell receives an annual base salary of $150,000 through September 1996 and $180,000 through September 1997. The Company has an option to extend Mr. Magnell's agreement through September 1998 at an annual salary of $180,000.

   Upon completion of this Offering, the Company will assume and modify an employment agreement entered into between Commodore and Albert E. Abel, effective August 1993 and expiring August 1997, pursuant to which he is receiving an annual salary of $121,000 through August 1996, $133,100 through August 1997 and $146,410 through August 1998. Pursuant to the modification of Mr. Abel's employment agreement, which is to become effective upon the completion of this Offering, the employment agreement will be extended so as to terminate on the fifth anniversary of the completion of this Offering, with a base salary of $140,000 for the first 12 months of such modified agreement, subject to minimum annual increases of not less than 5% each year thereafter based upon changes in an applicable cost of living index.


   Upon completion of this Offering, the Company will assume an employment agreement entered into between Commodore and Vincent Valeri, effective November 1994 and expiring November 1997, pursuant to which he receives an annual base salary of $140,000.


   Each of Messrs. Hannesson, Drobny, Magnell, Abel and Valeri, as well as Andrew P. Oddi and Gerry D. Getman, are entitled to participate in the Company's Executive Bonus Program. See "Executive Compensation- Executive Bonus Plan."

   Each of the employment agreements with Messrs. Drobny, Magnell, Abel and Valeri require the full-time services of such employees, subject to permitted service with professional-related service organizations and other outside activities that do not materially interfere with the individuals' duties to the Company. The agreements also contain covenants (a) restricting the employee from engaging in any activities competitive with the business of the Company during the term of such employment agreements, (b) prohibiting the employee from disclosure of confidential information regarding the Company, and (c) confirming that all intellectual property developed by the employee and relating to the business of the Company constitutes the sole property of the Company. In addition, each of Messrs. Hannesson, Getman and Oddi has entered into a similar non-competition, non-disclosure and intellectual property agreement with the Company.

   The Company is the sole beneficiary of a $2,500,000 key man life insurance policy on the life of Mr. Abel, and has applied for $1,000,000 key man life insurance policies on the lives of each of Messrs. Hannesson, Drobny, Magnell and Valeri.

STOCK OPTIONS

   On March 28, 1996, Commodore (as sole stockholder of the Company) approved the Company's 1996 Stock Option Plan, as previously adopted by the Company's Board of Directors (the "Plan"), pursuant to which officers, directors, and/or key employees and/or consultants of the Company can receive incentive stock options and non-qualified stock options to purchase up to an aggregate of 2,000,000 shares of the Company's Common Stock (of which no more than 1,500,000 shares may be issued pursuant to non-qualified stock options). On March 29, 1996, the Company's Board of Directors awarded, effective upon completion of this Offering, non- qualified stock options under the Plan to certain key executive officers entitling them to purchase an aggregate of 1,150,000 shares of Common Stock, all of which provide for an exercise price of $6.00 per share, are exercisable at the rate of 20% of the number of options granted in each of calendar 1996 through 2000, inclusive, beginning on March 31, 1996 and, unless exercised, expire on December 31, 2000 (subject to prior termination in accordance with the applicable stock option agreements). In addition, non-qualified options to purchase an aggregate of 202,500 shares of Common Stock were awarded, effective upon completion of this Offering, to members of the Board of Directors who are not employed or otherwise affiliated with the Company, all of which are exercisable at $6.00 per share, are exercisable at the rate of 33 1/3 % of the number of options granted in each of calendar 1996 through 1998, inclusive, beginning on March 31, 1996, and, unless exercised, expire on December 31, 2000 (subject to prior termination in accordance with the applicable stock option agreements). The exercise price applicable to all outstanding stock options represents not less than 100% of the fair market value of the underlying Common Stock as of the date that such options were granted, as determined by the Board of Directors of the Company on the date that such options were granted.

   With respect to incentive stock options, the Plan provides that the exercise price of each such option must be at least equal to 100% of the fair market value of the Common Stock on the date that such option is granted (and 110% of fair market value in the case of stockholders who, at the time the option is granted, own more than 10% of the total outstanding Common Stock), and requires that all such options have an expiration date not later than that date which is one day before the tenth anniversary of the date of the grant of such options (or the fifth anniversary of the date of grant in the case of 10% stockholders). However, with certain limited exceptions, in the event that the option holder ceases to be associated with the Company, or engages in or is involved with any business similar to that of the Company, such option holder's incentive options immediately terminate. Pursuant to the provisions of the Plan, the aggregate fair market value, determined as of the date(s) of grant, for which incentive stock options are first exercisable by an option holder during any one calendar year cannot exceed $100,000.

   With respect to non-qualified stock options, the Plan requires that the exercise price of all such options be at least equal to 100% of the fair market value of the Common Stock on the date such option is granted, provided that non-qualified options may be issued at a lower exercise price (but in no event less than 85% of fair market value) if the net pre-tax income of the Company in the full fiscal year immediately preceding the date of the grant of such option (the "Prior Year") exceeded 125% of the mean annual average net pre-tax income of the Company for the three fiscal years immediately preceding such Prior Year. Non-qualified options must have an expiration date not later than that date which is the day before the eighth anniversary of the date of the grant of the subject option. However, with certain limited exceptions, in the event that the option holder ceases to be associated with the Company, or engages in or becomes involved with any business similar to that of the Company, such option holder's non-qualified options immediately terminate.

   The following table lists information on stock options granted to each of the Company's executive officers and directors and to all executive officers and directors as a group. All of such stock options were granted on March 29, 1996, and (i) with respect to all stock options other than those in favor of Messrs. Adelman, Cohen and Mitchell, are exercisable at the rate of 20% per calendar year in each of 1996 through 2000, inclusive (subject to prior termination under the terms of the applicable option agreements), or (ii) with respect to the stock options granted to Messrs. Adelman, Cohen and Mitchell, are exercisable at the rate of 33-1/3% per calendar year in each of 1996 through 1998, inclusive (subject to prior termination under the terms of the applicable option agreements), and, to the extent not exercised, expire on December 31, 2000. As of the date of this Prospectus, none of such options have been exercised.


                                                    Number of                        Percentage of
                                                      Shares                             Total
                                                    Underlying        Type of           Options         Exercise
Name of                                              Options          Option            Granted        Price per
Officer or Director                                  Granted          Granted          Under Plan        Share
 -----------------------------------------------   ------------   ---------------    ---------------   -----------
Paul E. Hannesson                                       400,000     Non-Qualified              29.6%         $6.00
Neil L. Drobny                                          175,000     Non-Qualified              13.0%         $6.00
Carl O. Magnell                                         175,000     Non-Qualified              13.0%         $6.00
Vincent Valeri                                          125,000     Non-Qualified               9.2%         $6.00
Albert E. Abel                                          125,000     Non-Qualified               9.2%         $6.00
Andrew P. Oddi                                           75,000     Non-Qualified               5.5%         $6.00
Gerry D. Getman                                          75,000     Non-Qualified               5.5%         $6.00
Kenneth L. Adelman                                       67,500     Non-Qualified               5.0%         $6.00
Herbert A. Cohen                                         67,500     Non-Qualified               5.0%         $6.00
David L. Mitchell                                        67,500     Non-Qualified               5.0%         $6.00
                                                   ------------                      ---------------
All executive officers and directors as a group
  (11 persons)                                        1,352,500                               100.0%
                                                   ============                      ===============


EXECUTIVE BONUS PLAN

   In March 1996, the Company's Board of Directors established a five-year Executive Bonus Plan (the "Bonus Plan") to reward executive officers and other key employees based upon the Company achieving certain performance levels. Under the Bonus Plan, commencing with the Company's 1997 fiscal year and for each of the four fiscal years thereafter, the Company will have discretion to award bonuses in an aggregate amount in each fiscal year equal to 1% of the Company's consolidated net sales revenues for such fiscal year, provided and on condition that the Company achieves a consolidated net profit before taxes of not less than 5% of consolidated net sales in each year, and provided that the aggregate bonuses in each year (out of the maximum amount of 1% of annual net sales) shall not be in excess of the proportion by which the Company's consolidated net profit before taxes is greater than 5% of consolidated net sales but less than 15% of consolidated net sales. The

Compensation Committee of the Board of Directors of the Company will determine the allocable amounts or percentages of the bonus pool which may be paid annually to participants; provided, that for fiscal 1997, the following persons shall (subject to their continued full-time employment with the Company) be entitled to receive the following percentages of the bonus payments, if any, payable in respect of fiscal 1997:

                                                           Percentage of
Name of Participant                                    Available Bonus Pool
 -----------------------                              ------------------------
Paul E. Hannesson                                                          20%
Neil L. Drobny                                                             15%
Carl O. Magnell                                                            15%
Albert E. Abel                                                             10%
Vincent Valeri                                                             10%
Gerry D. Getman                                                             5%
Andrew P. Oddi                                                              5%
Other employees                                                            20%

   Bonuses under the Bonus Plan are not exclusive of other bonuses that may be awarded by the Board of Directors or the Compensation Committee from time to time.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

   The Company has included in its Certificate of Incorporation and By-laws provisions to (i) eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duty (provided that such provisions do not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under
Section 174 of the Delaware General Corporation Law (the "Delaware Law"), or for any transaction from which the director and/or officer derived an improper personal benefit), and (ii) indemnify its directors and officers to the fullest extent permitted by the Delaware Law, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information as of the date of this Prospectus with respect to (i) the beneficial ownership of the Common Stock of the Company by each beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, each director, each executive officer and all executive officers and directors of the Company as a group, and (ii) the number of shares of Common Stock owned by each such person and group. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.


                           Number of Shares       Percentage of Outstanding
                           of Common Stock              Common Stock
  Name and Address of        Beneficially            Beneficially Owned
                                             ---------------------------------
  Beneficial Owner(1)         Owned (2)       Before Offering   After Offering
 -----------------------   ----------------   ---------------    --------------
Commodore Environmental
  Services, Inc. .......    15,000,000             100.0%            75.0%
Bentley J. Blum  .......    15,000,000  (3)        100.0%            75.0%
Paul E. Hannesson  .....     1,466,250  (4)          9.7%             7.3%
Neil L. Drobny  ........        99,404  (5)             *                *
Albert E. Abel  ........       703,101  (6)          4.7%             3.5%
Carl O. Magnell  .......        97,534  (7)             *                *
Vincent Valeri  ........       155,323  (8)          1.0%                *
Andrew P. Oddi  ........        80,332  (9)             *                *
Gerry D. Getman  .......        15,000 (10)             *                *
Kenneth L. Adelman  ....        22,500 (11)             *                *
Herbert A. Cohen  ......        22,500 (11)             *                *
David L. Mitchell  .....        22,500 (11)             *                *
All executive officers
  and directors as
  a group (11 persons) .    15,000,000             100.0%            75.0%

- ------
* Percentage ownership is less than 1%.

(1)  The addresses of each of Commodore Environmental Services, Inc., Bentley
     J. Blum, Paul E. Hannesson, Andrew P. Oddi, Kenneth L. Adelman, Herbert
     A. Cohen and David L. Mitchell is 150 East 58th Street, Suite 3400, New York, New York 10155. The addresses of Messrs. Drobny, Abel, Getman, Magnell and Valeri is 1487 Delashmut Avenue, Columbus, Ohio 43212. Bentley J. Blum and Paul E. Hannesson are brothers-in-law.


(2) As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.


(3) Represents all of the shares of Common Stock held by Commodore, based upon Mr. Blum's beneficial ownership of 28,224,050 shares and his spouse's ownership of 2,000,000 shares of common stock of Commodore, representing together 52.7% of the outstanding shares of Commodore common stock. As of March 31, 1996, there were 57,348,953 outstanding shares of Commodore common stock. Does not include

     440,000 shares of Commodore common stock owned by Simone Blum, the mother of Mr. Blum, and 405,000 shares of Commodore common stock owned by Samuel Blum, the father of Mr. Blum. Mr. Blum disclaims any beneficial interest in the shares of Commodore common stock owned by his spouse, mother and father.

(4) Consists of 80,000 shares of Common Stock underlying stock options, representing 20% of the 400,000 stock options granted to Mr. Hannesson under the Plan, which are currently exercisable, as well as an aggregate of 2,650,000 shares of Commodore common stock owned by Suzanne Hannesson, the spouse of Mr. Hannesson, and 2,650,000 shares of Commodore common stock owned by the Hannesson Family Trust (Suzanne Hannesson and John D. Hannesson, trustees) for the benefit of Mr. Hannesson's spouse, representing together 9.7% of the outstanding shares of Commodore common stock. Does not include 1,000,000 shares of Commodore common stock owned by each of Jon Paul and Krista Hannesson, the adult children of Mr. Hannesson. Mr. Hannesson disclaims any beneficial interest in the shares of Commodore common stock owned by or for the benefit of his spouse and children.

(5) Consists of (i) Dr. Drobny's indirect beneficial interest in the shares of Common Stock, based upon his beneficial ownership of 7,266 shares of Commodore common stock and options to purchase 240,000 shares of Commodore common stock at $.50 per share, and (ii) 35,000 shares of Common Stock underlying stock options, representing 20% of the 175,000 stock options granted to Dr. Drobny under the Plan, which are currently exercisable.

(6) Consists of (i) Mr. Abel's indirect beneficial interest in the shares of Common Stock, based upon his ownership of 1,000,000 shares of Commodore common stock, currently exercisable options to purchase an additional 1,000,000 shares of Commodore common stock, and a warrant to purchase 667,964 shares of Commodore common stock at $.05 per share, and (ii) 25,000 shares of Common Stock, representing 20% of the 125,000 stock options granted to Mr. Abel under the Plan, which are currently exercisable.

(7) Consists of (i) Mr. Magnell's indirect beneficial interest in the shares of Common Stock, based upon his ownership of 20,000 shares of Commodore common stock, and currently exercisable options to purchase 220,000 shares of Commodore common stock at $.50 per share, and (ii) 35,000 shares of Common Stock, representing 20% of the 175,000 stock options granted to Mr. Magnell under the Plan, which are currently exercisable.

(8) Consists of (i) Mr. Valeri's indirect beneficial interest in the shares of Common Stock, based upon his ownership of 300,000 shares of Commodore common stock, and currently exercisable options to purchase 200,000 shares of Commodore common stock at $.14 per share, and (ii) 25,000 shares of Common Stock, representing 20% of the 125,000 stock options granted to Mr. Valeri under the Plan, which are currently exercisable.

(9) Consists of (i) Mr. Oddi's indirect beneficial interest in the shares of Common Stock, based upon his current ownership of 200,000 shares of Commodore common stock and currently exercisable options to purchase 50,000 shares of Commodore common stock at $.01 per share, and (ii) 15,000 shares of Common Stock, representing 20% of the 75,000 stock options granted to Mr. Oddi under the Plan, which are currently exercisable.

(10) Consists of 20% of the 75,000 stock options granted to Dr. Getman under the Plan, which are currently exercisable.


(11) Consists of 33-1/3% of the 67,500 stock options granted to each of Messrs. Adelman, Cohen and Mitchell under the Plan, which are immediately exercisable. See "Executive Compensation -- Stock Options."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORGANIZATION AND CAPITALIZATION OF THE COMPANY


   Since its acquisition of the capital stock of Commodore Labs (formerly A.L. Sandpiper Corporation) in 1993, Commodore has advanced an aggregate of $8,925,426 to the Company, which has been used to finance the development of AGENT 313, including salaries of personnel, equipment, facilities and patent prosecution. These cash advances by Commodore were evidenced by successive unsecured 8% promissory notes of the Company's predecessors, and, at December 31, 1995, by the Commodore Funding Note. Kraft Capital Corporation ("Kraft"), a corporation wholly owned by Bentley J. Blum, the principal stockholder of Commodore and Chairman of the Board of the Company and of Commodore, provided approximately $656,000 of such financing to Commodore. Commodore has provided additional advances to the Company of $978,896 for the three months ended March 31, 1996, which were repaid by the Company subsequent to its obtaining a line of credit provided by a commercial bank in April 1996.


   In March 1996, the Company was formed as a wholly-owned subsidiary of Commodore. Prior to this Offering, in exchange for the issuance of 15,000,000 shares of Common Stock, Commodore contributed to the Company (i) all of the assets and properties (including joint working proposals, quotations and bids in respect of projects and contracts awarded for feasibility studies), subject to all of the liabilities, of its operating divisions relating to AGENT 313 and the exploitation of the AGENT 313 technology and processes in all commercial and governmental applications; (ii) all of the outstanding shares of the capital stock of each of Commodore Labs, Inc., Commodore Remediation Technologies, Inc., Commodore Government Environmental Technologies, Inc., Commodore Technologies, Inc. and Sandpiper Properties, Inc. (except for a 9.95% minority interest in Commodore Labs, which is currently held by Albert E. Abel and will be acquired by Commodore (and thereafter contributed by Commodore to the Company) upon completion of this Offering); and (iii) a portion of the Commodore Funding Note in the amount of $3,000,000.

   Upon completion of this Offering, Commodore will convert $4,000,000 under the Commodore Funding Note into the New Commodore Note, which bears interest at 8% per annum, payable as to interest only on a quarterly basis, requires payment of all principal on the fifth anniversary of the completion of this Offering, and is subject to mandatory prepayment, at Commodore's option, from any net proceeds which the Company may receive from the exercise of the Over-allotment Option, and the Company will pay $1,925,426, to Commodore in repayment of the balance of the Commodore Funding Note from a portion of the net proceeds of this Offering. Out of such $1,925,426 Commodore will repay approximately $656,000 to Kraft in respect of the advances made by Kraft to Commodore. See "Risk Factors -- Benefits to Related Parties" and "Use of Proceeds."

   In April 1996, Bentley J. Blum personally guaranteed a $2,000,000 line of credit for the Company from a commercial bank. The initial borrowings under the line of credit, in the approximate amount of $1,000,000, were utilized to repay advances made by Commodore to the Company in 1996, and Commodore, in turn, utilized such funds to repay to Kraft the funds provided by Kraft to Commodore for purposes of the advances to the Company. It is anticipated that the entire $2,000,000 available under the line of credit will have been drawn down at the time of completion of this Offering. The Company will apply $2,000,000 of the net proceeds of this Offering to repay the line of credit, and Mr. Blum's guarantee may be released at such time. See "Use of Proceeds."


   Upon completion of this Offering, Commodore will acquire from Albert E. Abel, the Company's Senior Vice President and Chief Scientist, the remaining 9.95% of the outstanding shares of common stock of Commodore Labs which is not presently owned by the Company, and Commodore will contribute such shares to the Company, for no additional consideration. To acquire the remaining shares of Commodore Labs, Commodore will pay to Mr. Abel the sum of $750,000 in cash, and will issue a ten-year, 8% promissory note to Mr. Abel in the principal amount of $2,250,000, payable as to interest only until the maturity of the note on the tenth anniversary of the date of issuance. Simultaneously, the Company will settle all outstanding obligations for accrued compensation payable to Mr. Abel and for amounts receivable by the Company from Mr. Abel, and it is expected that the net payment to Mr. Abel arising therefrom will be in the approximate amount of $120,000. The Company intends to pay such amount to Mr. Abel from the net proceeds of this Offering. See "Use of Proceeds." The Company will also assume and modify Mr. Abel's employment agreement at that time. See "Executive Compensation -- Employment Agreements."

LICENSES OF AGENT 313 TECHNOLOGY

   As a result of its acquisition of the capital stock of Commodore Labs, the Company currently owns all patents, discoveries, technology and other intellectual property in connection with the AGENT 313 process and system. Commodore licenses from the Company the exclusive worldwide right with the right to sublicense, to make, use, sell and exploit, itself or jointly with other third parties, for the life of all patents now or hereafter owned by the Company, the AGENT 313 process and all related technology underlying such patents and intellectual property in all domestic and international commercial and industrial applications; provided that such license expressly limits the rights of the licensee(s) and any sub-licensees or users of the Company's patents and technologies to the CFC Business.

   The Company and its stockholders, other than Commodore, will not receive any direct or indirect benefit from any revenues delivered from the CFC Business, and any losses or other contingent liabilities incurred by CFC Technologies and other entities operating businesses related to the CFC Business may have a material adverse effect on Commodore, which, in turn, may adversely affect the value of the Securities. See "Risk Factors -- Potential Conflicts of Interest."

TECHNOLOGY SERVICES


   Upon completion of this Offering, the Company will enter into a five-year technology and technical support agreement with Commodore and CFC Technologies. Pursuant to such agreement, the Company will provide certain research and development, equipment engineering and technical support to enable Commodore and CFC Technologies to exploit the CFC Business. Under such agreement, the Company will provide Commodore and CFC Technologies the services of certain Company personnel and equipment. The Company will charge CFC Technologies and Commodore a fee equal to the sum of (a) the actual cost of all materials and equipment utilized in connection with such services; and
(b) an hourly rate allocable to the services rendered by all Company personnel which shall be equal to 120% of the average hourly rate of compensation then payable by the Company to such persons (based on a 35-hour work week). Under the terms of the technology and technical services agreement, in no event will employees of the Company be required to expend in excess of 25% of their business and professional time in any 90-day period to rendering services to Commodore or CFC Technologies, without the majority approval or consent of Kenneth L. Adelman, Herbert A. Cohen and David L. Mitchell, or such other members of the Board of Directors of the Company not otherwise affiliated with or employed by Commodore, the Company or any of their respective subsidiaries.


OFFICES

   The Company's principal executive offices are located in approximately 2,000 square feet of office space in New York, New York, which also serves as the principal executive offices of Commodore and of Messrs. Bentley J. Blum and Paul E. Hannesson, the Chairman and the President and Chief Executive Officer of each of the Company and Commodore, respectively. The Company also maintains administrative offices in approximately 2,000 square feet of space in Great Neck, New York, which also serves as Commodore's main administrative offices. The Company pays $2,500 per month, on a month-to-month basis, representing 50% of the total current monthly occupancy costs for the two offices. See "Business -- Properties."

FUTURE TRANSACTIONS

   In connection with the Offering, the Company's Board of Directors has adopted a policy whereby any future transactions between the Company and any of its subsidiaries, affiliates, officers, directors, principal stockholders and any affiliates of the foregoing will be on terms no less favorable to the Company than could reasonably be obtained in "arm's length" transactions with independent third parties, and that any such transactions also be approved by a majority of the Company's disinterested outside directors.

                          DESCRIPTION OF SECURITIES

GENERAL


   The Company is authorized by its Certificate of Incorporation to issue an aggregate of 50,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), which Preferred Stock may be issued with such rights, designations and privileges (including redemption and voting rights) as the Board of Directors may, from time to time, determine.


COMMON STOCK

   Holders of the Common Stock are entitled to one vote per share and, subject to the rights of the holders of the Preferred Stock (discussed below), to receive dividends when and as declared by the Board of Directors, and to share ratably in the assets of the Company legally available for distribution in the event of the liquidation, dissolution or winding up of the Company. Holders of the Common Stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights. In the event the Company were to elect to sell additional shares of its Common Stock following this Offering, investors in this Offering would have no right to purchase such additional shares. As a result, their percentage equity interest in the Company would be diluted. The shares of Common Stock offered hereby will be, when issued and paid for, fully-paid and not liable for further call or assessment. Holders of the Common Stock do not have cumulative voting rights, which means that the holders of more than half of the outstanding shares of Common Stock (subject to the rights of the holders of the Preferred Stock) can elect all of the Company's Directors, if they choose to do so. In such event, the holders of the remaining shares would not be able to elect any Directors. The Board is empowered to fill any vacancies on the Board. Except as otherwise required by the Delaware Law, all stockholder action is taken by vote of a majority of the outstanding shares of Common Stock voting as a single class present at a meeting of stockholders at which a quorum (consisting of a majority of the outstanding shares of the Company's Common Stock) is present in person or by proxy.

PREFERRED STOCK

   The Company is authorized by its Certificate of Incorporation to issue a maximum of 5,000,000 shares of Preferred Stock, in one or more series and containing such rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may, from time to time, be determined by the Board of Directors of the Company. Preferred Stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of Preferred Stock shall be issued, a Certificate of Designation, setting forth the series of such Preferred Stock and the relative rights, privileges and limitations with respect thereto, shall be filed with the Secretary of State of the State of Delaware. The effect of such Preferred Stock is that the Company's Board of Directors alone, within the bounds and subject to the federal securities laws and the Delaware Law, may be able to authorize the issuance of Preferred Stock which could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

WARRANTS


   The following is a brief summary of certain provisions of the Warrants. Reference is made to the actual text of the Warrant Agreement between the Company and The Bank of New York (the "Warrant Agent"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, for a more complete description of the Warrants. See "Additional Information."


   Exercise Price and Terms. Each Warrant entitles the registered holder thereof to purchase, at any time during the four year period commencing one year after the date of this Prospectus, one share of Common Stock at a price
of $     per share (140% of the initial public offering price per share of
Common Stock), sub-
ject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. Commencing one year after the date of this Prospectus, the Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

   Adjustments. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock, or sale by the Company of shares of its Common Stock or other securities convertible into Common Stock (exclusive of options and shares under the Plan, and other limited exceptions) at a price below the then-applicable exercise price of the Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company, in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might have been purchased upon the exercise of the Warrant.


   Redemption Provisions. Commencing 18 months after the date of this Prospectus, the Warrants are subject to redemption at $.01 per Warrant on 30 days' prior written notice provided that the average closing sale price of the Common Stock as reported on the AMEX equals or exceeds $18.00 per share (subject to adjustment for stock dividends, stock splits, combinations or reclassifications of the Common Stock), for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In the event the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the business day immediately preceding the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.


   Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date five years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

   Modification of Warrants. The Company and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the warrantholders. The Company may, in its sole discretion, lower the exercise price of the Warrants for a period of not less than 30 days on not less than thirty (30) days' prior written notice to the warrantholders and the Representative. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant requires the consent of two-thirds of the warrantholders. No other modifications may be made to the Warrants, without the consent of two-thirds of the warrantholders.

   The Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to have all of the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so.

   The Warrants are separately transferable immediately upon issuance. Although the Securities will not knowingly be sold to purchasers in jurisdictions in which the Securities are not registered or otherwise qualified for sale, purchasers may buy Warrants in the aftermarket or may move to jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants, and holders of Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

SECTION 203 OF THE DELAWARE LAW

   Section 203 of the Delaware Law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or
(iii) on or after such date, the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3 % of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person, who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR AND WARRANT AGENT

   The Transfer Agent and Registrar for the Common Stock and the Warrant Agent for the Warrants is The Bank of New York, 101 Barclay Street, New York, New York 10286.

                       SHARES ELIGIBLE FOR FUTURE SALE


   Upon completion of this Offering, the Company will have 20,000,000 shares of Common Stock outstanding, of which only the 5,000,000 shares offered hereby (and the 5,000,000 Warrants) will be transferable without restriction under the Securities Act. The other 15,000,000 outstanding shares of Common Stock, all of which are owned by Commodore, are "restricted securities" (as that term is defined in Rule 144 promulgated under the Securities Act) which may be publicly sold only if registered under the Securities Act or if sold in accordance with an applicable exemption from registration, such as Rule
144. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted securities for at least two years, is entitled to sell (together with any person with whom such individual is required to aggregate sales), within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if the Common Stock is quoted on the AMEX or another national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements, and the availability of current public information regarding the Company. A person who has not been an affiliate of the Company for at least three months, and who has beneficially owned restricted securities for at least three years, is entitled to sell such restricted shares under Rule 144 without regard to any of the limitations described above.


   No prediction can be made as to the effect that future sales of Common Stock, or the availability of shares of Common Stock for future sale, will have on the market prices of the Common Stock and the Warrants prevailing from time to time. The Company and Commodore, as well as all holders of outstanding securities exercisable for or convertible into Common Stock (other than the Representative's Warrants), have agreed not to, directly or indirectly, issue, agree or offer to sell, sell, transfer, assign, distribute, grant an option for purchase or sale of, pledge, hypothecate or otherwise encumber or dispose of any beneficial interest in such securities for a period of 24 months following the date of this Prospectus without the prior written consent of the Representative. The sale or issuance, or the potential for sale or issuance, of Common Stock after such 24-month period could have an adverse impact on the market prices of the Common Stock and/or the Warrants. Sales of substantial amounts of Common Stock or the perception that such sales could occur could adversely affect prevailing market prices for the Securities. See "Underwriting."

                                 UNDERWRITING

   The Underwriters named below (the "Underwriters"), for whom National Securities Corporation is acting as representative (in such capacity, the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), to purchase from the Company and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of shares of Common Stock and Warrants set forth opposite their names:


                                                                   Number of
             Underwriters                                          Securities
             ------------                                         ------------
    National Securities  Corporation ...................


                                                                  ------------
     Total  ............................................           5,000,000
                                                                  ============

   The Underwriters are committed to purchase all the shares of Common Stock and Warrants offered hereby, if any of such Securities are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

   The Company has been advised by the Representative that the Underwriters propose initially to offer the Securities to the public at the initial public offering prices set forth on the cover page of this Prospectus and to certain
dealers at such prices less concessions not in excess of $    per share of
Common Stock and $    per Warrant. Such dealers may reallow a concession not
in excess of $    per share of Common Stock and $    per Warrant to certain
other dealers. After the commencement of the Offering, the public offering price, concession and reallowance may be changed by the Representative.

   The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the Securities offered hereby.

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Representative a non-accountable expense allowance equal to 3% of the gross proceeds derived from the sale of the Securities underwritten, of which $50,000 has been paid to date.

   The Company has granted to the Underwriters an over-allotment option, exercisable during the 45-day period from the date of this Prospectus, to purchase up to an additional 750,000 shares of Common Stock and/or an additional 750,000 Warrants at the initial public offering prices per share and per Warrant, respectively, offered hereby, less underwriting discounts and the non-accountable expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Securities offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional Securities proportionate to its initial commitment.

   The Company and all officers, directors and stockholders of the Company and all holders of any options, warrants or other securities convertible, exercisable or exchangeable for Common Stock have agreed not to, directly or indirectly, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge or otherwise dispose of any beneficial interest in such securities for a period of 24 months following the date of this Prospectus without the prior written consent of the Representative. An appropriate legend shall be marked on the face of certificates representing all such securities.

   In connection with this Offering, the Company has agreed to sell to the Representative, for nominal consideration, warrants to purchase from the Company up to 500,000 shares of Common Stock and/or up to 500,000 Warrants (the "Representative's Warrants"). The Representative's Warrants are
initially exercisable at a price of $    per share [120% of the initial
public offering price per share of Common Stock] and $    per

Warrant [120% of the initial public offering price per Warrant] for a period of four years, commencing one year after the date of this Prospectus and are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the date of this Prospectus, except to officers of the Representative. The Representative's Warrants provide for adjustment in the number of securities issuable upon the exercise thereof as a result of certain subdivisions and combinations of the Common Stock. The Representative's Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise thereof.

   The Underwriting Agreement provides that the Representative has a right of first refusal for a period of three years after the effective date of the Registration Statement with respect to any sale of securities by the Company or any of its present or future subsidiaries; provided, however, that the Company may terminate such right of first refusal upon the payment of $150,000 to the Representative in the event the Company elects to proceed with a firm commitment public offering through another investment banking firm.

   The Company has agreed for a period of five years after the date of this Prospectus, if requested by the Representative, to use its best efforts to nominate for election to the Company's Board of Directors one person designated by the Representative. In the event the Representative elects not to exercise such right, the Representative may designate a person to receive all notices of meetings of the Company's Board of Directors and all other correspondence and communications sent by the Company to its Board of Directors and to attend all such meetings of the Company's Board of Directors. The Company has agreed to reimburse designees of the Representative for their out-of-pocket expenses incurred in connection with their attendance of meetings of the Company's Board of Directors. No person has yet been designated by the Representative to be nominated for election to the Company's Board of Directors.

   Although the Representative has been in business for over 40 years, the Representative has participated in only seven public offerings as an underwriter during the last five years. In evaluating an investment in the Company, prospective purchasers of the Securities offered hereby should consider the Representative's limited experience.


   Prior to this Offering, there has been no public market for the Securities. Consequently, the initial public offering prices of the Securities and the terms of the Warrants have been determined by negotiation between the Company and the Representative and do not necessarily bear any relationship to the Company's asset value, net worth, or other established criteria of value. The factors considered in such negotiations were prevailing market conditions, the history of and prospects for the industry in which the Company competes, an assessment of the Company's technology and management, the prospects of the Company, its capital structure, the market for initial public offerings and market prices of similar securities of comparable publicly-traded companies.


   Upon the exercise of any Warrants more than one year after the date of this Prospectus, which exercise was solicited by the Representative, and to the extent not inconsistent with the guidelines of the National Association of Securities Dealers, Inc. and the Rules and Regulations of the Commission, the Company has agreed to pay the Representative a commission of 5% of the aggregate exercise price of such Warrants. However, no compensation will be paid to the Representative in connection with the exercise of the Warrants if
(a) the market price of the Common Stock is lower than the exercise price,
(b) the Warrants are held in a discretionary account, or (c) the Warrants are exercised in an unsolicited transaction where the holder of the Warrant has not stated in writing that the transaction was solicited and has not designated in writing the Representative as soliciting agent. Unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, the Representative and any soliciting broker-dealers will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities for the periods prescribed by exemption (xi) to Rule 10b-6 before the solicitation activity or the termination (by waiver or otherwise) of any right that the Representative and any soliciting broker-dealers may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, the Representative and any soliciting broker-dealers may be unable to continue to provide a market for the Common Stock or Warrants during certain periods while the Warrants are exercisable. If the Representative has engaged in any of the activities prohibited by Rule 10b-6 during the periods described above, the Representative has undertaken to waive unconditionally its rights to receive a commission on the exercise of such Warrants.

   The foregoing is a summary of the principal terms of the agreements described above. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement of which this Prospectus is a part for a more complete description thereof. See "Additional Information."

                                LEGAL MATTERS

   The validity of the issuance of the Securities offered hereby will be passed upon for the Company by the law firm of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, New York, New York, as counsel to the Company in connection with this Offering. Orrick, Herrington & Sutcliffe, New York, New York, has acted as counsel to the Underwriters in connection with this Offering. A shareholder of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel is the holder of stock options to purchase an aggregate of 400,000 shares of Commodore common stock, representing less than 1% of Commodore's outstanding common stock.

                                   EXPERTS

   The consolidated financial statements included in this Prospectus and in the Registration Statement of which this Prospectus is a part have been audited by Tanner + Co., independent certified public accountants, to the extent and for the periods set forth in the report of such firm contained herein and in the Registration Statement of which this Prospectus is a part. All such financial statements have been included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION


   The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington D.C., a Registration Statement under the Securities Act with respect to the Securities offered hereby. This Prospectus, filed as a part of the Registration Statement, does not contain certain information set forth in or annexed as exhibits to the Registration Statement. For further information regarding the Company and the Securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof, which may be inspected at the office of the Commission without charge or copies of which may be obtained therefrom upon request to the Commission and payment of the prescribed fee. With respect to each contract, agreement or other document referred to in this Prospectus and filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved.


   The Registration Statement and such exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                     COMMODORE APPLIED TECHNOLOGIES, INC.
                               AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                       Page
                                                                      --------
Independent Auditors' Report  ......................                    F-2
Consolidated Balance Sheet  ........................                    F-3
Consolidated Statement of Operations  ..............                    F-4
Consolidated Statement of Stockholders' Deficit  ...                    F-5
Consolidated Statement of Cash Flows  ..............                    F-6
Notes to Consolidated Financial Statements  ........                    F-8

                                                             LOGO
                                                -----------------------------
                                                TANNER + Co.

                                                CERTIFIED PUBLIC ACCOUNTANTS
                                                ------------------------------

                                                675 East 500 South, Suite 640
                                                Salt Lake City, Utah 84102
                                                Telephone (801) 532-7444
                                                Fax (801) 532-4911

                                                A PROFESSIONAL CORPORATION

                         INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF COMMODORE APPLIED TECHNOLOGIES, INC.

   We have audited the accompanying consolidated balance sheet of Commodore Applied Technologies, Inc., and subsidiaries, (a development stage company) as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the three years then ended, and cumulative amounts since January 1, 1994 (date of commencement of the development stage) to December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commodore Applied Technologies, Inc., and subsidiaries, (a development stage company) as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the three years then ended, and cumulative amounts since January 1, 1994 (date of commencement of the development stage) to December 31, 1995, in conformity with generally accepted accounting principles.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 10, the Company's significant losses, and deficits in working capital and stockholders' equity raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in note 10. The accompanying consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

   As described in note 2 of the consolidated financial statements, the consolidated financial statements at December 31, 1994 and for the year then ended reflect the application of cost based accounting arising from an acquisition.


                                          TANNER + CO.
Salt Lake City, Utah
January 19, 1996
except for notes 1, 2, 3, 7, 8 and 12
which are dated April 8, 1996 and
except for note 13 which is
dated June 24, 1996

                     COMMODORE APPLIED TECHNOLOGIES, INC.
                               AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)
                          CONSOLIDATED BALANCE SHEET


                                                                 December 31,              March 31,
                                                        ------------------------------    -------------
                                                             1994            1995             1996
                                                         -------------   -------------    -------------
                                                                                          (unaudited)
         ASSETS
Current assets:
     Cash  ...........................................    $        --     $     3,754     $    10,497
     Receivables:
          Current portion related party note receivable        65,639          65,639          65,639
          Interest from related party  ...............         26,260          32,788          34,442
                                                         -------------   -------------    -------------
                                                               91,899          98,427         100,081
          Less allowance for loan loss  ..............             --         (98,427)       (100,081)
                                                         -------------   -------------    -------------
               Total current assets  .................         91,899           3,754          10,497
                                                         -------------   -------------    -------------
Property and equipment:
     Furniture and equipment  ........................         85,116         120,404         133,190
     Research equipment  .............................        619,035         799,749         822,710
     Leasehold improvements  .........................         53,884          64,422          64,422
                                                         -------------   -------------    -------------
                                                              758,035         984,575       1,020,322
          Less accumulated amortization and depreciation       56,546          84,928         104,926
                                                         -------------   -------------    -------------
               Net property and equipment  ...........        701,489         899,647         915,396
                                                         -------------   -------------    -------------
Other assets:
     Patent - net  ...................................         58,674         183,776         195,004
     Other  ..........................................          3,416           3,416          53,416
                                                         -------------   -------------    -------------
               Total other assets  ...................         62,090         187,192         248,420
                                                         -------------   -------------    -------------
                                                          $   855,478     $ 1,090,593     $ 1,174,313
                                                         ============   =============    =============
         LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Cash deficit  ...................................    $     7,641     $        --     $        --
     Accounts payable  ...............................        279,483         208,980         245,899
     Notes payable to related parties  ...............        428,677         428,677         428,677
     Accrued compensation  ...........................         65,978          69,881          59,417
     Note payable to principal stockholder  ..........      4,760,089       8,925,426       6,904,322
                                                         -------------   -------------    -------------
        Total current liabilities ....................      5,541,868       9,632,964       7,638,315
                                                         -------------   -------------    -------------
Minority interest  ...................................             --              --          19,372
Commitments and contingencies  .......................             --              --              --
Stockholders' (deficit):
     Preferred stock (Commodore Labs), series "B", $1 par
        value 10% noncumulative 600,000 shares authorized
        19,372 shares issued and outstanding .........         19,372          19,372              --
     Common stock (Commodore Labs), $.01, 1,000,000
        authorized; 147,012 shares issued and outstanding
        at December 31, 1994 and 1995 ................          1,470           1,470              --
     Preferred stock, $.001 par value 5,000,000 shares
        authorized, and no shares issued .............             --              --              --
     Common stock, $.001, 50,000,000 shares authorized;
        15,000,000 shares issued and outstanding at March
        31, 1996 .....................................             --              --          15,000
     Additional paid-in capital  .....................          9,635           9,635       2,996,105
     Deficit accumulated during development stage  ...     (4,716,867)     (8,572,848)     (9,494,479)
                                                         -------------   -------------    -------------
          Total stockholders' (deficit)  .............     (4,686,390)     (8,542,371)     (6,483,374)
                                                         -------------   -------------    -------------
                                                          $   855,478     $ 1,090,593     $ 1,174,313
                                                         =============   =============    =============


         See accompanying notes to consolidated financial statements.

                     COMMODORE APPLIED TECHNOLOGIES, INC.
                               AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)
                     CONSOLIDATED STATEMENT OF OPERATIONS

                                                   Years Ended
                                                   December 31,
                              ----------------------------------------------------
                                      1993               1994             1995
                               ------------------   --------------    ------------

                                 Commodore
                                Laboratories, Inc.
                                 (Predecessor
                                   Company)

Revenue:
     Research and
        development projects       $ 154,489        $       116      $        --
                               ------------------   --------------    ------------
Costs and expenses:
     Research and
        development ........         170,992            380,387         1,815,231
     General and
        administrative .....         173,292          1,368,938         1,772,909
     Write-off of acquired
        in process
        technology .........              --          2,423,662               --
                               ------------------   --------------    ------------
          Total costs and
             expenses ......         344,284          4,172,987         3,588,140
                               ------------------   --------------    ------------
Loss from operations  ......        (189,795)        (4,172,871)       (3,588,140)
                               ------------------   --------------    ------------
Other income (expense):
     Interest income  ......           6,546              6,546             6,528
     Interest expense --
        related party ......        (290,386)          (550,542)         (274,369)
                               ------------------   --------------    ------------
          Net other income
             (expense) .....        (283,840)          (543,996)         (267,841)
                               ------------------   --------------    ------------
          Loss before
             income taxes ..        (473,635)        (4,716,867)       (3,855,981)
Income taxes  ..............              --                 --               --
                               ------------------   --------------    ------------
          Net loss  ........       $ (473,635)      $(4,716,867)      $(3,855,981)
                               ==================   ==============    ============
          Loss per share  ..                        $      (.31)      $      (.26)
                                                    ==============    ============


                                                                 Cumulative
                                                               Amounts Since
                                                                 January 1,
                                                                 1994 (Date
                                                                of Commence-
                                                                ment of the
                                                                Development
                                    Three Months Ended           Stage) to
                                        March 31,                March 31,
                                ----------------------------   ---------------
                                   1995            1996             1996
                                ------------   ------------    ---------------
                                (Unaudited)    (Unaudited)

Revenue:
     Research and
        development projects     $     --        $     --       $      116
                               ----------       ----------    ------------
Costs and expenses:
     Research and
        development ........     396,786          368,422        2,564,040
     General and
        administrative .....     358,627          364,493        3,506,340
     Write-off of acquired
        in process
        technology .........          --               --        2,423,662
                               ----------       ----------    ------------
          Total costs and
             expenses ......     755,413          732,915        8,494,042
                               ----------       ----------    ------------
Loss from operations  ......    (755,413)        (732,915)      (8,493,926)
                               ----------       ----------    ------------
Other income (expense):
     Interest income  ......       1,632            1,654           14,728
     Interest expense --
        related party ......     (58,821)        (190,370)      (1,015,281)
                               ----------       ----------    ------------
          Net other income
             (expense) .....     (57,189)        (188,716)      (1,000,553)
                               ----------       ----------    ------------
          Loss before
             income taxes ..    (812,602)        (921,631)      (9,494,479)
Income taxes  ..............          --              --               --
                               ----------       ----------    ------------
          Net loss  ........   $(812,602)       $(921,631)     $(9,494,479)
                               ==========       ==========    ============
          Loss per share  ..   $    (.05)       $    (.06)
                               ==========       ==========


- ------


         See accompanying notes to consolidated financial statements.

                     COMMODORE APPLIED TECHNOLOGIES, INC.
                               AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)
               CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
            YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 (AUDITED)
              AND THREE MONTHS ENDED MARCH 31, 1996 (UNAUDITED)
                         AND CUMULATIVE AMOUNTS SINCE
                    JANUARY 1, 1994 (DATE OF COMMENCEMENT
               OF THE DEVELOPMENT STAGE) THROUGH MARCH 31, 1996


                                             Commodore Laboratories, Inc.
                                                 (Predecessor Company)
                                  ---------------------------------------------------
                                     Preferred Stock            Preferred Stock
                                         Series A                   Series B
                                 -----------------------   --------------------------
                                   Number      Amount         Number        Amount
                                  --------   -----------    -----------   -----------
Balance, January 1, 1993  .....      977      $ 977,000            --     $      --
Issuance of a dividend of
  preferred stock to common
  stockholders ................       --             --       577,081       577,081
Net loss  .....................       --             --            --            --
                                  --------   -----------    -----------   -----------
Balance, December 31, 1993  ...      977        977,000       577,081       577,081
Push down of Parent equity at
  acquisition .................       --             --            --            --
Retirement of preferred stock       (977)      (977,000)     (557,709)     (557,709)
Net loss (development stage)  .       --             --            --            --
                                  --------   -----------    -----------   -----------
Balance, December 31, 1994  ...       --             --        19,372        19,372
Net loss (development stage)  .       --             --            --            --
                                  --------   -----------    -----------   -----------
Balance, December 31, 1995  ...       --             --        19,372        19,372
Capitalization of Commodore
  Applied Technologies, Inc.:
Conversion of note payable to
  principal stockholder to
  equity (unaudited) ..........       --             --            --            --
Reclassification of preferred
  stock of subsidiary to
  minority interest (unaudited)       --             --       (19,372)      (19,372)
Net loss (development stage)
  (unaudited) .................       --             --            --            --
                                  --------   -----------    -----------   -----------
Balance, March 31, 1996
  (unaudited) .................       --      $      --            --     $      --
                                  ========   ===========    ===========   ===========


                                                                                                 Deficit
                                                                                               Accumulated
                                                              Additional                          During
                                        Common Stock            Paid-In       Accumulated      Development
                                 -------------------------
                                     Number       Amount        Capital         Deficit           Stage
                                  ------------   ---------    ------------   --------------   --------------
Balance, January 1, 1993  .....       147,012     $ 1,470     $  816,111      $(2,179,422)
Issuance of a dividend of
  preferred stock to common
  stockholders ................            --          --       (577,081)              --
Net loss  .....................            --          --             --         (473,635)
                                  ------------   ---------    ------------   --------------
Balance, December 31, 1993  ...       147,012     $ 1,470     $  239,030      $(2,653,057)
                                  ------------   =========    ============   ==============
Push down of Parent equity at
  acquisition .................            --     $ 1,470     $    9,635      $        --
Retirement of preferred stock              --          --             --               --
Net loss (development stage)  .            --          --             --               --      $(4,716,867)
                                  ------------   ---------    ------------   --------------   --------------
Balance, December 31, 1994  ...       147,012       1,470          9,635               --       (4,716,867)
Net loss (development stage)  .            --          --             --               --       (3,855,981)
                                  ------------   ---------    ------------   --------------   --------------
Balance, December 31, 1995  ...       147,012       1,470          9,635               --       (8,572,848)
Capitalization of Commodore
  Applied Technologies, Inc.:
Conversion of note payable to
  principal stockholder to
  equity (unaudited) ..........    14,852,988      13,530      2,986,470               --               --
Reclassification of preferred
  stock of subsidiary to
  minority interest (unaudited)            --          --             --               --               --
Net loss (development stage)
  (unaudited) .................            --          --             --               --         (921,631)
                                  ------------   ---------    ------------   --------------   --------------
Balance, March 31, 1996
  (unaudited) .................    15,000,000     $15,000     $2,996,105      $        --      $(9,494,479)


         See accompanying notes to consolidated financial statements.

                     COMMODORE APPLIED TECHNOLOGIES, INC.
                               AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)
                     CONSOLIDATED STATEMENT OF CASH FLOWS



                                                                                                                       Cumulative
                                                                                                                      Amounts Since
                                                                                                                       January 1,
                                                                                                                       1994 (Date
                                                                                                                      of Commence-
                                                                                                                       ment of the
                                                                                                                       Development
                                                             Years Ended                    Three Months Ended           Stage) to
                                                             December 31,                         March 31,              March 31,
                                                  -------------------------------------     -------------------       -------------
                                                       1993        1994          1995          1995         1996           1996
                                                      ------      ------        ------        ------       -----           -----
                                                                                          (Unaudited)     (Unaudited)
                                                     Commodore
                                                 Laboratories, Inc.
                                                    (Predecessor
                                                      Company)


Cash flows from operating activities:
   Net loss ..................................      $(473,635)    $(4,716,867)  $(3,855,981)   $ (812,602) $(921,631)  $(9,494,479)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
     Depreciation and amortization  ..........          5,307          27,535        40,411        16,747     23,193        91,139
     Provisions for bad debts -- related party             --              --        98,427            --      1,654       100,081
     Write-off of in process technology  .....             --       2,423,662            --            --      --        2,423,662
     Decrease (increase) in:
          Accounts receivable -- trade  ......            (51)             51            --            --      --               51
          Accrued interest receivable  .......         (6,546)         (6,546)       (6,528)       (4,569)    (1,654)      (14,728)
          Other assets  ......................            403              (1)           --            --    (50,000)      (50,001)
     Increase (decrease) in:
          Cash overdraft  ....................             --           7,641        (7,641)       (7,641)     --            --
          Accounts payable  ..................          2,431         220,496       (70,503)      (69,229)    36,919       186,912
          Other accrued liabilities  .........          1,360              --            --            --      --            --
          Accrued compensation  ..............         40,080          19,097         3,903        (3,061)   (10,464)       12,536
                                                    ---------       ---------    ----------     ----------  ---------   ----------
             Net cash used in operating activities   (430,651)     (2,024,932)   (3,797,912)     (880,355)  (921,983)   (6,744,827)
                                                    ---------       ---------    ----------     ----------  ---------   ----------
Cash flows from investing activities:
   Construction of equipment .................             --        (592,605)           --            --     --          (592,605)
   Purchase of equipment .....................         (9,140)       (112,189)     (226,540)     (100,314)   (35,747)     (374,476)
   Acquisition of patents ....................        (21,335)        (41,409)     (137,131)      (30,287)   (14,423)     (192,963)
                                                    ---------       ---------    ----------     ----------  ---------   ----------
             Net cash used in investing activities    (30,475)       (746,203)     (363,671)     (130,601)   (50,170)   (1,160,044)
                                                    ---------       ---------    ----------     ----------  ---------   ----------
Cash flows from financing activities:
   Borrowings from principal stockholder .....        504,801       2,720,579     4,165,337     1,048,666    978,896     7,864,812
   Increase in long-term debt ................             --             486            --            --      --              486
                                                    ---------       ---------    ----------     ----------  ---------   ----------
             Net cash provided by financing
               activities  ...................        504,801       2,721,065     4,165,337     1,048,666    978,896     7,865,298
                                                    ---------       ---------    ----------     ----------  ---------   ----------
Increase (decrease) in cash  .................         43,675         (50,070)        3,754        37,710      6,743       (39,573)
Cash, beginning of period  ...................          6,395          50,070            --            --      3,754        50,070
                                                    ---------       ---------    ----------     ----------  ---------   ----------
Cash, end of period  .........................      $  50,070     $        --   $     3,754    $   37,710   $ 10,497    $   10,497
                                                    =========     ===========   ===========    ==========   =========   ===========



          See accompanying notes to consolidated financial statements.

                     COMMODORE APPLIED TECHNOLOGIES, INC.
                               AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)
              CONSOLIDATED STATEMENT OF CASH FLOWS -- CONTINUED


                                                                                                                       Cumulative
                                                                                                                     Amounts Since
                                                                                                                       January 1,
                                                                                                                       1994 (Date
                                                                                                                      of Commence-
                                                                                                                       ment of the
                                                                                                                       Development
                                                            Years Ended                          Three Months Ended     Stage) to
                                                            December 31,                              March 31,          March 31,
                                            ---------------------------------------------   --------------------------
                                                 1993                 1994       1995          1995            1996       1996
                                            ----------------------   --------    --------   -------------   -----------------------
                                                                                            (Unaudited)      (Unaudited)
                                                  Commodore
                                              Laboratories, Inc.
                                                 (Predecessor
                                                   Company)
Supplemental disclosure of cash flow
  information
   Cash paid during the period for:
     Interest  ..........................         $363               --         --            --            --           --
                                                 ======             =====     =====        ======          =====        =====
     Income taxes  ......................         $ --               --         --            --            --           --
                                                 ======             =====     =====        ======          =====        =====


- ------

NONCASH INVESTING AND FINANCING ACTIVITIES:

   During the period ending March 31, 1996, the Company performed the following noncash transactions:

    The Company was capitalized through the contribution by the Company's principal stockholder of $3,000,000 of a note payable to such stockholder for 15,000,000 shares of common stock. Series B preferred stock of Commodore Labs in the amount of $19,372 became minority interest as a result of such capitalization.

   During the year ended December 31, 1994, the Company performed the following noncash transactions:

    Accrued interest payable of $19,570 was converted to long-term debt.

   During the year ended December 31, 1993, the Company performed the following noncash transactions:

    Accrued compensation totaling $170,934 was converted to notes payable. The Company issued 577,081 shares of Commodore Labs series B preferred stock, $1 par value, as a common stock dividend.






         See accompanying notes to consolidated financial statements.

                     COMMODORE APPLIED TECHNOLOGIES, INC.
                               AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

   On March 28, 1996, Commodore Environmental Services, Inc. (Commodore) filed a Certificate of Incorporation for Commodore Applied Technologies, Inc. (Company). On March 29, 1996, Commodore capitalized the Company by (i) contributing to the Company 90.05% of the common stock of Commodore Laboratories, Inc., formerly A.L. Sandpiper Corporation, and subsidiary (Commodore Labs), 100% of the outstanding capital stock of Commodore Technologies, Inc., 100% of the outstanding capital stock of Commodore Remediation Technologies, Inc., 100% of the outstanding capital stock of Commodore Government Environmental Technologies, Inc., and 100% of the outstanding capital stock of Sandpiper Properties, Inc., (ii) assigning any and all rights and interests of Commodore in all contracts, assets or properties relating to or in respect of the AGENT 313 solvated electron chemistry technology and processes and the exploitation thereof in any manner or for any purpose and (iii) contributing $3,000,000 in principal amount of a promissory note owed to Commodore by Commodore Labs in exchange for the issuance of 15,000,000 shares of common stock of the Company. At the time of the capitalization of the Company, a related party owned 9.95% of the outstanding common stock of Commodore Labs and unrelated parties owned 19,372 shares of series B preferred stock, $1 par value, of Commodore Labs which are presented as minority interest in the financial statements.


   Commodore, the sole stockholder of the Company, acquired 90.05% of the outstanding common stock of Commodore Labs in December 1993. The financial statements for 1994 and 1995 include the accounts of Commodore Labs on the same basis as they are included in Commodore's consolidated financial statements, which give effect to allocating the cost of Commodore's investment in Commodore Labs (Commodore's cost basis) as though it was acquired on January 1, 1994 (push-down accounting). No material transactions occurred with respect to Commodore Labs between December 22, 1993 and December 31, 1993.

   The consolidated financial statements include the accounts of Commodore Labs and its wholly owned subsidiary, PCB Sandpiper, for the period January 1, 1993 through December 31, 1995 and the unaudited accounts through March 31, 1996. The consolidated financial statements of operations, stockholders' deficit and cash flows for the year ended December 31, 1993 are those of the predecessor company, Commodore Labs and Subsidiary, and are therefore not comparable to the consolidated financial statements of the Company for subsequent periods. It does not include transactions for the Company, as it was not organized until March 1996, and transactions from the other contributed companies as there were no material transactions, assets or liabilities in the companies during the period January 1, 1993 through March 31, 1996.

   After the capitalization of the Company, Commodore retained 100% ownership of the Company, and the Company retained its 90.05% ownership of the common stock of Commodore Labs. No minority interest for the common stock of Commodore Labs was reflected because losses applicable to the minority interest exceeded the minority interest in the equity capital of the subsidiary.


   All material intercompany accounts, transactions and profits have been eliminated in the consolidation.

(2) SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

   The Company is an environmental technology company which has developed and intends to commercialize its patented process known as AGENT 313 to treat and decontaminate soils and other materials, including sludges, sediments, oils and other hydrocarbon liquids, metals and porous and non-porous structures and surfaces, by destroying polycholorinated biphenyls (PCBs), pesticides, dioxins, chlorinated substances, chemical and biological phosphates and other toxic contaminants to an extent sufficient to satisfy current federal guidelines. AGENT 313 is based upon solvated electron chemistry, which mixes solvents such as anhydrous liquid ammonia with various base metals to produce a solvated electron solution. In January 1994, Commodore made the decision to focus on developing and securing world wide rights for AGENT 313 rather than performing services for other entities.

                     COMMODORE APPLIED TECHNOLOGIES, INC.
                               AND SUBSIDIARIES
                        (A Development Stage Company)
          Notes to Consolidated Financial Statements  - (Continued)

(2) Significant Accounting Policies  - (Continued)

 DEVELOPMENT STAGE COMPANY

   As a result of this decision effective January 1, 1994, the Company is considered a development stage company as defined in SFAS No. 7. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

 COST BASED ACCOUNTING OF ACQUISITION


   Commodore, the sole stockholder of the Company, acquired 90.05% of the outstanding common stock of Commodore Labs in December 1993. The financial statements for 1994 and 1995 include the accounts of Commodore Labs on the same basis as they are included in Commodore's consolidated financial statements, which gives effect to allocating the cost of Commodore's investment in Commodore Labs (Commodore's cost basis) as though it was acquired on January 1, 1994 (push-down accounting). No material transactions occurred with respect to Commodore Labs between December 22, 1993 and December 31, 1993. The consolidated financial statements for 1993 are presented on the historical basis of accounting of Commodore Labs and include the accounts of Commodore Labs.


 USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 RESEARCH AND DEVELOPMENT EXPENDITURES

   Research and development expenditures are charged to operations as incurred except for those costs relating to the design or construction of an asset having an economic useful life which are then capitalized and depreciated over the estimated life.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

   The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. Financial instruments subject to possible material market variations from the recorded book value are notes payable to related parties and advances from related parties. There are no material differences in these financial instruments from the recorded book value as of December 31, 1995.

 LOSS PER SHARE

   Loss per share is computed based on the number of shares outstanding as though the capitalization (contribution of $3,000,000 of a note payable to principal stockholder for 15,000,000 shares of the Company's common stock) of the Company had taken place January 1, 1993. Shares used to determine loss per share exclude common stock equivalents as they are antidilutive. Accordingly, loss per share is based on weighted average shares outstanding of 15,000,000 shares for each of the years ended December 31, 1993, 1994 and 1995, and the three month periods ended March 31, 1995 and 1996.

 CASH AND CASH EQUIVALENTS

   For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

                     COMMODORE APPLIED TECHNOLOGIES, INC.
                               AND SUBSIDIARIES
                        (A Development Stage Company)
          Notes to Consolidated Financial Statements  - (Continued)

(2) Significant Accounting Policies  - (Continued)

 PROPERTY AND EQUIPMENT


   Property and equipment are stated at cost. Major addition and improvements are capitalized while minor replacements, maintenance and repairs which do not increase the useful lives of the assets are expensed as incurred. Depreciation and amortization have been provided using straight-line and accelerated methods over estimated useful lives of the assets. Research equipment has been constructed by the Company and management anticipates it will be placed in service in 1996. In connection with the construction, the Company has not capitalized interest as part of the asset cost as the amount has not been material.


 PATENTS

   The Company has incurred costs associated with the obtaining of certain patents. These costs are being amortized over 17 years. Accumulated amortization was $16,100, $19,295 and $4,071 at December 31, 1994 and 1995
and March 31, 1996 (unaudited), respectively.

 INCOME TAXES

   Deferred income taxes are provided, when material, in amounts sufficient to give affect to timing differences between financial and tax reporting.

 UNAUDITED FINANCIAL INFORMATION

   The unaudited consolidated financial statements include the accounts of Commodore Applied Technologies, Inc., and subsidiaries, and include all adjustments (consisting of normal recurring items) which are, in the opinion of management, necessary to present fairly the financial position as of March 31, 1996 and the results of operations and cash flows for the three months ended March 31, 1995 and 1996 and the period January 1, 1994 (date of commencement of the development stage) to March 31, 1996. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the entire year.

 RECLASSIFICATION

   Certain balances in the 1993 and 1994 financial statements have been reclassified to conform to the 1995 presentation.

(3) MINORITY INTEREST

   Commodore Labs has two classes of preferred stock, series A and series B, and one class of common stock. During the year ended December 31, 1994, the preferred stockholders of Commodore Labs exchanged all 977 shares of their series A and 557,709 of the 577,081 shares of series B stock for 1,534,709 shares of preferred stock in Commodore. Inasmuch as all but 19,372 shares of preferred stock was converted in 1994 to preferred stock owned by Commodore only the $19,372 has been reflected as preferred stock at December 31, 1994 and 1995 and as minority interest at the time control of Commodore Labs was acquired by the Company in March 1996. The remaining $1,534,709 has been included in note payable to principal stockholder.


   No value has been assigned to the minority interest in the common stock as losses applicable to the minority interest exceeded the minority interest in the equity capital of the subsidiary. See Note (1) of Notes to Consolidated Financial Statements.


(4) ACQUISITION


   On December 22, 1993, the shareholders of Commodore Labs entered into a plan of merger with Commodore. Under terms of the agreement, Commodore acquired 90.05% of Commodore Labs outstanding common stock in exchange for 1,000,000 shares of Commodore common stock valued at $.01 per share and warrants to purchase an aggregate of 3,000,000 shares of Commodore common stock at an exercise price of $.05 per share.

                     COMMODORE APPLIED TECHNOLOGIES, INC.
                               AND SUBSIDIARIES
                        (A Development Stage Company)
          Notes to Consolidated Financial Statements  - (Continued)
(4) Acquisition  - (Continued)
   The acquisition has been accounted for as a purchase and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values on the date of acquisition (given effect as of January 1, 1994) as follows:


 Current assets
     Cash  .....................                                 $    50,070
     Accounts receivable  ......                                          51
                                                                 -------------
       Total current assets  ...                                      50,121
Property and equipment  ........                                      11,423
Intangible assets
     Patents  ..................                                      20,080
     In process technology  ....                                   2,423,662
Related party receivables  .....                                     245,109
Other assets  ..................                                       3,415
                                                                 -------------
    Total assets  ..............                                   2,753,810
Liabilities assumed  ...........                                  (1,188,624)
Preferred stock assumed  .......                                  (1,554,081)
Minority interest common stock .                                      (1,105)
                                                                 -------------
Net assets acquired  ...........                                 $    10,000
                                                                 =============

   As required by generally accepted accounting principles, the in process technology was charged against operations on the effective date of acquisition because the technological feasibility of the in process technology acquired had not yet been established and had no alternative future use.


(5) NOTE RECEIVABLE RELATED PARTY

   The Company holds a note receivable from CFC Technologies, Inc. (CFCT). The Company and CFCT have officers and shareholder in common. The note bears interest at 10% and was due on September 12, 1995. The note has a principal balance of $65,639 at December 31, 1994 and 1995. The note is secured by a technology license granted to CFCT by the Company. As of December 31, 1995, CFCT has not generated significant revenue from its technology license. With CFCT in default on the note and the lack of revenue from the CFCT license the full amount of the note and accrued interest has been reserved for at December 31, 1995.

(6) NOTES PAYABLE TO RELATED PARTIES

   Notes payable to related parties consist of amounts due to officers/shareholders for salaries bearing interest at 8% until December 22, 1993 and are non-interest bearing thereafter. The notes are due upon the Company's ability to repay the notes and they are unsecured.

(7) INCOME TAXES

   The difference between the income tax benefit at statutory rates for 1993, 1994 and 1995 and the amount presented in the financial statements is as follows:


                                                                                        Three Months
                                            Years Ended December 31,                   Ended March 31,
                                  --------------------------------------------   --------------------------
                                      1993           1994             1995           1995          1996
                                   -----------   -------------    -------------   -----------   -----------
                                                                                         (Unaudited)
Tax benefit at statutory rates .    $ 161,000     $ 1,604,000     $ 1,311,000     $ 276,000      $ 313,000
Valuation allowance  ...........     (161,000)     (1,604,000)     (1,311,000)     (276,000)      (313,000)
                                   -----------   -------------    -------------   -----------   -----------
                                    $      --     $        --     $        --     $      --      $      --
                                   ===========   =============    =============   ===========   ===========

                     COMMODORE APPLIED TECHNOLOGIES, INC.
                               AND SUBSIDIARIES
                        (A Development Stage Company)
          Notes to Consolidated Financial Statements  - (Continued)

(7) Income Taxes  - (Continued)


   Deferred tax assets are as follows:

                                            December 31,              March 31,
                                   ------------------------------    -------------
                                        1994            1995             1996
                                    -------------   -------------    -------------
                                                                     (Unaudited)
Net operating loss carryforward .    $   780,000     $ 2,057,000     $ 2,370,000
In process technology expense  ..        824,000         824,000         824,000
Allowance for loan losses  ......             --          34,000          34,000
Valuation allowance  ............     (1,604,000)     (2,915,000)     (3,228,000)
                                    -------------   -------------    -------------
     Net deferred tax asset  ....    $        --     $        --     $        --
                                    =============   =============    =============


   The Company has net operating loss carryforwards of approximately $6,970,000 which expire in the years 2000 through 2010. The amount of net operating loss carryforward that can be used in any one year will be limited by the applicable tax laws which are in effect at the time such carryforward can be utilized. The change in ownership of the Company may reduce the amount of loss allowable. A valuation allowance at December 31, 1995 of $2,915,000 has been established to offset any benefit from the net operating loss carryforward as it cannot be determined when or if the Company will be able to utilize the net operating losses.

(8) RELATED PARTY TRANSACTIONS

   The Company has a note payable to Commodore aggregating in the amount of $4,760,089, $8,925,426, and $6,904,322 as of December 31, 1994 and 1995 and
March 31, 1996 (unaudited), respectively, after reflecting the capitalization of the Company by the issuance of 15,000,000 shares of common stock through the contribution by the Company's principal stockholder of $3,000,000 of a note payable. The interest expense accrued on the notes has been included in the note payable balance at December 31, 1994 and 1995 and March 31, 1996. The note payable bears interest at 8 percent and is due on demand. Interest expense related to the note payable was $290,386, $550,542, $274,369, $58,821, $190,370, and $1,015,281 for the years ended December 31, 1993,
1994, and 1995, and the three months ended March 31, 1995 (unaudited) and 1996 (unaudited) and cumulative amounts since January 1, 1994 to March 31, 1996 (unaudited).

   As discussed in note 5, the Company holds a note receivable from CFCT. The Company and CFCT have officers and shareholders in common. In connection with this note, the Company has recorded interest income of $6,546, $6,546 and $6,528 for the years ended December 31, 1993, 1994 and 1995, respectively, and accrued interest receivable of $26,260, $32,788 and $34,442 at December 31, 1994, 1995 and March 31, 1996 (unaudited), respectively. At December 31, 1995, all amounts relating to CFCT have been fully reserved with the Company recognizing a bad debt expense of $98,427 for 1995.

   The Company had several note payable agreements with current and former officers/shareholders of the Company at December 31, 1995. Interest expense on these notes amounted to $2,386 in 1993, and at December 31, 1993, the Company had a total of $19,556 of accrued interest payable related to those notes. During 1994, the accrued interest payable was converted to notes payable pursuant to the plan of merger. The notes had a balance of $428,677 at December 31, 1994, 1995 and March 31, 1996 (unaudited).

   On September 12, 1990, the Company entered into a technology license agreement and noncompetition agreement with CFCT. The Company and CFCT have officers and shareholder in common. Under the terms of the agreement, the Company granted to CFCT a technology license for certain proprietary technologies in exchange for cash, a note receivable and a covenant not to compete for a period of two years. The agreement also provides for royalties of 3% of gross sales. The agreement expires at the discretion of CFCT or upon expiration of the patents underlying the technology. These patents expire in the year 2007. The Company has not received any royalty payments under the terms of the agreement.

   Commodore allocated certain expenses to the Company based upon the utilization of Commodore's resources. The utilization included the consideration of personnel and management's time, rent, travel, cost of

                     COMMODORE APPLIED TECHNOLOGIES, INC.
                               AND SUBSIDIARIES
                        (A Development Stage Company)
          Notes to Consolidated Financial Statements  - (Continued)

(8) Related Party Transactions  - (Continued)

borrowings, professional fees, and other expenses incurred on behalf of the Company by Commodore. Management has based the allocation of costs upon actual time of personnel and actual out of pocket costs relating to the Company and its activities. Management believes the method by which costs were allocated to the Company by Commodore is reasonable and that the allocated costs would be materially the same had the Company incurred the costs rather than Commodore. Allocated expenses included in the statement of operations for the years ended December 31, 1993, 1994 and 1995, and the three month periods ended March 31, 1995 (unaudited) and 1996 (unaudited) are approximately $260,000, $1,560,000, $1,069,000, $188,622, and $205,052,
respectively.


(9) OPERATING LEASES

   The Company has an operating lease from an unrelated third party for its laboratory space in Marengo, Ohio which expires in August 1996. Monthly lease payments are $2,500. The Company also leases office and additional laboratory space on a month to month lease in Columbus, Ohio for approximately $1,520 per month. Total lease expense for office and laboratory space was approximately $9,000, $30,000, and $50,000 for the years ended 1993, 1994, and 1995, respectively.

   The Company has entered into a noncancelable operating lease agreement with an unrelated third party for office equipment. Future maturities under the lease for the next five years are as follows:

 Year                                             Amount
 --------                                       ---------
1996 ..................................          $ 4,140
1997 ..................................            4,140
1998 ..................................            4,140
1999 ..................................            4,140
2000 ..................................            1,380
                                                 ---------
Total .................................          $17,940
                                                 =========

(10) GOING CONCERN

   The Company has sustained significant losses in 1993, 1994, and 1995. In addition, the Company has significant deficits in working capital and stockholders' equity. These factors create an uncertainty about the Company's ability to continue as a going concern. The Company has received significant advances in working capital from its majority shareholder which has allowed it to continue its operations. There can be no assurance that it will continue to receive such assistance.

   In 1996, the Company commenced drafting and preparing a Securities and Exchange Commission registration statement for a public offering of 5 million shares of its common stock and 5 million warrants. If the proposed public offering is consummated it will provide funds for continuing operations. There is no assurance that the Company will be successful in raising the needed working capital and equity through the proposed public offering. The ability of the Company to continue as a going concern is dependent on the Company obtaining external financing and attaining future profitable operations. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

(11) RECENT ACCOUNTING PRONOUNCEMENTS

   The Financial Accounting Standards Board has issued Statements of Financial Accounting Standard Statement No. 121, "Accounting for Long Lived Assets" and No. 123 "Accounting and Disclosure of Stock-Based Compensation." Statement No. 121 is effective for years beginning after December 15, 1995. The effect of adoption of Statement No. 121 will not have a material effect on the Company's financial statements. Statement No. 123 is effective for awards granted after December 31, 1994, and has required financial presentation for years beginning after December 15, 1995. The effect of adoption of Statement No. 123 is not expected to have a material effect on the Company's financial statements, as the Company has adopted only the disclosure requirements of Statement No. 123.

                     COMMODORE APPLIED TECHNOLOGIES, INC.
                               AND SUBSIDIARIES
                        (A Development Stage Company)

            Notes to Consolidated Financial Statements - (Continued)

(12) SUBSEQUENT EVENTS

PUBLIC STOCK OFFERING AND ACQUISITION OF REMAINING COMMON STOCK OF
SUBSIDIARY

   Subsequent to December 31, 1995, the Company commenced drafting and preparing a Securities and Exchange Commission registration statement for a public offering of 5 million shares of common stock and 5 million warrants. If the offering is consummated, Commodore will acquire the remaining 9.95% of Commodore Labs and CFCT owned by the minority shareholder for a purchase price of $3 million, of which $750,000 represents cash paid at closing and a $2,250,000 note payable with a portion of the interest payable quarterly and the balance along with principal payable after 10 years. Commodore will then contribute all of the outstanding common stock of Commodore Labs to the Company.

 STOCK OPTION PLAN

   On March 28, 1996, Commodore (as sole stockholder of the Company) approved the Company's 1996 Stock Option Plan, as previously adopted by the Company's Board of Directors (the "Plan"), pursuant to which officers, directors, key employees and/or consultants of the Company can receive incentive stock options and non-qualified stock options to purchase up to an aggregate of 2,000,000 shares of the Company's Common Stock (of which no more than 1,500,000 shares may be issued pursuant to non-qualified stock options). On March 29, 1996, the Company's Board of Directors awarded, under the Plan, based upon completion of the public offering non-qualified stock options to certain key executive officers and directors entitling them to purchase an aggregate of 1,150,000 shares of Common Stock, all of which provide for an exercise price of $6.00 per share, are exercisable at the rate of 20% of the number of options granted in each of calendar years 1996 through 2000, inclusive, beginning on March 31, 1996 and, unless exercised, expire on December 31, 2000 ( subject to prior termination in accordance with the applicable stock option agreements). In addition, non-qualified options to purchase an aggregate of 202,500 shares of Common Stock were awarded, based upon completion of the public offering, to members of the Board of Directors who are not employed or otherwise affiliated with the Company, all of which are exercisable at $6.00 per share, are exercisable at the rate of 33 1/3 % of the number of options granted in each of calendar years 1996 through 1998, inclusive, beginning on March 31, 1996, and, unless exercised, expire on December 31, 2000 (subject to prior termination in accordance with the applicable stock option agreements). The exercise price applicable to all outstanding stock options represent no less than 100% of the fair market value of the underlying Common Stock as of the date that such options were granted, as determined by the Board of Directors of the Company on the date that such options were granted.

 EMPLOYMENT AGREEMENTS

   Employment agreements state that, upon completion of the public offering, the Company will enter into employment agreements and assume other employment agreements from Commodore. Commitments under the existing, new and assumed employment agreements would be as follows:

                                                                   Annual
Year                                                            Compensation
 -------                                                        --------------
1996 ....................................................        $  885,000
1997 ....................................................           787,000
1998 ....................................................           252,000
1999 ....................................................           140,000
2000 ....................................................           140,000
                                                                --------------
                                                                 $2,204,000
                                                                ==============


(13) LINE OF CREDIT

   On April 5, 1996, the Company obtained a line of credit bearing interest at the prime rate (8.25% as of June 24, 1996) with a bank to borrow up to $2 million. The line of credit is due July 31, 1996, and is secured by cash collateral guaranteed by the majority stockholder of Commodore. On June 24, 1996, approximately $1,690,000 was outstanding under such line of credit.

=============================================================================
No dealer, salesperson or any other person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
                                    ------

                              TABLE OF CONTENTS

                                                                       Page
                                                                      --------
Prospectus Summary  ...............................                       3
Risk Factors  .....................................                       7
The Company  ......................................                      14
Use of Proceeds  ..................................                      15
Capitalization  ...................................                      16
Dividend Policy  ..................................                      17
Dilution  .........................................                      17
Selected Financial Data  ..........................                      18
Management's Discussion and Analysis of Financial
  Condition and Results of
  Operations ......................................                      19
Business  .........................................                      22
Management  .......................................                      35
Executive Compensation  ...........................                      38
Principal Stockholders  ...........................                      42
Certain Relationships and Related Transactions  ...                      44
Description of Securities  ........................                      46
Shares Eligible for Future Sale  ..................                      48
Underwriting  .....................................                      49
Legal Matters  ....................................                      51
Experts  ..........................................                      51
Additional Information  ...........................                      51
Index to Consolidated Financial Statements  .......                     F-1


   Until         , 1996 (25 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.
==============================================================================

==============================================================================


                              COMMODORE APPLIED
                              TECHNOLOGIES, INC.




                             5,000,000 Shares of
                                 Common Stock
                                     and
                             5,000,000 Redeemable
                            Common Stock Purchase
                                   Warrants





                                    ------
                                  Prospectus
                                    ------




                             NATIONAL SECURITIES
                                 CORPORATION



                                         , 1996




============================================================================

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the AMEX application fee.

     SEC registration fee  ...........................               $ 31,460
     NASD filing fee  ................................                  9,624
     AMEX listing fee  ...............................                 50,000
     Registrar and Transfer Agent's
        fees .........................................                  2,500
     Printing and engraving expenses                                  100,000
     Blue Sky fees and expenses  .....................                 30,000
     Legal fees and expenses  ........................                175,000
     Accountant's fees and expenses ..................                 60,000
     Miscellaneous  ..................................                 16,416
                                                                     ---------
     Total  ..........................................               $475,000
                                                                     =========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The by-laws of the registrant provide that the Company shall indemnify officers and directors to the fullest extent allowed by the Delaware General Corporation Law, as it now exists and as may be amended.

   The Underwriting Agreement between the Company and National Securities Corporation, as representative of the several Underwriters (the
"Representative"), provides for indemnification of the officers and directors of the registrant under certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   (a) In March 1996, the registrant issued 15,000,000 shares of its Common Stock to its corporate parent, Commodore Environmental Services, Inc. ("Commodore").

   In March 1996, the registrant issued to officers and directors, effective upon completion of this Offering, pursuant to the registrant's 1996 Stock Option Plan, options to purchase an aggregate of 1,352,500 shares of the registrant's Common Stock.

   (b) There were no underwriters, brokers or finders employed in connection with any of the transactions set forth in Item 15(a).

   (c) The issuances described in Item 15(a) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. In addition, certain of the issuances described in Item 15(a) were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the registrant, to information about the registrant.

   The registrant has not otherwise issued any securities exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof

                     COMMODORE APPLIED TECHNOLOGIES, INC.
                               AND SUBSIDIARIES
                        (A Development Stage Company)
          Notes to Consolidated Financial Statements  - (Continued)

(12) Subsequent Events  - (Continued)

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) Exhibits.

  Exhibit No.                                                 Description
 ---------------   -------------------------------------------------------------------------------------------------

       1.1        Form of Underwriting Agreement between the Company and National Securities Corporation, as Representative
                  of the several Underwriters listed therein (the "Representative").
       3.1        Certificate of Incorporation of the Company.
       3.2        By-Laws of the Company.
     **4.1        Specimen Common Stock Certificate.
       4.2        Form of Warrant Agreement between the Company and The Bank of New York.
       4.3        Specimen Warrant Certificate.
       4.4        Form of Representative's Warrant Agreement between the Company and the Representative, including form of Representative's Warrant therein.
       5.1        Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel as to the legality of the Securities being offered.
      10.1        Employment Agreement, dated June 1, 1995, between Commodore and Neil L. Drobny, and conditional assignment thereof by Commodore to the Company, dated March 29, 1996.
      10.2        Employment Agreement, dated August 31, 1995, between Commodore and Carl O. Magnell, and conditional assignment thereof by Commodore to the Company, dated March 29, 1996.
      10.3        Form of Employment Agreement, dated July 28, 1993, between Commodore Laboratories, Inc. ("Commodore
                  Labs") and Albert E. Abel, with conditional assignment thereof by Commodore Labs to the Company, dated
                  March 29, 1996, and form of amendment thereof to be entered into upon completion of this Offering.
      10.4        Employment Agreement, dated October 3, 1994, between Commodore and Vincent Valeri, and conditional assignment thereof by Commodore to the Company, dated March 29, 1996.
      10.5        Non-Competition, Non-Disclosure and Intellectual Property Agreement, dated March 29, 1996, between the Company and Gerry D. Getman.
      10.6        Employment Agreement, dated as of March 29, 1996, between the Company and Paul E. Hannesson.
      10.7        1996 Stock Option Plan of the Company.
      10.8        Executive Bonus Plan of the Company.
      10.9        Nationwide Permit for PCB Disposal issued by the EPA to Commodore Remediation Technologies, Inc.
      10.10       Memorandum of Understanding, dated April 9, 1996, between Teledyne Brown Engineering (a Division of
                  Teledyne Industries, Inc.) and Commodore Government Environmental Technologies, Inc.
      10.11       Memorandum of Understanding, dated March 28, 1996, between Sharp & Associates, Inc. and the Company.
      10.12       Memorandum of Understanding, dated April 12, 1996, between Sverdrup Environmental, Inc. and the Company.
      10.13       Credit Facility Agreement and Promissory Note, dated April 5, 1996, between the Company and Chemical
                  Bank, and Guaranty and General Loan and Collateral Agreement, each dated April 5, 1996, between Bentley
                  J. Blum and Chemical Bank.
      10.14       Demand Promissory Note, dated December 31, 1995, in the principal amount of $8,925,426, issued by Commodore
                  Labs to Commodore.
      10.15       Form of $4,000,000 Promissory Note to be issued by the Company to Commodore upon completion of this
                  Offering, in partial replacement of the $8,925,426 Demand Promissory Note, dated December 31, 1995, issued by Commodore Labs to Commodore.
      10.16       Bond Purchase Agreement, dated December 3, 1993, by and between Commodore and Credit Agricole Deux
                  Sevres.
      10.17       License Agreement, dated as of March 29, 1996, by and between the Company and Commodore, relating to the use of AGENT 313 in the CFC Business.


                                      II-2

                      COMMODORE APPLIED TECHNOLOGIES, INC.
                                AND SUBSIDIARIES
                          (A Development Stage Company)
            Notes to Consolidated Financial Statements - (Continued)

(12) Subsequent Events  - (Continued)


  Exhibit No.                                                 Description
 ---------------   -------------------------------------------------------------------------------------------------
      10.18       Form of Technology and Technical Services Agreement to be entered into between the Company and CFC
                  Technology, Inc.
      22.1        Subsidiaries of the Company.
    **23.1        Consent of Tanner + Co.
      23.2        Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel (included in the opinion filed as Exhibit
                  5.1).
      23.3        Consent of Kenneth L. Adelman, Ph.D.
      23.4        Consent of Herbert A. Cohen.
      23.5        Consent of David L. Mitchell.
      25.1        Power of Attorney (set forth on signature page of the Registration Statement).
      27.1        Financial Data Schedules.


- ------
Unless otherwise indicated, exhibits were previously filed.
 * To be filed by amendment.
** Filed herewith.

   (b) Financial Statement Schedules.

               SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

ITEM 17. UNDERTAKINGS.

   The undersigned registrant hereby undertakes as follows:

       (a) To file, during any period in which offers or sales are being made, a post-effective amendment(s) to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement.
       (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its coun-

                       COMMODORE APPLIED TECHNOLOGIES, INC.
                                 AND SUBSIDIARIES
                          (A Development Stage Company)

            Notes to Consolidated Financial Statements  - (Continued)

   (12) Subsequent Events  - (Continued)

   sel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
       (d) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
       (e) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


       (f) To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on June 24, 1996.


                                          COMMODORE APPLIED TECHNOLOGIES, INC.


                                          By:/s/ Paul E. Hannesson
                                             --------------------------------
                                             Paul E. Hannesson, President


Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                                Title                                             Date
 -----------------------------   --------------------------------------------                   ---------------
/s/ Bentley J. Blum*            Chairman of the Board and Director                              June 24, 1996
- ----------------------------
    Bentley J. Blum

/s/ Paul E. Hannesson           President, Chief Executive Officer and Director                 June 24, 1996
- ----------------------------    (principal executive officer)
    Paul E. Hannesson
- ----------------------------    Vice President of Finance, Secretary and Chief                  June 24, 1996

/s/ Andrew P. Oddi*             Financial Officer (principal financial and
- ----------------------------    accounting officer)
    Andrew P. Oddi

*By /s/ Paul E. Hannesson
    ------------------------
        Paul E. Hannesson
        Attorney-in-Fact



                                                             LOGO
                                                -----------------------------
                                                TANNER + Co.

                                                CERTIFIED PUBLIC ACCOUNTANTS
                                                ------------------------------

                                                675 East 500 South, Suite 640
                                                Salt Lake City, Utah 84102
                                                Telephone (801) 532-7444
                                                Fax (801) 532-4911

                                                A PROFESSIONAL CORPORATION






                         INDEPENDENT AUDITOR'S REPORT

                         ON ACCOMPANYING INFORMATION


   Our audits of the basic consolidated financial statements of Commodore Applied Technologies, Inc., and subsidiaries (a development stage company), as of December 31, 1994 and 1995, for the three years then ended, was made for the purpose of forming an opinion on these consolidated financial statements taken as a whole. The information included in Schedule II, is presented for the purpose of additional analysis, and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements, and in our opinion, is fairly presented in all material respects in relation to the basic consolidated financial statements taken as a whole.

                                          TANNER + CO.

Salt Lake City, Utah
January 19, 1996
except for notes 1, 2, 3,
7, 8 and 12, which are
dated April 8, 1996

                     COMMODORE APPLIED TECHNOLOGIES, INC.
                               AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)
               SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                                  Additions
                                                        ----------------------------
                                          Balance at      Charged to     Charged to                     Balance at
                                         Beginning of     Costs and         Other                         End of
             Description                    Period         Expenses       Accounts      Deductions        Period
 ------------------------------------   --------------   ------------    ------------   ------------   ------------
Year ended December 31, 1993:
   Allowance for loan loss
     (deducted from receivables)             $--                --           --             --                --
                                        ==============   ============    ============   ============   ============
Year ended December 31, 1994:
   Allowance for loan loss
     (deducted from receivables)             $--                --           --             --                --
                                        ==============   ============    ============   ============   ============
Year ended December 31, 1995:
   Allowance for loan loss from related
     party (deducted from receivables)       $ --           98,427           --             --            98,427
                                        ==============   ============    ============   ============   ============


Three months ended March 31, 1996
   (unaudited):
   Allowance for loan loss (deducted from
     receivables)  ..................      $98,427           1,654           --             --           100,081
                                        ==============   ============    ============   ============   ============

                                EXHIBIT INDEX

  Exhibit No.     Description                                                                                    Page
 ---------------   -----------------------------------------------------------------------------------------   --------

       1.1        Form of Underwriting Agreement between the Company and National Securities Corporation, as
                  Representative of the several Underwriters listed therein (the "Representative").
       3.1        Certificate of Incorporation of the Company.
       3.2        By-Laws of the Company.
     **4.1        Specimen Common Stock Certificate.
       4.2        Form of Warrant Agreement between the Company and The Bank of New York.
       4.3        Specimen Warrant Certificate.
       4.4        Form of Representative's Warrant Agreement between the Company and the Representative, including form of Representative's Warrant therein.
       5.1        Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel as to the legality of the Securities being offered.
      10.1        Employment Agreement, dated June 1, 1995, between Commodore and Neil L. Drobny, and conditional assignment thereof by Commodore to the Company, dated March 29, 1996.
      10.2        Employment Agreement, dated August 31, 1995, between Commodore and Carl O. Magnell, and conditional assignment thereof by Commodore to the Company, dated March 29, 1996.
      10.3        Form of Employment Agreement, dated July 28, 1993, between Commodore Laboratories, Inc. ("Commodore
                  Labs") and Albert E. Abel, with conditional assignment thereof by Commodore Labs to the Company, dated March 29, 1996, and form of amendment thereof to be entered into upon completion of this
                  Offering.
      10.4        Employment Agreement, dated October 3, 1994, between Commodore and Vincent Valeri, and conditional assignment thereof by Commodore to the Company, dated March 29, 1996.
      10.5        Non-Competition, Non-Disclosure and Intellectual Property Agreement, dated March 29, 1996, between the Company and Gerry D. Getman.
      10.6        Employment Agreement, dated as of March 29, 1996, between the Company and Paul E. Hannesson.
      10.7        1996 Stock Option Plan of the Company.
      10.8        Executive Bonus Plan of the Company.
      10.9        Nationwide Permit for PCB Disposal issued by the EPA to Commodore Remediation Technologies,
                  Inc.
      10.10       Memorandum of Understanding, dated April 9, 1996, between Teledyne Brown Engineering (a Division of Teledyne Industries, Inc.) and Commodore Government Environmental Technologies, Inc.
      10.11       Memorandum of Understanding, dated March 28, 1996, between Sharp & Associates, Inc. and the
                  Company.
      10.12       Memorandum of Understanding, dated April 12, 1996, between Sverdrup Environmental, Inc. and the Company.
      10.13       Credit Facility Agreement and Promissory Note, dated April 5, 1996, between the Company and
                  Chemical Bank, and Guaranty and General Loan and Collateral Agreement, each dated April 5,
                  1996, between Bentley J. Blum and Chemical Bank.
      10.14       Demand Promissory Note, dated December 31, 1995, in the principal amount of $8,925,426, issued by Commodore Labs to Commodore.
      10.15       Form of $4,000,000 Promissory Note to be issued by the Company to Commodore upon completion of this Offering, in partial replacement of the $8,925,426 Demand Promissory Note, dated December
                  31, 1995, issued by Commodore Labs to Commodore.
      10.16       Bond Purchase Agreement, dated December 3, 1993, by and between Commodore and Credit Agricole
                  Deux Sevres.







  Exhibit No.     Description                                                                                            Page
 ---------------   -----------------------------------------------------------------------------------------            --------
      10.17       License Agreement, dated as of March 29, 1996, by and between the Company and Commodore, relating to the use of AGENT 313 in the CFC Business.
      10.18       Form of Technology and Technical Services Agreement to be entered into between the Company and CFC Technology, Inc.
      22.1        Subsidiaries of the Company.
    **23.1        Consent of Tanner + Co.
      23.2        Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel (included in the opinion filed as Exhibit 5.1).
      23.3        Consent of Kenneth L. Adelman, Ph.D.
      23.4        Consent of Herbert A. Cohen.
      23.5        Consent of David L. Mitchell.
      25.1        Power of Attorney (set forth on signature page of the Registration Statement).
      27.1        Financial Data Schedules.


- ------
Unless otherwise indicated, exhibits were previously filed.
 * To be filed by amendment.
** Filed herewith.